Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

MONOGRAM TECHNOLOGIES INC.,

a Delaware corporation;

HONEYBADGER MERGER SUB, INC.,

a Delaware corporation; and

ZIMMER BIOMET HOLDINGS, INC.,

a Delaware corporation

Dated as of July 11, 2025

Table of Contents

Section 1 MERGER TRANSACTION

1.1	Merger of Merger Sub into the Company	3
1.2	Effect of the Merger	3
1.3	Closing; Effective Time	3
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	4
1.5	Conversion of Company Stock	4
1.6	Surrender of Certificates; Stock Transfer Books	6
1.7	Dissenters’ Rights	10
1.8	Treatment of Company Options	10
1.9	Reserved	11
1.10	Further Action	11

Section 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Due Organization; Subsidiaries, Etc.	12
2.2	Certificate of Incorporation and Bylaws	12
2.3	Capitalization, Etc.	12
2.4	SEC Filings; Financial Statements	14
2.5	Absence of Changes; No Material Adverse Effect	16
2.6	Title to Assets	16
2.7	Real Property	17
2.8	Intellectual Property	18
2.9	Contracts	24
2.10	Liabilities	27
2.11	Compliance with Legal Requirements	27
2.12	Regulatory Matters	28
2.13	Certain Business Practices	31
2.14	Governmental Authorizations	31
2.15	Tax Matters.	31
2.16	Employee Matters	33
2.17	Benefit Plans	35
2.18	Environmental Matters	37
2.19	Insurance	38
2.20	Legal Proceedings; Orders	39
2.21	Authority; Binding Nature of Agreement	39
2.22	Takeover Laws	40
2.23	Non-Contravention; Consents	40
2.24	Transactions with Affiliates	40
2.25	Opinion of Financial Advisors	41
2.26	Brokers and Other Advisors	41
2.27	Acknowledgment by Company	41

Section 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Due Organization	41
3.2	Merger Sub	41
3.3	Authority; Binding Nature of Agreement	42
3.4	Non-Contravention; Consents	42
3.5	Disclosure	43
3.6	Absence of Litigation	43
3.7	Funds	43
3.8	Ownership of Company Stock	43
3.9	Acknowledgement by Parent and Merger Sub	44
3.10	Brokers and Other Advisors	44

Section 4 CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation; Notice of Certain Events	45
4.2	Operation of the Company’s Business	46
4.3	No Solicitation	51
4.4	Preparation of Proxy Statement; Stockholder Meeting	53

Section 5 ADDITIONAL COVENANTS OF THE PARTIES

5.1	Company Board Recommendation	55
5.2	Filings, Consents and Approvals	57
5.3	Communications and Interactions with Regulatory Authorities	60
5.4	Employee Benefits	61
5.5	Indemnification of Officers and Directors	63
5.6	Additional Agreements	64
5.7	Disclosure	65
5.8	Takeover Laws	65
5.9	Section 16 Matters	65
5.10	Stock Exchange Delisting; Deregistration	66
5.11	CVR Agreement	66

Section 6 CONDITIONS PRECEDENT TO THE MERGER

6.1	Conditions to Each Party’s Obligations to Effect the Merger	66
6.2	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	67
6.3	Conditions to Obligations of the Company to Effect the Merger	68

Section 7 TERMINATION

7.1	Termination	69
7.2	Effect of Termination	71
7.3	Expenses; Termination Fees	71

Section 8 MISCELLANEOUS PROVISIONS

8.1	Amendment	73
8.2	Waiver	73
8.3	No Survival of Representations and Warranties	73
8.4	Entire Agreement; Counterparts	73
8.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	74
8.6	Assignability	76
8.7	No Third-Party Beneficiaries	76
8.8	Notices	76
8.9	Severability	77
8.10	Remedies	78
8.11	Company Disclosure Schedule	78
8.12	Construction	78

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Form of CVR Agreement

Annexes

Annex I	Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 11, 2025, by and among: (i) Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”); (ii) Honey Badger Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and (iii) Monogram Technologies Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

WHEREAS, pursuant to this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”) with the Company surviving the Merger as the surviving corporation in the Merger and as a wholly-owned Subsidiary of Parent (the “Surviving Corporation”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), each issued and outstanding share of 8.00% Series D Convertible Cumulative Preferred Stock, par value $0.001 per share, of the Company (the “Series D Preferred Stock”) and each issued and outstanding share of Series E Redeemable Perpetual Preferred Stock, par value $0.001 per share, of the Company (the “Series E Preferred Stock” and, together with the Series D Preferred Stock, the “Company Preferred Stock” and such Company Preferred Stock, together with the Company Common Stock, collectively, the “Company Stock”), in each case outstanding as of immediately prior to the Effective Time, shall be converted at the Effective Time into the right to receive (A) in the case of shares of Company Common Stock (other than (i) Excluded Shares and (ii) Dissenting Shares), an amount equal to (a) $4.04 per share of Company Common Stock (the “Cash Amount”), without interest and subject to applicable withholding Taxes, plus (b) one contractual contingent value right per share of Company Common Stock (each, a “CVR”), which shall represent the right to receive the Milestone Payments (as such term is defined in the CVR Agreement), in cash, without interest and subject to applicable withholding Taxes, on the terms and subject to the conditions set forth in this Agreement and the CVR Agreement (the Cash Amount plus the CVR, collectively, being the “Merger Consideration”), (B) in the case of shares of Series D Preferred Stock (other than (i) Excluded Shares and (ii) Dissenting Shares), an amount equal to $2.25 per share of Series D Preferred Stock, plus an amount equal to any accrued but unpaid dividends (whether or not declared) (if any), in cash, without interest and subject to applicable withholding Taxes, on the terms and subject to the conditions set forth in this Agreement (the “Series D Liquidation Preference”) or (C) in the case of shares of Series E Preferred Stock (other than (i) Excluded Shares and (ii) Dissenting Shares), an amount equal to $100 per share of Series E Preferred Stock, in cash, without interest and subject to applicable withholding Taxes, on the terms and subject to the conditions set forth in this Agreement (the “Series E Liquidation Preference”).

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has unanimously adopted resolutions (i) approving (including for the purposes of Section 203 of the DGCL) and declaring advisable this Agreement, the execution, delivery and performance hereof and the consummation of the Transactions, including the Merger, and approving the CVR Agreement and the transactions contemplated thereby, (ii) determining that the CVR Agreement, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement are advisable, fair to, and in the best interests of, the Company and the stockholders of the Company and (iii) resolving to recommend that the holders of shares of Company Common Stock approve the adoption of this Agreement (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders entitled to vote thereon at the Company Stockholders Meeting for approval of the adoption hereof;

WHEREAS, the Board of Directors of Parent has duly approved the execution, delivery and performance of this Agreement and the CVR Agreement and the consummation of the Transactions, including the Merger, and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the sole member of the Board of Directors of Merger Sub has acted by written consent (i) approving and declaring advisable this Agreement, the execution, delivery and performance hereof, (ii) resolving to submit this Agreement and the Transactions, including the Merger, to the sole stockholder of Merger Sub for approval of the adoption hereof, and (iii) resolving to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement by written consent immediately following the execution of this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the CVR Agreement and also prescribe various conditions to the Merger and the CVR Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Benjamin Sexson (“Sexson”) is delivering a waiver and release to the Company, Parent and Merger Sub with respect to certain preemptive rights granted to Sexson under that certain Employment Contract, dated April 29, 2018, between the Company and Sexson, as amended, which waiver and release shall be subject to the consummation of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (A) each Key Employee is executing (i) an employment agreement or offer letter and (ii) a restrictive covenant agreement with Parent and/or one of its Affiliates, and (B) Douglas Unis is executing a restrictive covenant agreement with Parent and/or one of its Affiliates, each of which shall become effective at the Effective Time; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain holders of shares of Company Common Stock are entering into voting and support agreements (the “Voting Agreements”) with Parent and Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

Section 1

MERGER TRANSACTION

1.1            Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation and as a wholly-owned Subsidiary of Parent.

1.2            Effect of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3            Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing between the Company and Parent (on its behalf and on behalf of Merger Sub), the consummation of the Merger (the “Closing”) shall take place by means of a virtual closing via the electronic exchange of documents and signatures by the Parties as soon as practicable (and in no event later than five (5) business days) following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver (by the Party or Parties entitled to the benefits thereof) of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions at the Closing by the Party or Parties entitled to the benefits thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, (i) the Company shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Secretary of State”) with respect to the Merger, in such form reasonably agreed upon between the Parties and as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”), and (ii) the Parties shall make all other filings, recordings or publications and take any such other actions required under the DGCL to effectuate the Merger. The Merger shall become effective upon the date and time of the filing of that Certificate of Merger with the Secretary of State or, to the extent permitted by applicable Legal Requirements, at such later date and time as is agreed upon in writing by Parent (on its behalf and on behalf of Merger Sub) and the Company prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (such date and time at which the Merger becomes effective, the “Effective Time”).

1.4            Certificate of Incorporation and Bylaws; Directors and Officers.

(a)            As of the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, Parent or Merger Sub, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a).

(b)            As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

(c)            The Parties shall take all requisite action so that, from and after the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. Prior to the Closing, the Company shall use reasonable best efforts to cause (x) each director of the Company immediately prior to the Effective Time and (y) if so requested by Parent in writing in advance of Closing, each officer of the Company immediately prior to the Effective Time, to execute and deliver a letter effectuating such director’s resignation as a member of the Board of Directors or as an officer of the Company, respectively, conditioned upon the occurrence of, and effective as of immediately prior to, the Effective Time.

1.5            Conversion of Company Stock.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)             any shares of Company Stock held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor;

(ii)            any shares of Company Stock held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor (such shares of Company Stock together with the shares of Company Stock described in the preceding clause (i), the “Excluded Shares”);

(iii)           except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 1.7) shall be automatically converted into and shall thereafter represent only the right to receive the Merger Consideration, in each case without any interest thereon and subject to any withholding of Taxes in accordance with Section 1.6(g);

(iv)           except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each share of Company Preferred Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 1.7) shall be automatically converted into and shall thereafter represent only the right to receive the Series D Liquidation Preference or Series E Liquidation Preference, as applicable, subject to any withholding of Taxes in accordance with Section 1.6(g); and

(v)            each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be automatically converted into one newly and validly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation upon consummation of the Merger.

From and after the Effective Time, all shares of Company Stock outstanding prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, the Series D Liquidation Preference or the Series E Liquidation Preference, as applicable, therefor upon the surrender of such shares of Company Stock in accordance with Section 1.6(b) or, in the case of Dissenting Shares, the rights set forth in Section 1.7.

(b)            If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amounts payable under this Agreement shall be appropriately and equitably adjusted to provide the holders of Company Stock and the holders of Company Options with the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.5(b) shall be construed to permit or require the Company to take any action that is prohibited by Section 4.2 or the other terms of this Agreement.

1.6            Surrender of Certificates; Stock Transfer Books.

(a)            Prior to the Closing Date, Parent shall (i) designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the holders of shares of Company Stock to receive the aggregate Merger Consideration, the aggregate Series D Liquidation Preference and the aggregate Series E Liquidation Preference, as applicable, to which holders of such shares of Company Stock shall become entitled pursuant to Section 1.5 and (ii) enter into an agreement with the Paying Agent, in a form reasonably acceptable to the Company (the “Paying Agent Agreement”). On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the sum of the aggregate Merger Consideration, the aggregate Series D Liquidation Preference and the aggregate Series E Liquidation Preference payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration, the aggregate Series D Liquidation Preference and the aggregate Series E Liquidation Preference, as applicable, in the Merger to the applicable holders of Company Stock, except as otherwise expressly provided for in this Agreement; provided, that any interest or other income resulting from investment of the Payment Fund that causes the Payment Fund to exceed the sum of the aggregate Merger Consideration, the aggregate Series D Liquidation Preference and the aggregate Series E Liquidation Preference payable pursuant to Section 1.5 shall be delivered to Parent by the Paying Agent in accordance with the terms of the Paying Agent Agreement. For the avoidance of doubt, Parent shall not be required to deposit any funds related to the CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Pending its disbursement in accordance with this Section 1.6, the Payment Fund shall be invested by the Paying Agent as directed by Parent in accordance with the Paying Agent Agreement; provided, that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. In the event the Payment Fund is insufficient to pay the aggregate Merger Consideration, the aggregate Series D Liquidation Preference and the aggregate Series E Liquidation Preference payable pursuant to Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Stock to receive the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, as provided herein.

(b)            As promptly as practicable after the Effective Time (but in no event later than five (5) business days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to deliver to each Person who was, immediately prior to the Effective Time, a holder of record of shares of (i) Company Stock represented by a certificate evidencing such shares of Company Stock (“Certificated Shares”) or (ii) Book-Entry Shares (other than, in each case of clause (i) and (ii), Excluded Shares or Dissenting Shares, which shall be treated in accordance with Section 1.7), which holder, in each case of (i) and (ii) was entitled to receive either the Merger Consideration, the Series D Liquidation Preference or the Series E Liquidation Preference, as applicable, pursuant to Section 1.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the stock certificates evidencing such Certificated Shares (the “Certificates”) (or affidavits of loss in lieu thereof in accordance with Section 1.6(h), if applicable) to the Paying Agent, or, with respect to Book-Entry Shares, a customary agent’s message, and (B) instructions (including the requirement for each holder of shares of Company Stock to provide IRS Form W-9 or applicable series of IRS Form W-8) for use in effecting the surrender of the Certificates and Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration payable in respect of such shares of Company Common Stock, the Series D Liquidation Preference payable in respect of such Series D Preferred Stock or the Series E Liquidation Preference payable in respect of such Series E Preferred Stock, as applicable, pursuant to Section 1.5.

(c)            Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.6(h), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the Paying Agent pursuant to the instructions, the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive, in exchange therefor, the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, for each share of Company Stock formerly represented by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares so surrendered or transferred shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Certificated Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate (or effective affidavits of loss in lieu thereof) so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other Taxes described in this Section 1.6(b) under any circumstance. Payment of the applicable Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6(c), each Certificated Share and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, as contemplated by Section 1.5 or, in the case of Dissenting Shares, the consideration contemplated by Section 1.7.

(d)            Notwithstanding the foregoing, the Persons who were, immediately prior to the Effective Time, holders of Book-Entry Shares (other than (i) Excluded Shares or (ii) Dissenting Shares, which shall be treated in accordance with Section 1.7) held, directly or indirectly, through The Depository Trust Company (“DTC”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, that such holder is entitled to receive pursuant to Section 1.5. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.5.

(e)            At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent any funds which had been made available to the Paying Agent and not claimed by or disbursed to holders of Certificated Shares or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders who have not complied with this Section 1.6 prior to such delivery shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Legal Requirement. If any Certificate or Book-Entry Share has not been surrendered prior to the date on which the Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, in respect of such Certificate shall, to the extent permitted by applicable Legal Requirement, immediately prior to such date, become the property of the Surviving Corporation, subject to the claims of any holder of shares of Company Stock entitled to payment of Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, who has not complied with this Section 1.6 prior to such date.

(f)             The Merger Consideration paid or payable in respect of shares of Company Common Stock, the Series D Liquidation Preference paid or payable in respect of shares of Series D Preferred Stock and the Series E Liquidation Preference paid or payable in respect of shares of Series E Preferred Stock, each in accordance with the terms of this Section 1, shall be deemed to be paid in full satisfaction of all ownership rights in such shares of Company Stock and, at the Effective Time, the stock transfer books of the Company with respect to the shares of Company Stock shall be closed and thereafter there shall be no further registration of transfers of shares of Company Stock that were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(g)            Each of the Company, the Surviving Corporation, Parent, Merger Sub, the Paying Agent, the Rights Agent, and each of their respective Affiliates, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the Merger Consideration (including any Milestone Payment in respect of the CVR), the Series D Liquidation Preference or the Series E Liquidation Preference, as applicable, or any other amounts payable pursuant to this Agreement or the CVR Agreement, such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes (including with respect to any amounts treated as interest under Section 483 of the Code). Except with respect to compensatory amounts, if any of the Surviving Corporation, Parent, Merger Sub, Paying Agent, Rights Agent, or their respective Affiliates determines that it is required to deduct and withhold any amount payable pursuant to this Agreement or the CVR Agreement, then it shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted and withheld and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Certificated Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger Consideration, the Series D Liquidation Preference or the Series E Liquidation Preference, as applicable, payable with respect to such Certificated Shares), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration, Series D Liquidation Preference or Series E Liquidation Preference, as applicable, to be paid in respect of the Certificated Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.7            Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, any shares of Company Stock outstanding immediately prior to the Effective Time which are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Company Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, the Series D Liquidation Preference or the Series E Liquidation Preference, as the case may be, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Company Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, the Series D Liquidation Preference or the Series E Liquidation Preference, as the case may be (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), and such Company Stock shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of (a) any demands received by the Company for appraisal of any Dissenting Shares, (b) any withdrawals of such demands and (c) any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time, along with copies of any other documents or instruments served pursuant to applicable Legal Requirements and received by the Company relating to rights of appraisal in accordance with Section 262 of the DGCL. Parent shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent, settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands, or agree or commit to do any of the foregoing. Notwithstanding the foregoing, if, after the Effective Time, any holder holding Dissenting Shares shall have failed to properly perfect or shall have effectively withdrawn, waived, or otherwise lost the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such Person is not entitled to the relief provided by Section 262 of the DGCL with respect to any Company Stock, then the right of such holder to receive those rights under Section 262 of the DGCL and to be paid the fair value of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive the applicable Merger Consideration, the Series D Liquidation Preference or the Series E Liquidation Preference, as the case may be, as provided in Section 1.5, without interest thereon and subject to any withholding of Taxes required by applicable Legal Requirements and shall not thereafter be deemed to be Dissenting Shares.

1.8            Treatment of Company Options.

(a)            At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the sum of the Cash Amount and the maximum Milestone Payments in respect of one CVR (the sum of such amounts, the “Maximum Merger Consideration,” and each such Company Option, an “In the Money Option”) shall be cancelled and converted into the right to receive, with respect to each share of Company Common Stock underlying the vested portion of such In the Money Option (determined after taking into account any vesting acceleration in connection with the Transactions) (i) a cash payment equal to the excess of (A) the Cash Amount over (B) the exercise price payable per share of Company Common Stock underlying such In the Money Option, and (ii) one CVR issued pursuant to and in accordance with the CVR Agreement; provided, however, that any such In the Money Option with a per share exercise price that is equal to or greater than the Cash Amount but less than the Maximum Merger Consideration shall be cancelled (and the holder shall not be entitled to any payment of the Cash Amount with respect thereto) and converted into the right to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company Common Stock underlying such In the Money Option, one CVR issued pursuant to and in accordance with the CVR Agreement (where the amount payable pursuant to the CVR Agreement, if any, shall be reduced by the portion of such In the Money Option’s per share exercise price that exceeds the Cash Amount).

(b)            At the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof. No Company Option shall be assumed or continued by Parent or substituted with awards with respect to shares of Parent’s common stock.

(c)            As soon as reasonably practicable after the Effective Time (but no later than the later of (i) the first regularly-scheduled payroll date after the Effective Time and (ii) ten (10) business days following the Effective Time), the Surviving Corporation or its Affiliate, as applicable, shall pay the aggregate consideration payable pursuant to Section 1.8(a)(i), less all applicable Tax withholdings and other required deductions, with respect to In the Money Options to the holders of such In the Money Options, with any such payments due to holders of In the Money Options to which the Surviving Corporation or any of its Affiliates has a Tax withholding obligation payable through an applicable payroll system. The Surviving Corporation or its Affiliate, as applicable, shall pay the aggregate consideration payable in respect of the Milestone Payments, less all applicable Tax withholdings and other required deductions, payable with respect to the CVRs issued with respect to In the Money Options to the holders of such In the Money Options in accordance with the CVR Agreement, with any such payments due to holders of In the Money Options to which the Surviving Corporation or any of its Affiliates has a Tax withholding obligation payable through an applicable payroll system. Notwithstanding anything herein to the contrary, to the extent any such payment under this Section 1.8(c) would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall instead be paid at the earliest time such payment would not cause or reasonably be expected to cause an impermissible acceleration event under Section 409A.

1.9            Reserved.

1.10          Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, it being understood that each representation and warranty contained in this Section 2 is subject to (a) exceptions and disclosures set forth in the section or subsection of Section 2 of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2; (b) any exception or disclosure set forth in any other section or subsection of Section 2 of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is relevant to qualify such section or subsection; and (c) disclosure in the Company SEC Documents filed on or after January 1, 2025 and publicly available prior to the close of business on the business day preceding the date of this Agreement (other than any general cautionary or forward-looking statements contained in the “Risk Factors” or “Forward-Looking Statements” sections of any such Company SEC Document); provided that clause (c) of this paragraph shall not apply to any of the representations and warranties set forth in Section 2.1 (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), Section 2.3 (Capitalization, Etc.), Section 2.21 (Authority; Binding Nature of Agreement), Section 2.22 (Takeover Laws), Section 2.23 (Non-Contravention; Consents), Section 2.25 (Opinion of Financial Advisors) or Section 2.26 (Brokers and Other Advisors):

2.1            Due Organization; Subsidiaries, Etc.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not, individually or in the aggregate, constitute a Material Adverse Effect.

(b)            The Company does not own and has never owned, directly or indirectly, (i)  any capital stock of, or any other equity interest of any nature in, any Entity, or (ii) any subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable for, any capital stock or other equity interests of, or any equity interest of any nature in, any Entity. The Company has not agreed and is not obligated to make, and is not bound by, any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

2.2            Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of its certificate of incorporation and bylaws, including all amendments thereto, as in effect on the date hereof.

2.3            Capitalization, Etc.

(a)             The authorized capital stock of the Company consists of: (i) 90,000,000 shares of Company Common Stock, of which 36,159,576 shares had been issued and were outstanding as of the close of business on July 10, 2025 (the “Capitalization Date”); and (ii) 60,000,000 shares of Company Preferred Stock, 54,000,000 of which were undesignated as to series, 6,000,000 shares of which are designated Series D Preferred Stock, of which 4,472,791 shares had been issued and were outstanding as of the Capitalization Date. As of the date hereof, 35,000 shares of Company Preferred Stock have been designated Series E Preferred Stock, of which 35,000 shares are issued and outstanding as of the date hereof. No shares of capital stock of the Company are held in the treasury of the Company. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. During the period between the Capitalization Date and the date hereof, other than as expressly set forth in this Section 2.3(a) as to Series E Preferred Stock, the Company has not issued any new shares of Company Stock except pursuant to the exercise of Company Options outstanding as of the Capitalization Date in accordance with their terms and, since the Capitalization Date, the Company has not issued any Company Options or other equity based awards.

(b)            (i) None of the outstanding shares of capital stock of the Company are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Company are subject to any right of first refusal in favor of the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having a right to vote on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Exchange Act. Other than the Voting Agreements, (A) the Company is not a party to any, and to the Company’s knowledge there are no, voting trusts or other Contracts with respect to the voting of any Company Stock, and (B) there are no Contracts pursuant to which any Person is entitled to elect, designate or nominate any director of the Company.

(c)            As of the close of business on the Capitalization Date: (i) 5,674,859 shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plan and (ii) 5,525,141 shares were reserved for future issuance under the Company Equity Plan. Other than as set forth in this Section 2.3(c), there are no issued, reserved for issuance, outstanding or authorized stock option, restricted stock, stock appreciation, phantom stock, stock unit, restricted stock unit, stock-based performance unit, profit participation or similar rights or equity-based awards with respect to the Company.

(d)            Section 2.3(d) of the Company Disclosure Schedule sets forth an accurate and complete list of all Persons (either by name or employee identification number) who hold outstanding Company Options as of the close of business on the Capitalization Date, indicating, with respect to each Company Option (i) the number of shares of Company Common Stock subject thereto, (ii) the date of grant, (iii) the vesting schedule, (iv) the per share exercise price, (v) the expiration date, (vi) whether such Company Option is intended to be an incentive stock option (within the meaning of Section 422 of the Code), (vii) whether such Company Option is subject to Section 409A of the Code, (viii) whether such Company Option may be early-exercised and the extent to which such Company Option has been early-exercised, and (ix) such Person’s relationship to the Company (e.g., employee, director, or consultant). As of the Effective Time, no former holder of a Company Option, will have any rights with respect to any Company Option other than the rights contemplated by Section 1.8. An accurate and complete copy of the Company Equity Plan has been provided to Parent, and all Company Options (A) have been granted pursuant to the Company Equity Plan, (B) are evidenced by award agreements in the forms that have been provided to Parent, (C) have been granted in accordance with the terms of the applicable Company Equity Plan and in compliance in all material respects with all applicable securities Legal Requirements or exemptions therefrom, and (D) have an exercise price per share (1) that was no less than the fair market value, as of the date of grant of such Company Option, per share of Company Common Stock underlying such Company Option determined in a manner consistent with Section 409A and (2) to the extent applicable, that was repriced in compliance with all applicable securities Legal Requirements or exemptions therefrom and in a manner that complies with Section 409A and, to the extent applicable, Section 424 of the Code. The terms of the Company Equity Plan or the Contracts evidencing the Company Options authorize the treatment of the Company Options contemplated by Section 1.8 without any required consent or approval of the holders of such Company Options.

(e)            Except as set forth in this Section 2.3 (including Sections 2.3(d) of the Company Disclosure Schedule), there are no: (i) outstanding shares of capital stock of or other securities of the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of capital stock, restricted stock unit, restricted stock, stock appreciation rights, phantom stock, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company, in each case other than derivative securities not issued by the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)             All outstanding shares of Company Stock have been offered and issued in compliance in all material respects with all applicable securities Legal Requirements, including the Securities Act and “blue sky” Legal Requirements.

2.4            SEC Filings; Financial Statements.

(a)             Since May 17, 2023, the Company has filed with or furnished to (as applicable) the SEC on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since May 17, 2023, no principal executive officer or principal financial officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meaning given to such term in Rule 13a-15 of the Exchange Act.

(b)            The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not individually or in the aggregate material). No financial statements of any other Person are required by GAAP to be included in the financial statements of the Company.

(c)             The Company maintains, and at all times since May 17, 2023 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15 or 15d-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has evaluated the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since May 17, 2023, neither the Company nor, to the Company’s knowledge, the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation of the foregoing.

(d)            The Company maintains, and at all times since May 17, 2023 has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e)            Since May 17, 2023, the Company has not received any material complaint, allegation, assertion or claim (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(f)             The Company is not a party to, and does not have any obligation or other commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand) or (ii) any “off-balance sheet arrangements” (as described in Item 303 of Regulation S-K under the Exchange Act).

(g)            As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. None of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

2.5            Absence of Changes; No Material Adverse Effect. Except for any action required or prohibited to be taken by the Company (x) at the written request of Parent or Merger Sub, or with Parent’s written consent or (y) as required or permitted by the terms of this Agreement, from January 1, 2025 through the date of this Agreement:

(a)            except in connection with the execution and performance of this Agreement and the Transactions, and the discussions, negotiations and activities related to this Agreement and the Transactions, or other potential strategic transactions, the Company has operated in all material respects in the ordinary course of business consistent with past practice;

(b)            there has not occurred any Effect that constitutes, individually or in the aggregate, a Material Adverse Effect; and

(c)            the Company has not taken any action that, if taken during the Pre-Closing Period, would require Parent’s consent pursuant to Section 4.2.

2.6            Title to Assets. The Company has good and valid title to all assets (excluding Intellectual Property Rights which are addressed by Section 2.8) described in the Company SEC Documents as being owned or purported to be owned by it as of the date of this Agreement that are material to and otherwise necessary for the conduct of the business of the Company, including all such assets (other than capitalized or operating leases) reflected on the Company’s unaudited consolidated balance sheet as of March 31, 2025 included in the most recent Quarterly Report on Form 10-Q filed by the Company with the SEC prior to the date of this Agreement, and all such assets are owned by the Company free and clear of any Encumbrances other than Permitted Encumbrances.

2.7            Real Property.

(a)            The Company does not own any real property and has never owned any real property.

(b)            The Company holds valid and existing leasehold interests in the real property that is leased or subleased by the Company from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Since January 1, 2022 (the “Applicable Date”), the Company has not received any written notice regarding any (x) material violation or breach or default by the Company under any lease related to the Leased Real Property that has not since been cured; (y) pending or threatened condemnation of any portion of the Leased Real Property; or (z) building, fire or zoning code violation with respect to the Leased Real Property that has not since been cured. None of the Leased Real Property is subleased.

(c)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, all buildings, structures, fixtures and other improvements located on the Leased Real Property (i) are in good operating condition and repair (subject to ordinary wear and tear), and, to the knowledge of the Company, are free of any material defect, (ii) are adequate for use in the ordinary course of business consistent with past practice of the Company and (iii) to the knowledge of the Company, do not materially encroach on any real property (that is not part of the Leased Real Property which it is on) and, to the knowledge of the Company, there are no buildings or improvements that encroach onto the Leased Real Property that materially impair the ability to use any such Leased Real Property in the ordinary course of business consistent with past practice of the Company.

(d)            Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Leased Real Property has adequate rights of way and access to water, sanitary sewer and storm drain facilities and all other public utilities necessary for the current use and occupancy of the Company, (ii)  the Company has not received any written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for the Leased Real Property and (iii) the Leased Real Property has access to public roads, streets or the like or, to the knowledge of the Company, valid perpetual easements over private streets, roads or other private property for such ingress to and egress from the Leased Real Property.

2.8            Intellectual Property.

(a)            Section 2.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list that identifies the following for each item of Company IP that is Registered IP, as applicable: (i) the name of the record owner (and any other Person that has an ownership interest in such asset and the nature of such ownership interest); (ii) the jurisdiction of application or registration; and (iii) the application, serial, or registration number and the application or registration date. Each item of Company IP that is Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company has provided to Parent complete and accurate copies of all material applications, correspondence, and other material documents related to each item of Company IP that is Registered IP. No interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened in writing against the Company, in which the scope, validity, enforceability, priority, inventorship or ownership of any Registered IP owned by or exclusively licensed to the Company is being contested or challenged. Each item of Company IP that is Registered IP is in compliance in all material respects with all Legal Requirements relating to registrations, filings, payments (including maintenance fees), maintenance, and renewal that are or have been required to be paid, made, or taken with the relevant Governmental Body or registrar in the U.S. or non-U.S. jurisdictions at the relevant stage of registration or prosecution, as the case may be. All application, filing, registration, issuance, renewal and maintenance fees due for each item of Company IP owned or purported to be owned by the Company that is material to the businesses of the Company in the ordinary course of business consistent with past practice and is Registered IP having a final due date on or before the date hereof have been paid in full or taken by the applicable deadline and are current.

(b)            The Company is the sole and exclusive owner of all right, title and interest in and to all material Company IP owned or purported to be owned by the Company, free and clear of all Encumbrances, other than Permitted Encumbrances, and has a license or other rights, pursuant to enforceable agreements, to use and otherwise exploit all other Intellectual Property and Intellectual Property Rights used or otherwise exploited by, or necessary for, the Company or any of its businesses as presently conducted by the Company (including each Company Product presently in existence), in the manner used or otherwise exploited by, or necessary for, the Company or its businesses as presently conducted by the Company (including each Company Product presently in existence). Following the Closing, the Company will continue to own, or have a valid license or other rights to use and otherwise exploit all Intellectual Property and Intellectual Property Rights used or otherwise exploited by, or necessary for, the Company or any of its businesses as presently conducted by the Company (including each Company Product presently in existence), in the manner used or otherwise exploited by, or necessary for, the Company or any of its businesses (including each Company Product presently in existence) as presently conducted by the Company. Except for the material Intellectual Property and Intellectual Property Rights licensed to the Company and set forth in Section 2.8(b) of the Company Disclosure Schedule, the Company is the sole and exclusive owner of all right, title and interest in and to all material Intellectual Property and Intellectual Property Rights incorporated or embodied in each Company Product; provided, that the foregoing is not, and shall not be construed as, a representation or warranty regarding infringement, misappropriation, dilution, or other violation or unlawful use of any Intellectual Property or Intellectual Property Rights owned by any other Person (directly, contributorily, by inducement or otherwise).

(c)            No Company Associate owns or has any valid claim, right (whether or not currently exercisable) or interest to or in any Intellectual Property or Intellectual Property Rights which would otherwise be considered Company IP owned or purported to be owned by the Company, and each Company Associate who is or was involved in the creation or development of any material Intellectual Property or material Intellectual Property Rights or any Company Product in the course of the Company Associate’s work for the Company has entered into a valid and enforceable written agreement containing a present-tense assignment of all right, title, and interest in such Intellectual Property and Intellectual Property Rights to the Company and confidentiality provisions protecting the Trade Secrets of the Company, and there is no material breach under any such agreement by the Company or, to the knowledge of the Company, by any other party to any such agreement. To the knowledge of the Company, no Company Associate is (a) bound by or otherwise subject to any Contract restricting them from performing their duties for the Company or (b) in material breach of any Contract with any former employer or other Person concerning Intellectual Property or Intellectual Property Rights or confidentiality due to their activities as an officer, director, employee, contractor, or consultant of the Company.

(d)            Except to the extent set forth in Section 2.8(d) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Intellectual Property or material Intellectual Property Rights that is, or would otherwise constitute, Company IP owned or purported to be owned by the Company or, to the knowledge of the Company, material Company IP or other Intellectual Property or Intellectual Property Rights licensed to the Company, except for any such funding or use of facilities or personnel that does not result in (i) such Governmental Body or institution obtaining (A) ownership or other similar rights to such material Company IP, Intellectual Property, or Intellectual Property Rights, (B) license rights, pricing rights, or access rights to such Company IP, or (C) march-in rights or rights to share in revenue associated with such Company IP, or (ii) any obligation or requirement that any product incorporating or embodying such Company IP be manufactured in the U.S. or other specific jurisdiction or any right of any such Governmental Body or institution to direct manufacturing of any such product or require that any such product be manufactured in the U.S. or other specific jurisdiction. No Company Associate has, to the knowledge of the Company, performed services for a Governmental Body or university, college, research institute or other educational institution related to the business of the Company during which time such Company Associate was also performing services for the Company.

(e)            The Company is taking and has taken reasonable steps, including reasonable security measures and other steps, to secure and maintain the confidentiality of, and otherwise protect and enforce its rights in, all material Trade Secrets held by the Company.

(f)             Section 2.8(f) of the Company Disclosure Schedule sets forth each Contract pursuant to which the Company has obtained a license under, in, or to, or has been granted a covenant not to sue under, immunity from suit with respect to or other equivalent right, title, or interest in, to, or under (whether or not currently exercisable and including a right to receive a license), or any embodiment of, any material Intellectual Property or material Intellectual Property Right (each an “In-bound License”) or has granted a license or covenant not to sue, immunity from suit or other equivalent right, title, or interest (whether or not currently exercisable and including a right to receive a license) in, to, or under, or any embodiment of, any material Intellectual Property or material Intellectual Property Right owned or purported to be owned by, or licensed to, the Company (each an “Out-bound License”); provided, that In-bound Licenses shall not include licenses to the Company of “off-the-shelf” third-party Software (including a Software tool or library) that is licensed to the Company on generally available, standard commercial terms, is not distributed or made available by the Company, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any Company Product, and is not otherwise material to the business of the Company and where such material or related Intellectual Property or Intellectual Property Right is not distributed or made available by the Company.

(g)            None of the Company, the operation of the Company’s business as currently conducted by the Company, the Company Products, or the presently contemplated commercialization of the Company Products has infringed, misappropriated, diluted, or otherwise violated or made unlawful use of, or does infringe, misappropriate, dilute, or otherwise violate or make unlawful use of, any Intellectual Property or Intellectual Property Rights owned by any other Person (directly, contributorily, by inducement or otherwise). No Legal Proceeding is pending or has been served or, to the knowledge of the Company, has been threatened against the Company relating to any actual, alleged or suspected infringement, misappropriation, dilution, or other violation of or unlawful use of any Intellectual Property or Intellectual Property Rights of another Person. Since the Applicable Date, the Company has not received any written notice or other written communication relating to requests for indemnification (including to defend or hold harmless), reimbursement, threats, or any actual, alleged or suspected infringement, misappropriation, dilution, or other violation or unlawful use of any Intellectual Property or Intellectual Property Right of another Person by the Company.

(h)            To the knowledge of the Company, no Person is currently infringing, misappropriating, diluting, or otherwise violating or making unlawful use of in any material respect, or has infringed, misappropriated, diluted, or otherwise violated or made unlawful use of in any material respect, any Company IP owned or purported to be owned by the Company. No Legal Proceeding is pending or threatened in writing by the Company relating to any actual, alleged or suspected material infringement, misappropriation, dilution, or other violation or unlawful use of any material Company IP.

(i)             None of the Company IP owned or purported to be owned by the Company, and, to the knowledge of the Company, no other Company IP, is subject to any pending or outstanding injunction, directive, order, judgment, settlement, consent ruling or other disposition of dispute that adversely restricts the use, transfer or licensing of any such Company IP by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company IP.

(j)             Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a consent is required to avoid any of the following): breach, loss or impairment of, violation of, default under, alteration in, forfeiture of, termination of, Encumbrance on, grant, assignment, or transfer of, license or other right or interest under, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Company IP owned or purported to be owned by the Company or any other material Intellectual Property or Intellectual Property Rights used by or necessary for the Company in its business, where, in each case, such use or necessity is determined in the ordinary course of business as presently conducted by the Company.

(k)            To the knowledge of the Company: (i) the Company IT Assets perform in a manner that permits the Company to conduct its business as currently conducted; and (ii) the Company has taken commercially reasonable actions (taking into account the nature, scale and resources of the Company), consistent with generally accepted industry standards and applicable Privacy and Security Requirements, to protect the confidentiality, integrity and security of the Company IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, incident response and notification procedures, and business continuity procedures. To the knowledge of the Company, since the Applicable Date, there has been no material failure, breakdown, unauthorized use, access or security breach, or material interruption, modification, loss or material corruption of any Company IT Assets (or any data or other information or transactions stored or contained therein or processed or transmitted thereby).

(l)             The Company has not (i) sold, assigned or otherwise transferred any ownership interest in, (ii) abandoned, canceled, or allowed to lapse, except to the extent the Company has exercised reasonable discretion to do so in the normal conduct of its business, (iii) exclusively licensed, or (iv) pledged, encumbered or otherwise subjected to any Encumbrance (other than, in the case of this clause (iv), any Permitted Encumbrance) any material Intellectual Property or material Intellectual Property Rights in or pertaining to any of the Company Products.

(m)           Since the Applicable Date, the Company: (i) is not and has not been a member or promoter of, made any submission or contribution to, nor subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person, as a result of which the Company is or would be obligated to grant or offer a license or other right or immunity in, to, or under any material Company IP, or the ownership or control by the Company of any material Company IP is or would be impaired; and (ii) has not received a request in writing from any Person for any license or other right or immunity in, to, or under any material Company IP in connection with the activities of or any participation in or with any such Person. No Company IP is subject to any FRAND, RAND, compulsory licensing, or similar commitment that would require the grant of any license or right or immunity by the Company to any Person or otherwise limit the Company’s control of any material Company IP.

(n)            The Company is complying, and at all times since the Applicable Date has complied in all material respects, with the applicable requirements of the licenses for any Open Source Software incorporated into, linked with, or distributed or made available with any Software included in the Company IP and the Company is not required (including by obligation of contract or license condition) to provide any source code of Software included in the Company IP (other than the third-party Open Source Software itself) to any party pursuant to any of the licenses for Open Source Software or as a result of using, modifying, creating a derivative work of, or distributing any Open Source Software.

(o)            None of the Software owned or purported to be owned by the Company (collectively, “Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “malware,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging, destroying, encrypting, or denying access to any data or file without the user’s consent.

(p)            To the knowledge of the Company, all Company Software is operational and fit for its intended use and conforms in all material respects with its documentation. To the knowledge of the Company, none of the Company Software: (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. The Company has made available to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software.

(q)            The source code for all Company Software has been documented in a manner that is reasonably sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for the Company Software has been delivered, licensed or made available (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or making available of any source code for any Company Software) to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company subject to a binding, written agreement imposing on such Person confidentiality and non-use obligations with respect to such source code in favor of the Company and that prohibits disclosure outside the Company or any use other than for the conduct of the business of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any source code for the Company Software to any escrow agent or other Person.

(r)             The Company adheres to policies and procedures that are compliant with Legal Requirements and industry standards applicable to the development, training, fine-tuning, validation, testing, improvement, use, and deployment of AI Systems by and for the Company, and the Company has at all times complied with all such Legal Requirements, policies, and procedures. The Company has at all times complied with all applicable Contracts (including website terms of use), consents, and Legal Requirements when collecting, using, and processing Training Data and has had legally enforceable and sufficient rights to collect, use, and process Training Data in the manner collected, used, and processed by or for the Company to develop, train, fine-tune, validate, test, improve, use, and deploy each AI System. The Company is not the subject of any complaint, claim, audit, investigation, proceeding, or litigation (or the subject of a request for information or testimony from regulators or legislators) regarding any AI System or Training Data. The Company is the sole and exclusive owner of each material output generated by or for the Company using any AI System and of all material results of development, training, fine-tuning, validation, testing, improvement, use, and deployment of AI Systems conducted by or for the Company and all Intellectual Property Rights in each of the foregoing. Except for training, fine-tuning, and iterating AI models, the Company has not used any AI System to create or invent any material Intellectual Property.

(s)             The Company has established and implemented organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are commercially reasonable (taking into account the nature, scale and resources of the Company) and consistent in all material respects with all (i) Data Privacy Laws, (ii) generally accepted industry standards, (iii) internal and publicly available written privacy policies and notices of the Company relating to Personal Information, (iv) Contract obligations of the Company relating to the collection, Processing, disclosure and storage of Personal Information, and (v) written consents and authorizations pursuant to which Personal Information was disclosed to the Company (the foregoing clauses (i) through (v), collectively, the “Privacy and Security Requirements”). The Company has maintained lawful bases, authorizations, rights, consents, data processing agreements, business associate agreements, registrations, and data transfer agreements that are required under Data Privacy Law to receive, access, use and disclose Personal Information in the Company’s possession or under its control in connection with the operation of the business of the Company.

(t)             The Company is, and since the Applicable Date has been, in compliance, in all material respects, with applicable Privacy and Security Requirements.

(u)            Since the Applicable Date, to the Company’s knowledge, the Company has not directly or indirectly engaged in, facilitated, or permitted any bulk transfer of sensitive personal data or human genomic data to any person or Entity that is (A) located in, organized under the laws of, or owned or controlled by a person or entity in a country of concern as defined under 15 C.F.R. Part 7,or (B) subject to the jurisdiction of a “country of concern” as designated under Executive Order 14117 and related regulations issued by the U.S. Department of Justice, including the rule published at 88 Fed. Reg. 10690 (Feb. 16, 2024).

(v)            Since the Applicable Date, the Company has not been given notice of, or been charged with, any material violation of any applicable Privacy and Security Requirement. Since the Applicable Date, the Company has not experienced any material security breach or cybersecurity event, including any material theft, loss, or unauthorized access, acquisition, use, or disclosure of Personal Information owned, transmitted, used, stored, received, or controlled by or on behalf of the Company.

(w)            The (i) collection, storage, Processing, transfer, sharing and destruction of Personal Information in connection with the Transactions, and (ii) execution, delivery and performance of this Agreement and the Transactions complies in all material respects with each of the Company’s applicable privacy notices and policies and with all applicable Data Privacy Laws.

2.9            Contracts.

(a)            Section 2.9(a) of the Company Disclosure Schedule identifies each Contract to which the Company is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement and identifies, with respect to each Material Contract, the clause of this Section 2.9(a) to which it applies. For purposes of this Agreement, each of the following constitutes a “Material Contract”:

(i)             any Contract that is a settlement, conciliation or similar agreement between the Company and any Governmental Body and pursuant to which (A) the Company will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on the Company’s conduct;

(ii)            any Contract between the Company and any third Person (A) limiting the freedom or right of the Company (or which, following consummation of the Merger, would limit or purport to limit the freedom or right of the Surviving Corporation, Parent or any of their respective Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company, or (C) containing exclusivity obligations or otherwise limiting the freedom or right of the Company to sell, distribute or manufacture any products or services or any Technology or other assets to or for any other Person;

(iii)           any Contract (excluding any Employee Plan) that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration (A) to the Company in an amount having an expected value in excess of $250,000 in any fiscal year ending on or after December 31, 2025 or (B) by the Company in an amount having an expected value in excess of $250,000 in any fiscal year ending on or after December 31, 2025, in each case (clauses (A) and (B)), (x) which cannot be cancelled by the Company without penalty or further payment without more than ninety (90) days’ notice and (y) excluding commercially available off-the-shelf Software licenses;

(iv)           any Contract (A) relating to Indebtedness of the Company having an outstanding or committed amount in excess of $150,000 or (B) relating to any swap, forward, futures or other similar derivative transaction;

(v)            any Contract pursuant to which the Company has continuing obligations (A) for the disposition of any assets or business of the Company or (B) for the acquisition of any assets or business of any third Person (whether by merger, sale of stock or assets or otherwise) with a fair market value in excess of $500,000, in each case (clauses (A) or (B)), that contains continuing indemnities or other material obligations;

(vi)           any Contract constituting a joint venture, collaboration, partnership or similar profit or revenue sharing arrangement;

(vii)          any Contract that by its express terms requires the Company, or any successor to, or acquirer of, the Company, to (A) make any payment to another Person as a result of a change of control of the Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment or (B) pay severance or termination pay, retention, Tax gross-up, transaction-based or similar compensation or benefits (including any accelerated rights to payment, funding or vesting in connection with the Transactions, whether alone or upon the occurrence or existence of any additional or subsequent event or circumstance) to any Company Associate;

(viii)         any Collective Bargaining Agreement;

(ix)            any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or the issuance of any guaranty by the Company;

(x)            any (A) In-bound License and (B) Out-bound License;

(xi)           any Government Contract;

(xii)          distribution, wholesale or third-party logistics Contract, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on the Company Products;

(xiii)        any Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of the Company Products, which, if terminated or not renewed, would reasonably be expected to have a material and adverse effect on the Company Products;

(xiv)         any Contract for the lease or sublease of any real property;

(xv)          any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xvi)         any Contract that (A) contains a standstill or similar provision that restricts the Company (or that, following consummation of the Merger, would restrict or purport to restrict Parent or any of its Affiliates) from acquiring assets or securities of any Person, or (B) contains a “non-solicitation,” “no hire” or similar provision that restricts the Company (or that, following consummation of the Merger, would restrict or purport to restrict Parent or any of its Affiliates) from soliciting, hiring, engaging, retaining or employing any Person (as an employee, independent contractor or otherwise), except for any such provision in any confidentiality agreement entered into by the Company in the ordinary course of business;

(xvii)       any Contract providing for the Company’s employment or engagement of any Person on a full-time, part-time, consulting or other basis, the performance of which would reasonably be expected to involve payment of total compensation in excess of $150,000 during any fiscal year ending on or after December 31, 2025 or which involves service as an executive officer or director regardless of compensation level;

(xviii)       any Contract granting or governing material Tax incentives, including payroll Tax credits, property Tax reductions or other Tax incentives or Tax holidays;

(xix)          (1) any Contract pursuant to which the Company has continuing obligations in excess of $100,000 involving (A) milestones or similar payments calculated based upon any revenues or income or any “earn out” or other contingent payment, including upon the achievement of development, regulatory, or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or operational milestones (including the placement of Company Products) or (2) any Contract with provisions that, if triggered, would require the Company to pay, make or commit to any of the foregoing (regardless of whether such have actually been triggered); and

(xx)           any Contract (A) with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of shares of Company Stock or, to the knowledge of the Company, any Affiliate or immediate family member of any of the foregoing or (B) to the knowledge of the Company, in which any of the foregoing Persons has a direct or indirect financial interest in excess of $120,000 in any fiscal year.

(b)            As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate, unredacted and complete copy of each Material Contract. The Company and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract. Neither the Company nor, to the knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Material Contract. Neither the Company nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Company and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since the Applicable Date, the Company (i) has not received or delivered any written notice, or to the knowledge of the Company, any oral notice, regarding any material violation or breach or material default under any Material Contract that has not since been cured, and (ii) has not waived in writing any material rights under any Material Contract which rights would otherwise be continuing past the date hereof. As of the date hereof, the Company does not have any pending material dispute with any Material Contract Counterparty. Since the Applicable Date, the Company has not received any written notice or, to the knowledge of the Company, other communication from, any Material Contract Counterparty to the effect that such Material Contract Counterparty will likely not continue as a supplier or licensor (or other applicable role under such Material Contract) of the Company or to the effect that such Material Contract Counterparty intends to terminate or materially modify any existing Contract with the Company in any manner adverse to the Company, including by reducing the scale of the business conducted with or by increasing the amounts charged to, the Company.

2.10          Liabilities. The Company does not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto except for: (a) liabilities specifically reflected, reserved against or otherwise included or disclosed in the financial statements (or the notes thereto) of the Company as of December 31, 2024 included in the Company SEC Documents; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations under Contracts binding upon the Company (other than resulting from a breach by the Company thereof) delivered or made available to Parent prior to the date of this Agreement; (d) liabilities incurred in the ordinary course of business since December 31, 2024 (none of which is a liability for a breach of contract, breach of warranty, tort, infringement, violation of Legal Requirement, or that relates to any Legal Proceeding); and (e) liabilities that would not have, individually or in the aggregate, a Material Adverse Effect.

2.11          Compliance with Legal Requirements.

(a)            The Company is, and since the Applicable Date has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(b)            Since the Applicable Date, (i) the Company has not received any written notice or any other communications from any Governmental Body that (A) alleges any violation or noncompliance (or reflects that the Company is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Legal Requirement, or (B) threatens any fine, assessment, enforcement action, or cease and desist order, or the suspension, revocation or limitation or restriction of any Governmental Authorization held by the Company; and (ii) the Company has not entered into any agreement or settlement with any Governmental Body with respect to any alleged noncompliance with, or violation of, any applicable Legal Requirement.

(c)            The Company does not produce, design, test, manufacture, fabricate or develop a “critical technology,” as that term is defined in 31 C.F.R. Section 800.215.

(d)            Since April 24, 2019, the Company has been in compliance with all applicable Global Trade Laws. The Company is not, and no director, officer or employee of the Company is, a Sanctioned Person or is acting on behalf of a Sanctioned Person. To the knowledge of the Company, no agent or third party acting on behalf of the Company is a Sanctioned Person or is acting on behalf of a Sanctioned Person. Since April 24, 2019, the Company has not knowingly done business, directly or indirectly, with a Sanctioned Person or any Sanctioned Territory. Since April 24, 2019, the Company has not had any direct or indirect transactions with or engaged in an activity involving a benefit provided by the Company to or received by the Company from Russia, Belarus, or the Crimea and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, including from (i) the territory of, (ii) Persons located in, or (iii) Persons incorporated, headquartered, or whose principal place of business is in those jurisdictions or regions. Since April 24, 2019, the Company has not (A) exported, reexported or transferred any items in violation of the EAR; or (B) received from any Governmental Body any notice or been subject to an investigation or made any disclosure to a Governmental Body, in either case, concerning any actual or potential violations concerning applicable Global Trade Laws.

2.12         Regulatory Matters.

(a)            The Company is, and since the Applicable Date has been, in compliance in all material respects with all Health Care Laws, in each case as applicable to the Company’s operation of its business. Since the Applicable Date, neither the Company, nor, to the knowledge of the Company, any third parties that have performed or are performing any development, collaboration, manufacturing, testing, quality control, batch release, distribution or shipment activities on behalf of the Company or with respect to a Company Product, including any contract manufacturing organization, CRO, Clinical Trial site or investigator, while acting in such capacity (each, a “Collaboration Partner”) (i) has been subject to any enforcement, regulatory or administrative proceedings alleging material non-compliance with any Health Care Laws; (ii) has received any notice or communication alleging material noncompliance with any applicable Legal Requirement or Regulation and/or threatening any such enforcement, regulatory or administrative proceeding; or (iii) has been issued a FDA Form 483, Warning Letter, notice of violation of Health Care Laws, or similar correspondence from any Governmental Body that remains unresolved. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, Warning Letter, proceeding or request for information pending against the Company or, to the Company’s knowledge, its Collaboration Partners, or any manager, director, or officer of Company. To the Company’s knowledge, there is no act, omission, event, or circumstance that has occurred since the Applicable Date which would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, Warning Letter, proceeding or written request for information or any such material liability. Since the Applicable Date, there has not been any material violation of any Health Care Law by the Company or, to the Company’s knowledge, the Collaboration Partners in their product development efforts, submissions, record keeping and reports to the FDA that would reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action. There are no civil or criminal proceedings pending and served against the Company or, to the Company’s knowledge, the Collaboration Partners or, to the Company’s knowledge, any Company or Collaboration Partner employee, which involve a matter within or related to the FDA’s jurisdiction and related to the Company or the Company’s Products.

(b)            Each Company Product that is manufactured, tested, distributed and/or marketed by the Company, is being manufactured, tested, distributed and/or marketed by the Company in material compliance with applicable Health Care Laws, including those relating to: Good Manufacturing Practices; regulatory approvals or clearances to market medical devices in the United States; investigational studies; labeling; advertising and promotion; record keeping; training; and filing of reports to FDA, including reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806.

(c)            As of the date of this Agreement, the Company has not commercially launched any FDA Cleared Company Product. No Company Product manufactured by the Company is under consideration by the Company for recall, withdrawal, suspension, seizure or discontinuance, or, since the Applicable Date, has been subject to a recall, product advisory notice, withdraw, suspension, seizure or discontinuance (other than for commercial or other business reasons) by the Company or a Collaboration Partner (whether voluntarily or otherwise). No legal proceeding in the United States that seeks the recall, withdrawal, suspension, seizure or discontinuance of any Company Product is pending and served against the Company. To the Company’s knowledge there are no pending or completed FDA proceedings against the Company seeking the recall, withdrawal, suspension or seizure of any Company Product, nor commencing or threatening to initiate any action to enjoin the production of any medical device produced at any facility where a Company Product is manufactured, tested or packaged.

(d)            Since the Applicable Date, the Company has held all material Regulatory Permits required for its business as then-conducted, and each material Regulatory Permit required to be held by the Company for its business as currently conducted is valid and in full force and effect. The Company is in compliance in all material respects with the terms and requirements of such material Regulatory Permits. Since the Applicable Date, no material deficiencies have been asserted in writing by any applicable Governmental Body with respect to any material Regulatory Permits of the Company. The Company has not received written notice that any material Regulatory Permit will not or is likely not to be issued. To the knowledge of the Company, no suspension, revocation, cancellation or withdrawal of any Regulatory Permit is threatened.

(e)            All preclinical and clinical investigations, studies, or trials (“Clinical Trials”) sponsored or conducted by or, to the knowledge of the Company, on behalf of the Company have been and are being conducted in material compliance with applicable Health Care Laws and Data Privacy Laws. The Company has not, nor to the Company’s knowledge has any of its Collaboration Partners or other Persons acting directly on the Company’s behalf, received any written notice or other written correspondence from the FDA or any other Governmental Body performing functions similar to those performed by the FDA with respect to any ongoing Clinical Trial requiring or recommending a clinical hold, or the termination, suspension or material modification of any such Clinical Trials.

(f)             The Company has filed with the FDA, or any other Governmental Body performing functions similar to those performed by the FDA, all material filings, declarations, listings, registrations, reports or submissions, including establishment registrations, adverse event reports, required under applicable Health Care Laws, including any required material updates, corrections or modifications to each of the foregoing. All such filings, were in material compliance with applicable Health Care Laws when filed, and no material deficiencies have been asserted in writing against the Company by any applicable Governmental Body with respect thereto.

(g)            The Company and, to the Company’s knowledge, the Collaboration Partners have been, since the Applicable Date, in compliance in all material respects with, and, solely to the extent applicable at the Company’s current stage of development, each Company Product regulated as a medical device that is currently commercialized in the U.S. is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, processed, and marketed in compliance in all material respects with, the Quality System Regulation set forth in 21 C.F.R. Part 820 and other applicable FDA regulations.

(h)            Neither the Company, nor, to the knowledge of the Company, any Collaboration Partner or other Person acting directly on the Company’s behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or for any Governmental Body to invoke a similar policy that may be applicable in another jurisdiction to the Company, in each case (clauses (i) – (iii)), related to the Company or the Company’s Products. The Company is not the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy.

(i)             All of the Company’s Products which are FDA-regulated are and have been labeled, and, to the extent applicable, promoted, and advertised in accordance, in all material respects, with their 510(k) clearance or other applicable regulatory status.

(j)             No article of any Company Product is, to the extent applicable to such Company Product after taking into account such Company Product’s current stage of development, (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Requirement) in any material respect (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Requirement) in any material respect, or (iii) in material violation of 21 U.S.C. § 360 or § 360e (or similar Legal Requirement), including the rules and regulations promulgated thereunder. Since the Applicable Date, the Company has not received any written notice from a Governmental Body that any of the Company’s products are misbranded or adulterated.

(k)            The development of all Company Products, as well as all studies (human or animal), tests including bench and/or cadaver testing, preclinical development, and Clinical Trials, if any, conducted by, with the permission of, at the direction of, or on behalf of the Company are and have been conducted in all material respects consistent with: (a) experimental protocols, procedures and controls pursuant to generally accepted professional and scientific standards for medical devices, components, parts, or other similar products or product candidates comparable to those developed, under development, and/or promoted, marketed, or sold by the Company and (b) all applicable Legal Requirements related to the regulation of the Company and those conducting any and all development, testing, or studies with the permission of, for, at the direction of, and/or on the Company’s behalf including, as applicable, the FDCA and 21 C.F.R. parts 11, 50, 54, 56, 58, and 812. All material written descriptions of, protocols for, and data and other results of any active studies, tests, development, and trials conducted by, with the permission of, at the direction of, or on behalf of the Company, to the extent within the Company’s possession, have been furnished or made available to Parent and are accurate and complete in all material respects. To the Company’s knowledge, there are no studies, tests, developments, or trials the results of which reasonably call into question the results of the studies, tests, developments and trials conducted by, with the permission of, for, at the direction of, and/or on behalf of the Company.

(l)              Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and, to the knowledge of the Company, their Collaboration Partners, or other Persons acting directly on their behalf have prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all internal or third-party audits, inspections, investigations or examinations of the Company Products or the Company’s business.

(m)           Neither the Company, nor, to the Company’s knowledge, any Collaboration Partner, director, manager, member, officer, employee or agent of the Company:

(i)             has been convicted of or charged with any violation of any Health Care Laws;

(ii)            has been convicted of or charged with any violation of any Legal Requirement related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances; or

(iii)           is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any federal health care program as defined in 42 U.S.C. § 1320a-7b(f); or has engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. Section 335a or any similar requirement under applicable Legal Requirements or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar requirement under applicable Legal Requirements; or has been excluded, suspended or otherwise declared ineligible for U.S. and non-U.S. federal, state, provincial or other healthcare program participation, including without limitation persons identified on the General Services Administration’s List of Parties Excluded from Governmental Programs or the Department of Health & Human Service’s Office of Inspector General’s List of Excluded Individuals/Entities.

2.13          Certain Business Practices. Neither the Company nor any of its directors, officers, employees, or, to the knowledge of the Company, any other Representatives (in each case, acting in the capacity of a Representative of the Company) has, since January 1, 2020, (i) used any funds (whether of the Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses, (ii) made or offered to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (iii) accepted any unlawful payments, or (iv) violated any applicable provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect. Since the Applicable Date, the Company has not received any written communication from a Governmental Body that alleges or gives notice of any of the foregoing. To the knowledge of the Company, there is no audit or investigation, by or before any Governmental Body (including receipt of any subpoena) related to any actual, alleged or potential violation of any Anti-Corruption Law.

2.14          Governmental Authorizations. The Company holds all material Governmental Authorizations necessary for the Company to conduct its business in the manner in which such business is currently being conducted. The material Governmental Authorizations held by the Company are valid and in full force and effect in all material respects. The Company is in compliance in all material respects with the material terms and requirements of such Governmental Authorizations.

2.15          Tax Matters.

(a)            (i) The Company has timely filed all income and other material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all material Taxes due and owing by it (whether or not shown as due on such Tax Returns).

(b)            The Company is not subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings that are pending against the Company in respect of any material Taxes. No Governmental Body has, in writing, asserted or threatened to assert any deficiency with respect to material Taxes or any adjustment to material Taxes against the Company. No jurisdiction (whether within or without the United States) in which the Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company may be required to file such Tax Return or pay such type of Tax in such jurisdiction. The Company does not have, and has never had, a permanent establishment (within the meaning of the Code or applicable Tax treaty) or other fixed place of business in a country other than the country of its formation.

(c)            No extension or waiver of the statute of limitations period applicable to any filing of any income or other material Tax Returns or with respect to any assessment or deficiency for material Taxes of the Company has been granted and is currently in effect other than automatic extensions or automatic waivers obtained in the ordinary course of business that do not require the consent of the relevant Governmental Body.

(d)            The Company has withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder, and has timely remitted such amounts to the appropriate Governmental Body.

(e)            Adequate reserves have been established on the Company’s financial statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company for taxable periods or portions thereof ending on or before the date of the most recent financial statements of the Company. All Taxes of the Company incurred through the date of the most recent financial statements of the Company do not exceed Taxes accrued on such financial statements, and all Taxes of the Company accrued following the end of the most recent period covered by the most recent financial statements of the Company have been accrued in the ordinary course of business.

(f)             The Company (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) that files a consolidated federal income Tax Return, and (ii) does not have any material liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise (other than pursuant to commercial agreements not primarily related to Taxes and entered into in the ordinary course of business).

(g)            During the three (3)-year period ending on the date of this Agreement, the Company has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock intended to qualify as a transaction in which Section 355 or Section 361 of the Code applies.

(h)            The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable provision of state, local or non-U.S. law.

(i)             The Company will not be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale, intercompany transaction or open transaction disposition made prior to the Closing, or any “excess loss account” within the meaning of the regulations under Section 1502 of the Code (or any analogous or similar provision of state, local or non-U.S. Tax law) existing as of immediately prior to the Closing, or (iv) prepaid amount or deferred revenue received on or prior to the Closing Date.

(j)             The Company has not made an election under Section 965(h) of the Code.

(k)            The Company is not a party to, nor bound by, nor does it have any obligation under, any Tax allocation, sharing or indemnity or similar agreement other than any commercial agreement not primarily related to Taxes and entered into in the ordinary course of business.

(l)             There are no material Encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than for Taxes not yet due and payable.

(m)           The Company has not filed (or has had filed on its behalf) a request for (i) private letter ruling, (ii) technical advice, or (iii) change of any method of accounting, in each case, with any Governmental Body that relates to Taxes or Tax Returns of the Company that would have a continuing effect after the Closing.

(n)            The Company has not entered into any closing agreement within the meaning of Section 7121 of the Code (or a comparable or similar provision of state, local or non-U.S. law) with any Governmental Body that would be binding and result in a Tax liability for any Tax period (or portion thereof) ending after the Closing Date.

2.16          Employee Matters.

(a)            The Company has made available to Parent a list of each employee of the Company as of the date hereof, which accurately sets forth such employee’s (i) date of hire; (ii) position; (iii) current annual base salary or hourly wage; (iv) work location; (v) status as a full-time or part-time employee; (vi) classification as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Legal Requirements; (vii) status as a temporary or permanent employee; (viii) status as a regular or leased employee; (ix) status as an active or inactive employee and, if such employee is inactive, the date of commencement of leave and expected return date; (x) current annual or other periodic cash incentive opportunity; (xi) any other compensation payable to such employee; and (xii) the value of such employee’s accrued vacation time and sick leave or other paid time off. As of the date hereof, the Company has no employees based outside of the United States. All current employees of the Company are lawfully authorized to work in the jurisdiction in which they are employed or engaged by the Company, and the Company is in compliance, in all material respects, with and has complied, in all material respects, with all applicable U.S. immigration laws with respect to current employees of the Company, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(b)            The Company has made available to Parent a list of all Individual Independent Contractors of the Company as of the date hereof. The engagement of each current Individual Independent Contractor of the Company is subject to termination for any reason upon not more than thirty (30) days’ prior written notice without penalty or liability.

(c)            The Company is not, nor at any time has been, a party to or bound by, nor has it negotiated or engaged in negotiations of, any Collective Bargaining Agreement, and no current or former employees of the Company are or have been represented by any labor union or other labor organization or works council with respect to their employment with the Company. The Company does not have, and has never had, any duty to bargain with any labor organization or works council. To the knowledge of the Company, there have never been any activities or proceedings of any labor union to organize any employee of the Company. No labor dispute, strike or work stoppage against the Company is now pending or, to the knowledge of the Company, is now threatened that would reasonably be expected to interfere with the business activities of the Company. There is no unfair labor practice charge or complaint presently pending or, to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or any equivalent state or local Governmental Body.

(d)            The Company is, and at all times since the Applicable Date has been, in compliance in all material respects with all applicable Legal Requirements governing the employment of labor, including Legal Requirements relating to employment practices, wages, compensation and benefits, hours, classification of employees and independent contractors, overtime and overtime payment, working during rest days, meal and rest breaks, social benefits contributions, severance pay, equal employment opportunity, affirmative action, collective bargaining, discrimination, harassment, retaliation, civil rights, disability rights or benefits, terms and conditions of employment, immigration, safety and health, hiring, promotions, plant closings, and termination of service, severance, gratuity, pay transparency and disclosures, pay equity, privacy, leaves of absence, paid sick leave, unemployment insurance, child labor, whistleblowing, pension insurance, medical insurance, work-related-injury insurance, maternity insurance, contributions to the public housing fund, the withholding and payment of social security and other Taxes (collectively, the “Employment Laws”), such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the National Labor Relations Act of 1935, Section 503 of the Rehabilitation Act and the Vietnam Era Veterans Readjustment Assistance Act and any other federal, state or local laws, executive orders, regulations or ordinances governing affirmative action, EEO-1 and VETS-4212 reporting obligations, and the Immigration and Nationality Act and other similar Legal Requirements of the jurisdictions in which the Company is qualified or does business.

(e)            There are no, nor have there been at any time since the Applicable Date any, Legal Proceedings pending or, to the knowledge of the Company, threatened involving non-compliance with Employment Laws. The Company is not, nor at any time since the Applicable Date has been, a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to Employment Laws.

(f)             Except as would not have a Material Adverse Effect, the Company is, and has been at all times since the Applicable Date, in compliance with the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.) and corresponding state law (collectively “WARN”). The Company does not have any plans to undertake any action that would trigger WARN.

(g)            To the knowledge of the Company, no Company Associate is in violation, in any material respect, of any Contract relating to non-disclosure, confidentiality, non-competition, or non-solicitation with a former employer or service recipient relating to the right of any such Company Associate to be employed by or provide services to the Company. To the knowledge of the Company, no former Company Associate is in violation of any Contract with the Company relating to non-disclosure, confidentiality, non-competition, or non-solicitation.

(h)            Since the Applicable Date, (i) no allegation, complaint, charge, or claim, whether formal or, to the knowledge of the Company, informal, of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination or similar behavior (a “Misconduct Allegation”) has been made against any Person who is or was an officer, director or other managerial employee of the Company in such Person’s capacity as such, and (ii) the Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Misconduct Allegation against the Company, or any Person who is or was an officer, director or other managerial employee of the Company.

(i)             All current employees of the Company are employed on an at will basis. All Company Associates are, and have been since the Applicable Date, properly classified as an employee or independent contractor under all applicable Legal Requirements, and the Company has not received any written or oral notice from any Person disputing such classification.

2.17         Benefit Plans.

(a)             Section 2.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Employee Plans (other than equity grant notices with respect to awards disclosed on Section 2.3(d) of the Company Disclosure Schedule and that do not deviate from the forms delivered or made available to Parent). To the extent applicable, the Company has either delivered or made available to Parent, prior to the execution of this Agreement, with respect to each Employee Plan, accurate and complete copies of: the following in existence as of the date hereof: (A) all current plan documents and all amendments thereto, and all current, related trust, insurance, annuity or other funding documents, and in the case of unwritten Employee Plans, written descriptions thereof, (B) the annual actuarial valuation, if any, and the annual reports (Form Series 5500 and all schedules and financial statements attached thereto), in each case for each of the last three complete plan years, (C) all material correspondence to or from the IRS, the United States Department of Labor or any other Governmental Body with respect to an Employee Plan, (D) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor, or any other Governmental Body, (E) nondiscrimination and coverage testing results for each of the three most recent plan years, and (F) the most recent summary plan descriptions and any material modifications thereto.

(b)            Neither the Company nor any ERISA Affiliate sponsors, contributes to or is required to contribute or has ever sponsored, maintained, contributed to, been required to contribute to, or otherwise has incurred or may incur any liability (contingent or otherwise) with respect to, (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA, or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Controlled Group Liability that has not been paid in full, nor to the knowledge of the Company, do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability becoming a liability of Parent or Merger Sub or any of their respective Affiliates. No Employee Plan holds or invests in any “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA.

(c)            Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or is entitled to rely upon a favorable opinion letter issued by the IRS. No such determination letter or opinion letter has been revoked, and, to the Company’s knowledge, no Governmental Body has threatened to revoke any such determination or opinion letter. Each such Employee Plan has timely adopted all currently effective amendments to the Code, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to affect the qualified status of any such Employee Plan.

(d)            Each Employee Plan has at all times been established, operated and funded in compliance, in all material respects, with its terms and all applicable Legal Requirements, including ERISA and the Code.

(e)            There are no pending or, to the Company’s knowledge, threatened claims (other than routine claims for benefits) or Legal Proceedings, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or Legal Proceeding, against the Employee Plans, any fiduciaries or any service provider thereof or the assets of any related trusts. No Employee Plan is under audit or, to the Company’s knowledge, the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Body, nor is any such audit or investigation pending against the Company or, to the knowledge of the Company, threatened. Neither the Company, any Employee Plan, nor, to the Company’s knowledge, any Company Associate is or would reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)            Each Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies both in form and operation with the requirements of Section 409A of the Code in all material respects.

(g)           All contributions, premiums, and payments required to be made or paid with respect to any Employee Plan by applicable Legal Requirements have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company in accordance with GAAP.

(h)           Neither the Company, any ERISA Affiliate nor any Employee Plan has any current or future obligation to provide post-employment health or welfare benefits to or to make any payment in lieu thereof to, or with respect to, any Company Associate or other service provider of the Company (or any of their eligible dependents or beneficiaries), other than (i) required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement) and (ii) where the full cost of which is borne by the recipient (or any of their eligible dependents or beneficiaries).

(i)             Except as provided in Section 1.8, the consummation of the Transactions (whether alone or upon the occurrence or existence of any addition or subsequent event) will not (i) entitle any Company Associate or other service provider of the Company to severance pay, unemployment compensation or any other material payment under any Employee Plan or otherwise by the Company, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any Company Associate or other service provider of the Company under any Employee Plan or otherwise by the Company, (iii) directly or indirectly cause the Company to transfer or set aside any material assets to fund any payments or benefits under any Employee Plan, (iv) result in any limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust, or (v) result in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            The Company is not a party to, and is not otherwise obligated under, any Contract or Employee Plan that provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code (or any corresponding provisions of state or local Legal Requirement), or otherwise.

(k)            No Employee Plan is subject to the Legal Requirements of a jurisdiction other than the United States (whether or not United States Legal Requirements also apply) or covers Company Associates or other service providers of the Company working primarily outside the United States.

2.18        Environmental Matters.

(a)            (i) The Company is and since the Applicable Date has been in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Authorizations issued or required under Environmental Laws for the operation of the Company’s business (“Environmental Permits”), all of which Environmental Permits are valid and in full force and effect in all material respects, and (ii) there is no Legal Proceeding pending or, to the knowledge of the Company, threatened, to revoke, materially modify, suspend or terminate any such Environmental Permit.

(b)           There is, and since the Applicable Date (or earlier for any unresolved matters) there has been, no Legal Proceeding relating to any Environmental Law or Hazardous Materials pending or, to the knowledge of the Company, threatened against the Company or in respect of any Leased Real Property or any real property formerly leased, owned or operated by the Company, except as would not, individually or in the aggregate, be material to the Company.

(c)           Since the Applicable Date through the date of this Agreement, except as would not be, individually or in the aggregate, material to the Company, the Company has not received any written information request from a Governmental Body, or any written notice, report, or other information, or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of the Company, in each case relating to Environmental Laws or Hazardous Materials.

(d)           (i) There have been no Releases on, at, under or from any property or facility, including the Leased Real Property, by the Company or, to the knowledge of the Company, any other Person, that would reasonably be expected to result in any material claim against or material liability of the Company under any Environmental Law or relating to Hazardous Materials, and (ii) the Company has not arranged, by Contract or otherwise, for the transportation, treatment or disposal of Hazardous Materials at any location that would reasonably be expected to result in any material claim against or material liability of the Company under any Environmental Law.

(e)           The Company has not assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.

(f)            The Company has made available to Parent accurate and complete copies of all material written environmental site assessments, Environmental Permits issued to the Company, audits, and any other material documents, in each case that relate to the Company’s compliance with Environmental Laws since the Applicable Date or to the environmental condition of the Leased Real Property, in each case to the extent they are in the possession or control of the Company.

2.19        Insurance. The Company has delivered or made available to Parent accurate, unredacted and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company. The Company maintains insurance coverage in such amounts and covering such risks as are consistent, in all material respects, with normal industry practice for companies of similar size and stage of development and that operate similar businesses and engage in similar activities as the Company. To the knowledge of the Company, all such insurance policies held by the Company are in full force and effect. With respect to any such insurance policies, no notice of termination, cancellation, non-renewal or material modification has been received (other than a notice in connection with ordinary renewals), all premiums due and payable thereon have been paid in accordance with the terms of such policies and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date hereof, (a) to the knowledge of the Company, no insurer under any such insurance policy held by the Company has been declared insolvent or placed in receivership, conservatorship or liquidation and (b) there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, in each case (clauses (a) and (b)), except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company.

2.20        Legal Proceedings; Orders.

(a)           There are no Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened) against the Company or, to the knowledge of the Company, against any present or former officer, director or employee of the Company in such individual’s capacity as such, in each case, except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(b)           There is no material order, writ, injunction or judgment to which the Company is subject.

(c)           To the knowledge of the Company, no material investigation or review by any Governmental Body with respect to the Company is pending or is being threatened.

2.21        Authority; Binding Nature of Agreement.

(a)           The Company has all necessary corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Transactions, including the Merger, subject to the adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). The Company has taken all corporate action necessary, and no other corporate actions or proceedings on the part of the Company or vote of the Company’s stockholders is necessary to adopt this Agreement and approve the Merger and the Transactions, other than the Company Stockholder Approval.

(b)           The Board of Directors (at a meeting duly called and held) has unanimously adopted resolutions (i) approving (including for the purposes of Section 203 of the DGCL) and declaring advisable this Agreement, the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, and approving the CVR Agreement and the transactions contemplated thereby, (ii) determining that the terms of this Agreement, the CVR Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the stockholders of the Company, (iii) resolving to make the Company Board Recommendation and direct that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for approval of the adoption of this Agreement, which resolutions of the Board of Directors have not been rescinded, modified or withdrawn in any way.

(c)           This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

2.22        Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.8, the Board of Directors has taken all actions to exempt this Agreement, the Merger, and the other transactions contemplated by this Agreement from the requirements or restrictions on business combinations contained in Section 203 of the DGCL and any other applicable Takeover Law. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound, and no anti-takeover provision in the certificate of incorporation or bylaws of the Company is, or at the Effective Time will be, applicable in a manner that will prevent the consummation of the Merger or any of the other Transactions.

2.23        Non-Contravention; Consents.

(a)            Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company will not: (i) violate or constitute a violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (ii) violate or constitute a violation by the Company of any Legal Requirement or order applicable to the Company, or to which the Company is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any obligation to make (or right to receive or elect to receive) any payment or to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which the Company is entitled under any Material Contract; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of the Company; except, in the case of clauses (iii) and (iv), as would not have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except for the (i) filing of the Certificate of Merger with the Secretary of State, (ii) compliance with the applicable requirements of (A) the Exchange Act (including the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), (B) the DGCL, (C) the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and (D) the applicable rules and regulations of the SEC or Nasdaq, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

2.24        Transactions with Affiliates. There are no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, in each case during the 12 months preceding the date of this Agreement that would be required to be disclosed under Item 404(a) of Regulation S-K.

2.25        Opinion of Financial Advisors. The Board of Directors (in such capacity) has received the written opinion (or an oral opinion to be confirmed in writing) of Wells Fargo Securities, LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in such opinion therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than Excluded Shares or Dissenting Shares, as provided in such opinion) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of the written opinion as soon as possible following the date of this Agreement.

2.26        Brokers and Other Advisors. Except for the Company Financial Advisor, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. Section 2.26 of the Company Disclosure Schedule sets forth the aggregate amount of fees and commissions that are or would be payable to the Company Financial Advisor in connection with the Transactions (assuming the capitalization of the Company at the Closing is as set forth in Section 2.3).

2.27        Acknowledgment by Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties of Parent and Merger Sub set forth in Section 3. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

Section 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1          Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except where any such failure would not have, individually or in the aggregate, a Parent Material Adverse Effect.

3.2          Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than as contemplated by this Agreement in connection with the Transactions and those incident to Merger Sub’s formation and initial capitalization. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Permitted Encumbrances.

3.3          Authority; Binding Nature of Agreement. Parent and Merger Sub each have all requisite corporate power and authority to execute and deliver and perform their respective obligations under this Agreement (and with respect to Parent, the CVR Agreement) and to consummate the Transactions, subject to adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (“Merger Sub Sole Stockholder Approval”). The boards of directors of each of Parent and Merger Sub have approved and declared advisable the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement (and with respect to Parent, the CVR Agreement) and the consummation of the Transactions, including the Merger, subject to the Merger Sub Sole Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub and is enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. The CVR Agreement, when executed and delivered by Parent, will be a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.

3.4          Non-Contravention; Consents.

(a)           Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, the execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any material Contract, except in the case of clauses (ii) and (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL or as may be required by (i) the Exchange Act, (ii) state Takeover Laws, (iii) the DGCL, (iv) the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and (v) the applicable rules and regulations of the SEC and Nasdaq, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement or the CVR Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s or the Merger Sub’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the Transactions (except in the case of Merger Sub the Merger Sub Sole Stockholder Approval).

3.5          Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Proxy Statement will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company to Parent or Merger Sub or any of their respective Representatives on behalf of the Company specifically for inclusion therein.

3.6          Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served (or, to the knowledge of Parent, pending and not served or threatened) against Parent or Merger Sub, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

3.7          Funds. Parent has, and as of the Effective Time will have, through cash, marketable investments and existing credit facilities (and will make available to Merger Sub in a timely manner) immediately available funds in cash in an amount sufficient to carry out all of Parent’s and Merger Sub’s obligations under this Agreement and to consummate the Transactions, including immediately available funds sufficient to deposit the Payment Fund with the Paying Agent on the Closing Date, to pay consideration payable to holders of Company Options following the Effective Time pursuant to Section 1.8(a) and to pay any and all amounts, as and when due, pursuant to the CVR Agreement.

3.8          Ownership of Company Stock. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates directly or indirectly beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Stock any shares of Company Stock other than shares beneficially owned through mutual funds or benefit or pension plans. As of the date hereof, neither Parent nor Merger Sub is, or has been at any time during the period commencing three years prior to the date hereof, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

3.9          Acknowledgement by Parent and Merger Sub.

(a)            Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company set forth in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b)           In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and agree that Parent and Merger Sub will have no claim against the Company, or any of its Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in this Agreement.

3.10        Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.

Section 4

CERTAIN COVENANTS OF THE COMPANY

4.1          Access and Investigation; Notice of Certain Events.

(a)            During the period from the execution and delivery of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the Representatives of the Company to, provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s designated Representatives and to the Company’s properties and assets, and to all existing books, records, documents and information relating to the Company, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company and such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request, in each case for any reasonable business purpose related to the consummation of the Merger and the other Transactions and the planning and preparation by Parent for the integration of the Company into the operations of Parent; provided, however, that any such access to the Company’s assets and personnel shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to interfere unreasonably with the normal business or operations of the Company and shall not include invasive testing without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing herein shall require the Company to disclose any information to Parent or any of Parent’s Representatives if such disclosure would, in the Company’s reasonable discretion (after consultation with outside counsel) and after notice to Parent (A) jeopardize any attorney-client or other legal privilege (so long as the Company has used its commercially reasonable efforts to cooperate with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (B) contravene any applicable Legal Requirement or Contract (so long as the Company has reasonably cooperated with Parent and used their commercially reasonable efforts to permit disclosure to the extent permitted by Legal Requirements or the contractual counterparties or, if permitted by Legal Requirements or the contractual counterparty, make appropriate substitute arrangements, e.g., through the use of customary “clean room” arrangements pursuant to which certain Representatives of Parent could be provided access to such information); or (C) pertain to Legal Proceedings in which the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties. Notwithstanding the foregoing, nothing in this Section 4.1 shall require the Company to disclose any information to Parent or Parent’s Representatives to the extent such information relates to the applicable portions of the minutes of the meetings of the Board of Directors or any committee thereof (including any presentations or other materials prepared by or for the Board of Directors or such committee thereof) in which the Board of Directors or committee thereof discussed (x) the Transactions, (y) any Acquisition Proposal (whether made or received before or after the execution of this Agreement) or (z) a Company Adverse Change Recommendation; provided, that upon Parent’s request in accordance with this Section 4.1, the Company shall disclose versions of such minutes, presentations or other materials to Parent and its Representatives in which such information is redacted. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall cause its Affiliates and shall instruct Parent’s and such Affiliates’ respective Representatives to comply with, all of the obligations under the Mutual Confidential Information Disclosure Agreement, dated May 9, 2024, between the Company and Zimmer Inc., a direct Subsidiary of Parent (as amended, the “Confidentiality Agreement”).

(b)           Subject to applicable Legal Requirements, during the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) any notice or other communication received by the Company from any Governmental Body in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions; or (ii) any Legal Proceeding commenced or, to the Company’s knowledge, threatened in writing, against the Company or any of its Subsidiaries or otherwise relating to, involving or affecting the Company or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction. The Company shall (i) give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions and shall keep Parent reasonably and promptly informed of the status of and any material developments with respect to any such litigation (whether or not Parent exercises its right to participate in the defense of such litigation), (ii) give Parent the right to review and comment on all material filings or responses made by the Company in connection with any such litigation and (iii) not settle or provide any payment or other compensation with respect to any stockholder demand or litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(c)            During the Pre-Closing Period, without limiting the Company’s obligations under Section 4.4, the Company shall use its commercially reasonable efforts to properly prepare and timely file any filings or reports required under the Exchange Act (collectively, the “Other Filings”). To the extent permitted by Legal Requirements, the Company shall promptly furnish Parent a copy of each report, schedule and other document filed or submitted by it pursuant to federal or state securities Legal Requirements and shall promptly notify Parent of the receipt of any comments on any of the Other Filings by the SEC, and the Company shall supply Parent with copies of all correspondence between it and each of its Representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to any of the Other Filings, except, in each case, that confidential competitively sensitive business information may be redacted from such exchanges. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Other Filings and any other report, schedule or other document filed or submitted by it pursuant to federal or state securities Legal Requirements prior to filing such documents with the SEC or other applicable Governmental Body and a reasonable opportunity to review and comment on all responses to requests for additional information or other correspondence with the SEC or its staff or other applicable Governmental Body and shall give due consideration, in good faith, to including any comments on each such document or response or correspondence that are reasonably proposed by Parent.

(d)           No investigation, disclosure or notice pursuant to this Section 4.1 or Section 5.2 shall affect or be deemed to (i) qualify, modify or limit, or cure the breach of, any representation or warranty made by the Company in this Agreement, (ii) affect any condition to the obligations of the Parties or (iii) otherwise limit or affect the remedies available hereunder to any Party.

4.2          Operation of the Company’s Business. During the Pre-Closing Period, except (x) as required or expressly permitted under this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) as set forth in Section 4.2 of the Company Disclosure Schedule:

(a)           the Company shall use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice and in compliance with applicable Legal Requirements, (ii) preserve intact its material assets (including Technology and Company IP), Material Contracts, material permits, material licenses and the material components of its current business organization, (iii) keep available the services of its current Company Associates (other than any terminations for cause or voluntary resignations) and (iv) maintain present business relationships with material customers, material licensors, material suppliers, material lessors, Governmental Bodies and others having material business dealings with the Company; provided, however, that no action by the Company with respect to matters specifically addressed by Section 4.2(b) shall be deemed to be a breach of this Section 4.2(a) unless such action would constitute a breach of Section 4.2(b); and

(b)           the Company shall not, directly or indirectly:

(i)         (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or otherwise) in respect of any shares of its capital stock or other equity or voting interests (including Company Stock) or enter into any Contract with respect to the voting of its securities, or (B) repurchase, redeem or otherwise reacquire any Company Stock, or any rights, warrants or options to acquire any Company Stock, other than: (1) repurchases of shares of Company Stock outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof that have been made available to Parent) to purchase shares of Company Stock held by a Company Associate upon termination of such Person’s employment or engagement by the Company; (2) repurchases or forfeitures of Company Options (or, in each case, shares of Company Common Stock issued upon the exercise thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option (as in effect as of the date hereof) between the Company and a Company Associate or member of the Board of Directors upon termination of such Person’s employment or engagement by the Company; or (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options pursuant to the terms thereof (as in effect as of the date hereof);

(ii)        split, combine, subdivide or reclassify any shares of its capital stock (including Company Stock) or other equity interests;

(iii)       sell, issue, grant, deliver, pledge, transfer, encumber, dispose of, or otherwise divest or authorize the sale, issuance, grant, delivery, pledge, transfer, Encumbrance disposal or divestiture of (A) any capital stock, equity interest or other security of the Company, (B) any option, call option, warrant, restricted securities or other right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that (1) the Company may issue shares of Company Common Stock as required to be issued upon the exercise of Company Options outstanding as of the date of this Agreement pursuant to the terms thereof (as in effect as of the date hereof), and (2) the Company may take such actions as are necessary to effect the treatment of the Company Options pursuant to Section 1.8);

(iv)      except as set forth in Section 1.8 or as required under any Employee Plan as in effect on the date of this Agreement and listed on Section 2.17(a) of the Company Disclosure Schedule, (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), including any employment, severance, change in control, retention or other agreement, (B) amend or waive any of their rights under, or accelerate the payment, vesting, or funding under, any provision of any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), including any Company Options; (C) grant, provide, promise, amend or increase for any Company Associate any compensation, bonuses, severance, retention, Company Options, other equity or equity-based awards, or other payments or benefits (including any Tax gross-up); (D) hire any Person for employment or engage any Person to be a consultant with the Company; (E) terminate the employment or services of any Company Associate (other than for cause) or change the terms of employment or services of any Company Associate such as to create good reason for such individual to resign; or (F) forgive any loans or other amounts payable to the Company by any Company Associate;

(v)        amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)       form any Subsidiary, acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any equity interest in, or any business (or any division thereof) or material assets of, any other Entity or enter into any joint venture, collaboration, partnership, limited liability company or similar profit-sharing arrangement;

(vii)       make or authorize any capital expenditure other than capital expenditures in the ordinary course of business consistent with past practice that do not exceed $50,000 individually or $200,000 in the aggregate in any calendar year;

(viii)     acquire, lease, sublease, license (in or out), sublicense(in or out), pledge, encumber, sell or otherwise dispose of, divest or spin-off, abandon, surrender, cancel, waive, relinquish, covenant not to assert, or permit to lapse or expire (other than any Patent expiring at the end of its statutory term and not capable of being extended), transfer, assign or subject to any Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property or Governmental Authorization, except, in each case (A) pursuant to any Contracts in effect as of the date of this Agreement which have been made available to Parent, (B) purchases of raw materials and other supplies in the ordinary course of business, (C) pursuant to dispositions of obsolete, surplus or worn out assets (but excluding Intellectual Property Rights) that are no longer useful in the conduct of the business of the Company, or (D) capital expenditures permitted by clause (vii) of this Section 4.2(b);

(ix)       lend money or make capital contributions or advances to or make investments in, any Person, or incur, assume, guarantee, endorse or otherwise become responsible for any Indebtedness for borrowed money (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto and (B) advances of expenses as required under the Company’s certificate of incorporation or bylaws or any indemnification agreement with the Company’s directors or officers, a form of which has been made available to Parent);

(x)        enter into any swap or hedging transaction or other derivative agreements;

(xi)       (A) amend, modify, restate or supplement in any material respect or voluntarily terminate (other than the expiration or non-renewal of Contracts in accordance with their terms), or waive, assign or release any material rights or claims under, any Material Contract (or any Contract which if entered into prior to the date hereof would have been a Material Contract), or (B) except in the ordinary course of business, enter into any Contract which if entered into prior to the date hereof would have been a Material Contract;

(xii)      except any Contracts between the Company, on the one hand, and the Parent or any of its Affiliates, on the other hand (including any Contracts contemplated by this Agreement and any Contracts to effectuate the Merger or any other Transactions) enter into any agreement, arrangement or commitment that purports to bind or restrict Parent or any of its Affiliates, other than, following the Effective Time, the Surviving Corporation and its Subsidiaries;

(xiii)     (A) make any change to any accounting method or accounting period used for Tax purposes; (B) make, rescind or change any material Tax election; (C) file an amended income or other material Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund; (F) waive or extend the statute of limitations with respect to any income or other material Tax or Tax Return, other than automatic extension to file a Tax Return obtained in the ordinary course of business consistent with past practice not requiring the consent of the relevant Governmental Body; (G) request any private letter, technical advice or similar Tax ruling from any Governmental Body with respect to Taxes; (H) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Legal Requirement) with respect to Taxes; (I) fail to timely file any income or other material Tax Return required to be filed or fail to timely pay any Tax that is due or payable or (J) enter into any Tax allocation, indemnity or sharing agreement (other than any commercial agreement entered into in the ordinary course of business consistent with past practice and not relating primarily to Taxes);

(xiv)     except with respect to any Legal Proceeding with Parent relating to a breach of this Agreement or any other agreements contemplated hereby, settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than a settlement, release, waiver or compromise that (A) results solely in a monetary obligation involving only the payment of monies by the Company of not more than $100,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Company), (B) does not involve the admission of wrongdoing by, does not impose any restrictions or changes on the business or operations of, and does not involve any injunctive or equitable or other nonmonetary relief (other than immaterial non-monetary relief incidental thereto) against, the Company, (C) does not provide for the grant to any third party of a license, cross license or other grant of rights to any material Intellectual Property Rights, and (D) provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided, that notwithstanding the foregoing, the Company shall not settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) that, directly or indirectly, relates to, arises out of or otherwise involves any Company IP; provided, further, that the settlement, release, waiver or compromise of any Legal Proceeding or other claim brought by any holder of shares of Company Stock (or any other holder of Company securities) against the Company or any of the directors or officers of the Company relating to the Transactions or this Agreement shall be subject to Section 1.7 or Section 4.1(b), as applicable;

(xv)      commence any Legal Proceeding, except (A) with respect to routine matters in the ordinary course of business; or (B) a Legal Proceeding with respect to a breach by Parent or Merger Sub of this Agreement or any other agreements contemplated hereby;

(xvi)     (A) fail to preserve and maintain any material Company IP (other than any Patent expiring at the end of its statutory term and not capable of being extended or abandonment of any application for registration of any Intellectual Property Right that is not material to the businesses of the Company in the ordinary course of business consistent with past practice), (B) disclose to any third Person (other than pursuant to written confidentiality agreements in the ordinary course of business), or otherwise fail to use commercially reasonable efforts to preserve and maintain the confidentiality of, any material Trade Secret, or (C) file any new applications for Intellectual Property Rights or make any material decisions in pending prosecution proceedings (including any amendments, arguments, or claim scope changes) that could materially affect the scope, validity, or enforceability of any Company IP;

(xvii)    fail to maintain in full force and effect the existing insurance policies of the Company or to renew or replace such insurance policies with comparable insurance policies;

(xviii)   enter into, adopt or amend any Collective Bargaining Agreement, or recognize a labor union, labor or trade organization, works council, or other employee representative body as a collective bargaining representative;

(xix)      implement any stockholder rights plan or similar arrangement;

(xx)       adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xxi)      adopt or implement any stockholder rights plan or similar arrangement;

(xxii)    (A) change its fiscal year or revalue any of its material assets or (B) change any of the accounting methods used by the Company, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(xxiii)    terminate any preclinical or clinical investigations, studies or trials in respect of any Company Product that are ongoing as of the date of this Agreement, other than pursuant to the terms thereof, or commence (alone or with any third party) any new preclinical or clinical investigations, studies or trials in respect of any Company Product; or

(xxiv)   authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxiii) of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective business, assets and operations.

4.3          No Solicitation.

(a)            For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement entered into by the Company from and after the date of this Agreement that (i) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions or otherwise restrict the making of or amendment or modification to Acquisition Proposals) and (ii) does not prohibit the Company from complying with any of its obligations under this Agreement, including providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(b)           Except as expressly permitted by this Section 4.3, during the Pre-Closing Period, the Company shall not, and shall direct and use its reasonable best efforts to cause their Representatives not to, directly or indirectly: (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) adopt, approve, endorse, recommend, declare advisable, or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle or similar agreement whether binding or nonbinding, or any Contract, in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or that could reasonably be expected to cause the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with the consummation of, the Transactions (other than an Acceptable Confidentiality Agreement), or (D) terminate, waive, amend or modify any provision of any existing Acceptable Confidentiality Agreement with respect to a potential Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) waive or release any Person from, forbear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of the Company, unless in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the holders of shares of Company Common Stock under applicable Legal Requirements and notifies Parent in writing in advance of any such waiver, release, forbearance or amendment; or (iv) resolve or publicly propose to take any of the actions set forth in the foregoing clauses (i) through (iii) of this Section 4.3(b). As promptly as reasonably practicable (and in any event within one (1) business day) following the execution and delivery of this Agreement, the Company shall terminate access to any data room or similar facility established by the Company in connection with a potential Acquisition Proposal (including the process that culminated in the execution and delivery of this Agreement (other than access for Parent, Merger Sub and their respective Representatives)), and request (unless such a request was previously made by the Company before the execution and delivery of this Agreement) the prompt return or destruction of all non-public information previously furnished to any Person (other than Parent, Merger Sub and their respective Representatives) and all material (or the relevant portion of any material) incorporating such information created by any such Person that has since January 1, 2024 made or indicated an intention to make an Acquisition Proposal or executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal.

(c)           Notwithstanding anything in this Agreement to the contrary, if at any time on or after the date of this Agreement and prior to the receipt of the Company Stockholder Approval (the “Cut-off Time”) the Company receives an unsolicited bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed after the date of this Agreement and did not arise out of or result from any breach of this Section 4.3 or Section 5.1, (i) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and to direct such Person or group of Persons of the terms of this Section 4.3 or Section 5.1 and (ii) if the Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (A) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (B) the failure to take such action described in clauses (x) or (y) of this Section 4.3(c) would be inconsistent with the fiduciary duties of the Board of Directors to the holders of shares of Company Common Stock under applicable Legal Requirements, then the Company and its Representatives may until the Cut-off Time (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Acquisition Proposal and furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall concurrently provide to Parent any information concerning the Company that is provided to any Person to the extent access to such information is not then available to Parent and its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives. If the Board of Directors makes any determination described in the foregoing clauses (A) or (B) of this Section 4.3(c) or initially takes any action set forth in the foregoing clauses (i), (x) or (y) of this Section 4.3(c), the Company shall notify Parent within 24 hours thereof.

(d)           Following the date of this Agreement, the Company shall promptly (and in any event within 24 hours) (i) notify Parent if any requests, inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal are received by the Company or any of their Representatives, (ii) provide to Parent (w) copies of any written request, inquiry, proposal, offer or other materials, including proposed agreements (including any proposed term sheet, letter of intent, acquisition agreement, financing commitments, or similar agreements with respect thereto) received in connection therewith, (x) a summary of any unwritten material terms and conditions thereof, (y) a summary of the nature of any information requested, and (z) the name(s) of the Person or group of Persons making such request, inquiry, proposal or offer, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal or offer (including by furnishing copies of any further requests, inquires or proposals, or amendments thereto) on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation), and (iv) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(e)           Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the holders of shares of Company Stock a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that nothing in this Section 4.3(e) shall permit the Board of Directors to make a Company Adverse Change Recommendation and, unless the Board of Directors has made a Company Adverse Change Recommendation in accordance with the provisions of Section 5.1(b) that remains in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.

(f)            The Company agrees that it shall be fully responsible for any action taken by its Representatives that, had such action been taken by the Company, would constitute a breach of this Section 4.3 and any such action taken by any Representative of the Company shall constitute a breach of this Section 4.3 by the Company.

4.4          Preparation of Proxy Statement; Stockholder Meeting.

(a)           As promptly as reasonably practicable (and in any event within twenty (20) business days) following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement in preliminary form related to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent and Merger Sub shall promptly furnish to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub and their controlled Affiliates that is required under applicable Legal Requirements to be included in the Proxy Statement. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding each of them that is necessary to include in the Proxy Statement in order to satisfy applicable Legal Requirements. The Company covenants and agrees that the Proxy Statement (i) at the time the Proxy Statement (including the preliminary Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Proxy Statement) is filed with the SEC, (ii) at the time the Proxy Statement is first published, sent or disseminated to the holders of Company Stock, and (iii) at the time of the Company Stockholders Meeting, will (A) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall use its commercially reasonable efforts (i) to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC with respect to the Proxy Statement, and (ii) to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and to take all steps necessary to cause the Proxy Statement as so corrected to be promptly filed with the SEC and to be disseminated to holders of Company Stock, in each case as and to the extent required by applicable Legal Requirements. The Company shall promptly notify Parent upon the receipt of any (written or oral) comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Parent with a copy of all material written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any oral conversations) with respect to the Proxy Statement or the Transactions. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the holders of shares of Company Stock and reasonable opportunity to review and comment on all responses to requests for additional information or other correspondence with the SEC or its staff and shall give due consideration, in good faith, to including any comments on each such document or response or correspondence that are reasonably proposed by Parent. Parent shall as promptly as reasonably practicable provide any comments it and its counsel may have on drafts of the foregoing. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the holders of Company Stock. The Proxy Statement shall include the Company Board Recommendation, unless the Board of Directors has made a Company Adverse Change Recommendation in compliance with Section 5.1. The Proxy Statement shall include (i) the fairness opinion of the Company’s financial advisors referenced in Section 2.25, (ii) the notice of the Company Stockholders Meeting and (iii) the notice and other information required by Section 262(d) of the DGCL.

(b)            The Company shall, as promptly as reasonably practicable after the SEC Clearance Date, take all action necessary under all applicable Legal Requirements, the certificate of incorporation and bylaws of the Company, and the rules of Nasdaq to duly call, give notice of, convene and hold a meeting of the holders of shares of Company Common Stock for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholders Meeting”). The Company shall initially schedule the Company Stockholders Meeting to be held within 25 business days from the date of the mailing of the Proxy Statement, or if the Company’s nationally recognized proxy solicitor advises the Company that 25 business days from the date of the mailing of the Proxy Statement is insufficient time to obtain the Company Stockholder Approval, such later date to which Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall not postpone, recess or adjourn the Company Stockholders Meeting without the prior written consent of Parent; provided that the Company may postpone, recess or adjourn such meeting in its sole discretion (i) to the extent required by applicable Legal Requirements, the certificate of incorporation or bylaws of the Company, or the rules of Nasdaq, (ii) to allow reasonable additional time to solicit additional proxies if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Stockholder Approval, (iii) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iv) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors has determined in good faith after consultation with outside counsel is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders Meeting to the extent so determined to be necessary; provided, further, that (other than pursuant to clause (i) above) the Company shall not postpone or adjourn the Company Stockholders Meeting more than a total of three (3) times, and no such postponement or adjournment pursuant to the immediately preceding sentence shall be, without the prior written consent of Parent, for a period exceeding ten (10) business days or to a date that is fewer than five (5) business days prior to the End Date; provided, further, that, during such postponement or adjournment, the Company shall use its commercially reasonable efforts to resolve the reason for such postponement or adjournment as promptly as practicable. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Legal Requirements, adjourn the Company Stockholders Meeting to a date reasonably specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Stock to obtain the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than two (2) times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) business days. In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the holders of shares of Company Stock as of the record date established for the Company Stockholders Meeting as reasonably promptly as practicable after the SEC Clearance Date. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements, the certificate of incorporation or bylaws of the Company or the rules of Nasdaq. Unless the Board of Directors shall have made a Company Adverse Change Recommendation in compliance with Section 5.1, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is terminated in accordance with Section 7.1, the Company shall submit this Agreement to the holders of shares of Company Common Stock at the Company Stockholders Meeting even if the Board of Directors shall have made a Company Adverse Change Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, provide Parent updates on a timely basis (including, to the extent received from the Company’s proxy solicitor, at least daily on each of the last ten business days prior to the date of the Company Stockholders Meeting) as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and a nonbinding advisory vote on compensation matters shall be the only matters (other than related procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. Unless this Agreement is terminated in accordance with Section 7.1, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Offer) prior to the vote of the Company’s stockholders with respect to the Merger at the Company Stockholders Meeting.

Section 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1          Company Board Recommendation.

(a)            During the Pre-Closing Period, subject to Section 5.1(b), neither the Board of Directors nor any committee thereof shall (i) (A) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or any Contract that would require, or would reasonably be expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions, in each case, other than an Acceptable Confidentiality Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Cut-off Time:

(i)         if, after the execution and delivery of this Agreement, the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.3 or Section 5.1(a)) from any Person that has not been withdrawn and after consultation with its financial advisors and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (A) the Board of Directors may make a Company Adverse Change Recommendation or (B) the Company may terminate this Agreement pursuant to Section 7.1(e) to enter into a Specified Agreement with respect to such Superior Offer, but in each case under clauses (A) or (B), if and only if: (1) the Board of Directors determines in good faith, after consultation with the Company’s financial advisers and outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the holders of shares of Company Stock under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Section 7.1(e) (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation) and, if desired by Parent, during the Negotiation Period, the Company has negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (3)(x) the Company shall have, prior to the commencement of the Negotiation Period, provided to Parent information required to have been provided pursuant to Section 4.3(c) and Section 4.3(d), (y) the Company shall have given Parent the full Negotiation Period to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (z) after considering the results of any such negotiations and giving effect to the proposals made by Parent during the Negotiation Period, if any, after consultation with the Company’s financial advisor and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the holders of shares of Company Stock under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1. The provisions of this Section 5.1(b)(i) shall also apply to any material amendment (which shall be deemed to include any change to the financial terms thereof) to any Acquisition Proposal and shall require a new Determination Notice; and

(ii)        other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the holders of shares of Company Stock under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice describing in reasonable detail the facts and circumstances resulting in such Change in Circumstances and that render a Company Adverse Change Recommendation necessary and, if desired by Parent, during the Negotiation Period, the Company has negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that a Company Adverse Change Recommendation in response to such Change in Circumstances would no longer be necessary; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the full Negotiation Period to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and, to the extent Parent desires to negotiate, shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by Parent, if any, and after consultation with its outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Board of Directors to the holders of the shares of Company Common Stock under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require the Company to provide a new Determination Notice to Parent and to give Parent the applicable Negotiation Period to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and, to the extent Parent desires to negotiate, shall negotiate in good faith with Parent during the applicable Negotiation Period with respect to such proposed revisions or other proposal, if any.

5.2           Filings, Consents and Approvals.

(a)            Subject to the terms and conditions of this Agreement, the Parties agree to use (and shall cause their respective Affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under Antitrust Laws that may be asserted by any Governmental Body so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws. Subject to the terms of this Section 5.2, the Parties shall (and shall cause their respective Affiliates to) use their reasonable best efforts to obtain from any Governmental Body all consents, approvals, authorizations, orders and waivers required to be obtained under Antitrust Laws to enable the Parties to close the Transactions as promptly as practicable and to avoid the entry or enactment of any order, directive, judgment, decree or ruling relating to any Antitrust Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions. In furtherance of the foregoing, Parent agrees to defend through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Body) in order to avoid the entry of, or to have vacated or terminated, any decree, order, judgment or injunction (whether temporary, preliminary or permanent) that would prevent the consummation of the Merger prior to the End Date. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub or any of their Affiliates be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any Governmental Body under Antitrust Laws. Nothing in this Section 5.2 shall require Parent, Merger Sub or the Company to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing, and the Company shall not take or propose to undertake any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion).

(b)           Subject to the terms and conditions of this Agreement, (i) each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than thirty (30) days after the date hereof, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions, (ii) if Parent reasonably determines that a filing or notification is required to be made with, or any consent, approval, permit or authorization is required to be obtained from, a Specified Antitrust Authority pursuant to prong (ii) of the definition thereof under Antitrust Laws in connection with the Transactions under the circumstances set forth in Section 5.2(c) of the Company Disclosure Schedule, then Parent may make such filing or notification and seek such consent, approval, permit or authorization, and Parent and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection therewith, and (iii) the Parties shall (and shall cause their respective Affiliates, if applicable, to) cooperate with each other in promptly determining (such determination to be evidenced by mutual written consent of the Parties, which consent shall not be unreasonably withheld, conditioned or delayed) whether any other filings or notifications are required to be made with, or any other consents, approvals, permits or authorizations are required to be obtained from, any other Governmental Bodies (including any Specified Antitrust Authorities pursuant to prong (iii) of the definition thereof) under Antitrust Laws in connection with the Transactions, and if so, to promptly prepare and make any such filings or notifications and to seek any such other consents, approvals, permits or authorizations (the foregoing clauses (i) through (iii) collectively, “Regulatory Filings”). Notwithstanding anything to the contrary herein, Parent shall pay all filing fees under the HSR Act and for any filings required under any foreign Antitrust Laws; provided, however, that the Company shall bear its own costs for the preparation of any such filings.

(c)            For purposes of this Agreement, “Specified Antitrust Authority” shall mean (i) any U.S. federal or state Governmental Body, (ii) any non-U.S. or supranational Governmental Body listed on Section 5.2(c) of the Company Disclosure Schedule to the extent such Governmental Body’s waiting period, clearance, consent or approval is required under Antitrust Laws in connection with the Transactions and (iii) any other Governmental Body in respect of which a Regulatory Filing is made pursuant to Section 5.2(a).

(d)           Without limiting the generality of anything contained in this Section 5.2, during the Pre-Closing Period, each Party shall give the other Parties prompt notice of (i) the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought or threatened in writing to be brought by a Governmental Body or brought or threatened in writing to be brought by a third party before any Governmental Body, in each case, with respect to the Transactions (other than any request, inquiry, investigation, action or Legal Proceeding brought or threatened in writing to be brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby, which are addressed in Sections 1.7 or 4.1(b) as applicable), and (ii) its receipt of any notice or other communication from any third party alleging that the consent of a third party is or may be required in connection with the Transactions (the foregoing clauses (i) and (ii), the “Identified Communications”). Additionally, each Party shall (A) keep the other Parties reasonably informed as to the status of any Regulatory Filings and Identified Communications or response thereto, (B) promptly inform the other Parties of, and (wherever practicable) give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body or third party in connection with any such Regulatory Filings and Identified Communication, (C) promptly furnish to the other Parties, copies of documents provided to or received from any Governmental Body in connection with any Regulatory Filings or Identified Communication (other than “transaction-related documents” or “plans and reports” as those terms are used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (D) to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Regulatory Filings or Identified Communication, and (E) except as may be prohibited by any Legal Requirement, in connection with any such Regulatory Filings and Identified Communications, give the other Parties reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such Regulatory Filing or Identified Communication and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any third party in connection with such Regulatory Filing or Identified Communication. Notwithstanding anything to the contrary in this Section 5.2, the Parties may (y) as they deem reasonably advisable and necessary based on the advice of outside counsel to prevent a violation of Antitrust Law, designate competitively sensitive materials and information provided to the other under this Section 5.2 as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials, and (z) redact information provided to one another pursuant to this Section 5.2 to the extent providing such information would (1) contravene any applicable Legal Requirement (so long as the disclosing Party has reasonably cooperated with recipient and used its reasonable best efforts to permit disclosure to the extent permitted by Legal Requirements), (2) jeopardize any attorney-client or other legal privilege (so long as the disclosing Party has reasonably cooperated with recipient and used its reasonable best efforts to permit disclosure on a basis that does not waive such privilege with respect thereto), or (3) contravene any Contract to which the disclosing Party is a party or by which the disclosing Party is bound as of the date of this Agreement (so long as the disclosing Party has reasonably cooperated with the recipient and used its reasonable best efforts to permit disclosure on a basis that would not contravene such Contract).

(e)            Subject to the terms of this Section 5.2, and subject to Parent consulting with and considering in good faith the views and comments of the Company, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Body in connection with Regulatory Filings and (ii) control the defense and settlement of any investigation or Legal Proceeding relating to the Transactions that is brought by or before any Governmental Body in connection with the Regulatory Filings. Notwithstanding the foregoing or anything to the contrary in this Agreement, no Party shall (or shall permit any of its Affiliates to) commit to or agree with any Governmental Body to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed); provided, that Parent and Merger Sub shall be permitted without the Company’s consent (it being understood that Parent and Merger Sub may exercise this right only one time) to withdraw their filing under the HSR Act in connection with the Transactions and promptly refile the notification and report forms as required by the HSR Act with respect to the Transactions so long as such action would not be reasonably expected to delay Closing beyond the End Date.

(f)             The Company shall give prompt notice to Parent of any Material Adverse Effect or any event, development, occurrence, circumstance, change or effect that would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 impossible, and Parent shall give prompt notice to the Company of any Parent Material Adverse Effect or any event, development, occurrence, circumstance, change or effect that would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 impossible.

(g)            The delivery of any notice pursuant to this Section 5.2 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party for a breach of any such representation or warranty.

5.3          Communications and Interactions with Regulatory Authorities.

(a)            Without limiting any of the Parties’ respective obligations in Section 4.1, Section 4.2 and Section 5.2, during the Pre-Closing Period, to the extent permitted under applicable Legal Requirements (including any applicable Antitrust Law), the Company shall (i) consult with Parent prior to any requested, proposed, or scheduled meeting with the FDA or any other Governmental Body relating to any Company Product, Health Care Permit, or the Company’s compliance with applicable Legal Requirements, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review and comment on, any non-routine filing proposed to be made by or on behalf of the Company, and any non-routine correspondence or other non-routine communication proposed to be submitted or otherwise transmitted to, the FDA or any other Governmental Body by or on behalf of the Company, in each case, relating to any Company Product, Health Care Permit, or the Company’s compliance with applicable Legal Requirements, and consider incorporation of Parent’s comments in good faith, (iii) promptly inform Parent in writing of (A) any communication (written or oral) with or from the FDA or any other Governmental Body relating to any Company Product, Health Care Permit, or the Company’s compliance with applicable Legal Requirements, and (B) any material communications (written or oral) received by the Company from, or to be sent by the Company to any Person, relating to the ownership of any Intellectual Property by the Company and (iv) inform Parent as soon as possible in writing of any reports or other communication of any safety information or reportable event (as such term is defined or described at 21 C.F.R. 803.3(o)) or field action, including any recall, correction, removal, market withdrawal or any other corrective action, including those that would be required to be reported to the FDA or documented under 21 C.F.R. Part 806, relating to any Company Product, and consider incorporation of Parent’s comments in good faith. No disclosure or notice pursuant to this Section 5.3 shall affect or be deemed to (i) qualify, modify or limit, or cure the breach of, any representation or warranty made by the Company in this Agreement, (ii) affect any condition to the obligations of the Parties or (iii) otherwise limit or affect the remedies available hereunder to any Party.

(b)           Parent acknowledges and agrees that nothing contained in this Section 5.3 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time in violation of applicable Legal Requirements (including Antitrust Laws). The Company acknowledges and agrees that nothing contained in this Section 5.3 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time in violation of applicable Legal Requirements (including Antitrust Laws).

5.4          Employee Benefits.

(a)            Prior to the Closing, Parent or any of its Affiliates shall make a written offer of employment (an “Offer”) to each then-current employee of the Company. Each Offer shall be conditioned on and effective as of the Closing, shall be void if the Closing does not occur, shall be subject to Parent’s or its Affiliate’s (as applicable) standard set of immigration authorization verification, background check, or similar verifications or requirements, and shall provide for compensation and benefits in accordance with this Section 5.4.

(b)           For a period of one (1) year following the Closing (or until the Continuing Employee’s earlier termination of employment), Parent shall provide, or cause to be provided, to each employee of the Company who receives and accepts an Offer as of the Closing and who commences active employment with Parent promptly following Closing (including, for the avoidance of doubt, any such employees who commence active employment with Parent or its Affiliate at a later date due to being out of office as of the Closing as a result of ordinary course time off) (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less favorable than that provided to such Continuing Employee by the Company immediately prior to the Closing, (ii) target annual cash incentive compensation opportunities that are substantially similar, in the aggregate, to those provided to such Continuing Employee by the Company immediately prior to the Closing (excluding any change in control, retention, equity or equity-based incentive, long-term incentive or similar opportunities), and (iii) retirement and health and welfare benefits that are substantially comparable, in the aggregate, to those provided by Parent or its Affiliates to similarly situated employees (excluding any change in control, retention, equity or equity-based incentive, long-term incentive, severance, nonqualified deferred compensation, defined benefit plans, retiree health and welfare benefits, or similar benefits).

(c)            To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or its Affiliates (excluding, in each case any equity-based compensation, nonqualified deferred compensation, defined benefit plans, retiree health and welfare benefits, or similar benefits) (the “Parent Plans”), then Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts to, provide that such Parent Plan shall, for purposes of eligibility and vesting, credit Continuing Employees for service prior to the Closing with the Company to the same extent that such service was recognized prior to the Closing under a similar Employee Plan, but no credit for any service will be required that would result in a duplication of benefits or retroactive application.

(d)           Following the Effective Time, Parent shall, or shall cause an Affiliate of Parent to, use commercially reasonable efforts to (i) waive any preexisting condition limitations, exclusions, actively-at-work requirements and waiting periods otherwise applicable to Continuing Employees and their eligible dependents under any Parent Plan that is a group health plan in which Continuing Employees are eligible to participate following the Effective Time in the plan year in which the Effective Time occurs, other than any such limitations, exclusions, actively-at-work requirements, or waiting periods that were in effect with respect to such Continuing Employees immediately prior to the Effective Time under a corresponding Employee Plan, and (ii) during the plan year in which the Effective Time occurs, honor the dollar amount of any deductibles, co-payments and similar expenses paid by the Continuing Employees and their eligible dependents under the Employee Plan that is a group health plan in which such Continuing Employee participated immediately prior to transitioning onto the corresponding Parent Plan that is a group health plan for the portion of the plan year prior to such transition in satisfying any deductibles, coinsurance or out-of-pocket maximums under the Parent Plan that is a group health plan, in each case solely to the extent permitted under the terms and conditions of the applicable insurance contracts as of the Effective Time.

(e)            Unless Parent provides written notice to the Company no later than five (5) days prior to the Closing Date, the Company shall (i) at least one (1) business day prior to the Closing Date, adopt written resolutions (and take other necessary and appropriate action) to terminate each Employee Plan intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), effective no later than one (1) business day prior to the Closing Date, and (ii) at least one (1) business day prior to the Closing Date, adopt written resolutions (and take other necessary and appropriate action) to terminate (or if the Company is not the sponsor, terminate participation in) each Employee Plan that provides health and welfare benefits, effective as of the Closing Date; provided, however, that such terminations may be made contingent upon the Closing. The resolutions proposed to be adopted in connection with the foregoing terminations shall be provided to Parent prior to adoption and shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

(f)            Prior to the Effective Time, the Board of Directors (or, if appropriate, any duly authorized committee thereof administering the Company Equity Plan) shall adopt such resolutions and take such other actions as may be required (under the Company Equity Plan and the applicable award agreements, applicable Legal Requirements or otherwise), including any exercise window pursuant to the Company Equity Plan, to (i) effect the treatment of the Company Options pursuant to this Agreement, (ii) implement a blackout period in connection with the exercise of Company Options, effective no later than five (5) business days prior to the Closing Date, (iii) terminate the Company Equity Plan as of the Effective Time and (iv) ensure that, on and following the Effective Time, no holder of any Company Options shall have any rights to receive any payments, benefits, or property (including the right to acquire or receive any equity interest in Parent, Merger Sub, the Company, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates) in respect of the Company Options, other than as set forth in this Agreement.

(g)           During the Pre-Closing Period, any written or broad-based oral notices or communication materials (including website postings) from the Company to the Company Associates with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment with Parent, the Surviving Corporation or any of their respective Subsidiaries thereafter, shall be subject to the prior review, comment and approval of Parent, which such review, comment or approval shall not be unreasonably withheld, conditioned or delayed.

(h)           The Company shall take, or cause to be taken, all actions necessary or advisable to comply with the obligations set forth in Section 5.4(h) of the Company Disclosure Schedule.

(i)            The provisions of this Section 5.4 are solely for the benefit of the Parties, and no provision of this Section 5.4 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, or (ii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Company) to amend, modify or terminate any employee benefit or compensation plan, program or arrangement. No Company Associate or any other Person associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Person to employment or engagement with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.

5.5           Indemnification of Officers and Directors.

(a)            For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of those Persons who are directors or officers of the Company as of the date of this Agreement or have been directors or officers of the Company at any time prior to the Closing, or who at any time prior to the Closing served as a director or officer of another Person at the request of the Company (collectively, the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) pursuant to the organizational documents of the Company and any indemnification or other similar agreements of the Company set forth in Section 5.5(a) of the Company Disclosure Schedule, in each case as in effect on the date of this Agreement and made available to Parent, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall remain in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to perform its obligations thereunder. Parent agrees to cause the Surviving Corporation to cooperate in the defense of any Legal Proceeding except in the event any Indemnified Party, on the one hand, and Parent, the Surviving Corporation or any of their respective Affiliates, on the other hand, are adverse parties in such Legal Proceeding.

(b)           For a period of six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to either maintain in effect its current policies of directors’ and officers’ and fiduciary liability insurance maintained by or for the benefit of the Company or provide a substitute policy for the benefit of the Indemnified Persons, with coverage no less favorable, and other terms no less favorable in the aggregate, to the Indemnified Persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall Parent or the Surviving Corporation be required to pay in the aggregate with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement for such policies (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.5(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium not exceeding the Maximum Amount. In lieu of such insurance, at or prior to the Effective Time, Parent or the Company may (through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned)) purchase a six (6)-year “tail” policy for the existing directors’ and officers’ and fiduciary liability insurance policies, effective as of the Effective Time and if such tail policies have been obtained and are maintained by the Surviving Corporation throughout such tail period, they shall be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to this Section 5.5(b) (other than the last sentence of this Section 5.5(b)); provided, however, that in no event shall the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then the Parent or the Company (as the case may be) may obtain tail policies with the greatest coverage available for a cost equal to the Maximum Amount. Parent shall, or shall cause the Surviving Corporation to, maintain such policies or tail policies, as the case may be, in full force and effect for a period of six (6) years after the Effective Time, and continue to honor the obligations thereunder.

(c)            In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause the Surviving Corporation to make proper provision so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.5.

(d)           The provisions of this Section 5.5 (i) shall survive the Effective Time and (ii) are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their respective successors, assigns, representatives and heirs, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their respective successors, assigns, representatives or heirs, unless such amendment, alteration, or repeal is required by applicable Legal Requirements or the prior written consent of the affected Indemnified Person is obtained.

5.6          Additional Agreements. Without limitation or contravention of the provisions of Section 5.2, and subject to the terms and conditions of this Agreement, Parent and the Company shall (and shall cause their respective Affiliates to) use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall (and shall cause its respective Affiliates to) use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent in a form reasonably acceptable to Parent; provided, that (i) without the prior written consent of Parent, the Company shall not pay or commit to pay to such Person that is not a Governmental Body, whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor any of its Affiliates shall be required to pay or commit to pay to any Person that is not a Governmental Body whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation to any such Person, and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third party, other than a Governmental Body pursuant to an Antitrust Law (which matter is addressed in Section 5.2), against such Party. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

5.7          Disclosure. The initial press release relating to this Agreement shall be a joint press release in a form previously agreed to by Parent and the Company and issued by the Company and Parent promptly after the execution and delivery of this Agreement (the “Initial Press Release”). Following the issuance of the Initial Press Release, Parent and the Company shall consult with each other before issuing, or causing the publication of, any further press release(s) or otherwise making any public statement or any broad-based announcement to Company employees (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or make any such public statement or any broad-based notices announcement to Company employees without the other Party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make public statements and announcements to Company employees that substantially reiterate (and are not inconsistent with) the Initial Press Release and the terms of this Agreement and do not contain any information relating to the Company or Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement; (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party to and, to the extent reasonably practical, allow such other Party to comment on such release, announcement or statement, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or applicable stock exchange rule, in each case, as determined after consultation with outside legal counsel; and (c) neither Party shall be required to consult with the other or obtain the other’s approval in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or with respect to any Acquisition Proposal, Superior Offer or Company Adverse Change Recommendation (it being understood that nothing in this Section 5.7 shall limit the Company’s obligations under Section 4.3 and Section 5.1).

5.8          Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, Merger Sub and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

5.9          Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Company Stock and Company Options in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.10        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and regulations of Nasdaq to cause the delisting of the Company Stock from Nasdaq and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.11        CVR Agreement. At or immediately prior to the Effective Time, Parent will execute and deliver, and Parent will cause the Rights Agent to execute and deliver, the CVR Agreement. Parent shall take any actions necessary to cause the CVRs to be issued as part of the Merger Consideration and the consideration payable in respect of the Company Options, in each case, as provided herein. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 6

CONDITIONS PRECEDENT TO THE MERGER

6.1          Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            Approvals Under Antitrust Laws. (i) Any waiting period (or any extension thereof) under the HSR Act applicable to the Merger and any commitment by the Parties not to consummate the Transactions before a certain date under a timing agreement shall have expired or been terminated, and (ii) any waiting period, clearance or affirmative approval of any Specified Antitrust Authority (other than under the HSR Act) with respect to the Transactions shall have been obtained and any mandatory waiting period related thereto shall have expired or been terminated.

(c)            No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order, directive, judgment, decree or ruling preventing the consummation of the Merger, nor shall any Legal Requirement or order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.

6.2          Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties.

(i)         The representations and warranties of the Company set forth in the first sentence of Section 2.1(a) and the first sentence of Section 2.1(b) (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), Section 2.21 (Authority; Binding Nature of Agreement), Section 2.22 (Takeover Laws), Sections 2.23(a)(i)-(ii) (Non-contravention; Consents), Section 2.24 (Transactions with Affiliates), Section 2.25 (Opinion of Financial Advisors), and Section 2.26 (Brokers and Other Advisors) shall be accurate in all material respects (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)        the representations and warranties of the Company set forth in clauses (a) through (e) of Section 2.3 (Capitalization, Etc.) shall be accurate in all respects except for any de minimis inaccuracies as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(iii)       the representations and warranties of the Company set forth in Section 2.5(b) (No Material Adverse Effect) shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date with respect to the earlier period set forth in Section 2.5(b); and

(iv)      the representations and warranties of the Company set forth in this Agreement, other than those referred to in clauses (i), through (iii) above, shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties, other than, for the avoidance of doubt, as it relates to the use of “Material Contract” and “Material Contract Counterparty”) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)           Delivery of Officer Certificates. Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

6.3          Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of Parent and Merger Sub set forth in (A) Section 3.1 (Due Organization), Section 3.2 (Merger Sub), and Section 2.3 (Authority; Binding Nature of Agreement) shall be accurate in all material respects (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), and (B) Section 3.10 (Brokers and Other Advisors) shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date; and

(ii)           the representations and warranties of Parent and Merger Sub set forth in this Agreement, other than those referred to in clause (i) above, shall be accurate (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing Date.

(c)            Delivery of Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on its behalf by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 7

TERMINATION

7.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (whether before or after receipt of the Company Stockholder Approval, except as otherwise expressly noted):

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company if the Closing shall not have occurred on or prior to the later of (such time, as applicable, the “End Date”): (i) 11:59 p.m. Eastern Time, on January 11, 2026 (the “Initial End Date”) and (ii) if on the Initial End Date all of the conditions set forth in Section 6, other than any condition set forth in Section 6.1(b) or Section 6.1(c) (solely in respect of Antitrust Laws), shall have been satisfied or waived, to the extent waivable (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), 11:59 p.m. Eastern Time, on the date that is three (3) months after the Initial End Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose material breach of this Agreement is the principal cause of the failure of the Merger to be consummated by the End Date;

(c)            by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an injunction, judgment, decree, writ, directive, ruling or other order or taken any other action that has become final and non-appealable, or if any applicable Legal Requirement shall be in effect, which permanently restrains, enjoins or otherwise prevents or prohibits the Merger or makes consummation of the Merger illegal; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose material breach of this Agreement is the principal cause of the issuance of such final and nonappealable injunction, judgment, decree, writ, directive, ruling or other order or action;

(d)            by Parent at any time prior to the Cut-off Time, if: (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when filed with the SEC or mailed; (ii) the Board of Directors shall have effected a Company Adverse Change Recommendation; (iii) in the case of an Acquisition Proposal structured as a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors (A) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer or (B) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer and reaffirm the Company Board Recommendation within ten (10) business days of the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the then scheduled Company Stockholders Meeting); (iv) after any public announcement of an Acquisition Proposal (other than a tender offer or exchange offer described in the foregoing clause (iii)), the Board of Directors fails to publicly affirm the Company Board Recommendation within three (3) business days after receipt of a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the then scheduled Company Stockholders Meeting if the Company has received such request prior to the second (2nd) business day before the then scheduled date of the Company Stockholders Meeting); provided, that the Board of Directors will have no obligation to make such affirmation more than twice with respect to each Acquisition Proposal or material modification thereof; (v) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within five (5) business days after receipt of a written request by Parent to do so (it being understood that the Company will have no obligation to make such reaffirmation pursuant to this prong (v) on more than three (3) occasions); (vi) the Board of Directors adopts, approves, recommends or declares advisable, or authorizes the Company to execute or enter into a definitive agreement with respect to any Acquisition Proposal; or (vii) there is a Willful Breach by the Board of Directors or the Company of its obligations under Section 4.3 or Section 5.1;

(e)            by the Company, at any time prior to the Cut-off Time, in order to substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a Superior Offer that has been approved by the Board of Directors pursuant to, and in accordance with the provisions of, Section 5.1(b)(i) (a “Specified Agreement”); provided that such termination shall be effective only if (i) the Company has complied in all material respects with the requirements of Section 4.3 and Section 5.1(b)(i) with respect to such Superior Offer and any Acquisition Proposal that was a precursor thereto; and (ii) prior to and as a condition to the effectiveness of such termination, the Company pays the Termination Fee due to Parent in accordance with Section 7.3;

(f)             by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened and held (or any adjournment or postponement thereof) at which a vote by the holders of shares of Company Stock on the adoption of this Agreement was taken;

(g)            by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clauses (a), (b) or (c) of Section 6.2 would not be satisfied and would be incapable of being cured by the End Date, or, if capable of being cured by the End Date, is not cured prior to the earlier of (A) thirty (30) days after written notice of such inaccuracy, breach or failure to perform is given by Parent to the Company and (B) the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder and such breach would permit the Company to terminate this Agreement pursuant to Section 7.1(h); or

(h)            by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, (i) which breach or failure would have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, and would be incapable of being cured by the End Date, or, if capable of being cured by the End Date, is not cured prior to the earlier of (A) thirty days after written notice of such inaccuracy, breach or failure to perform is given by the Company to Parent and (B) the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder and such breach would permit Parent to terminate this Agreement pursuant to Section 7.1(g).

7.2           Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, prompt written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of any Party (or any Party’s former, current or future partner, member, stockholder, Affiliate, director, officer, manager, employee, agent or other Representative) to any other Party following any such termination; provided, however, that (a) the final sentence of Section 4.1(a), this Section 7.2, Section 7.3 and Section 8 (other than Section 8.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms. Notwithstanding the foregoing, nothing in this Agreement shall relieve any Party from liability for any Willful Breach or fraud prior to the termination of this Agreement.

7.3          Expenses; Termination Fees.

(a)            Except as set forth in Section 5.2(b) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b)            In the event that this Agreement is terminated:

(i)            by the Company pursuant to Section 7.1(e);

(ii)           by Parent pursuant to Section 7.1(d); or

(iii)          (A) by (I) Parent pursuant to Section 7.1(b), (II) the Company pursuant to Section 7.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso at the end of Section 7.1(b)), (III) Parent or the Company pursuant to Section 7.1(f), or (IV) Parent pursuant to Section 7.1(g), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal or an Acquisition Proposal has otherwise been communicated to the Board of Directors or executive management of the Company after the execution and delivery of this Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally and, in the case of a publicly disclosed Acquisition Proposal, publicly withdrawn prior to such termination, and (C) within twelve (12) months of such termination (x) any Acquisition Proposal is consummated or (y) a definitive agreement in respect of any Acquisition Proposal is entered into (in each case of the foregoing clauses (x) and (y), whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in the foregoing clause (B) or involves the same Person or group who made the Acquisition Proposal referred to in the foregoing clause (B)); provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; then in any such event under clause (i), (ii) or (iii) of this Section 7.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), prior to or substantially simultaneously with (and as a condition to the effectiveness of) such termination, (y) in the case of Section 7.3(b)(ii), within three (3) business days after such termination or (z) in the case of Section 7.3(b)(iii), prior to or substantially simultaneously with the earlier of entering into the definitive agreement with respect to, or consummating, the Acquisition Proposal referred to in clause (C) of Section 7.3(b)(iii) (or if the entry into or the consummation, as applicable, occurs on a day that is not a business day, the next business day); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $11,000,000. Payment of the Termination Fee pursuant to this Section 7.3(b), together with any amounts that become due pursuant to Section 7.3(d), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that the foregoing shall not relieve any Company Related Party from any liability for fraud or Willful Breach. Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

(c)            In the event of any termination described in Section 7.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 7.3(b), together with any amounts that become due under Section 7.3(d), shall be the sole and exclusive remedy of Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates against the Company Related Parties for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve any Company Related Party from any liability for fraud or Willful Breach of this Agreement prior to such termination; provided, further, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5(b), but in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee.

(d)           The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay the Termination Fee as and when due pursuant to Section 7.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such suit, together with interest on such amount accruing from (and including) the date on which the Termination Fee became due through the date on which the Termination Fee (or such portion thereof, as applicable) is actually received by Parent, at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that the Termination Fee became due, or a lesser rate that is the maximum permitted by applicable Legal Requirements.

Section 8

MISCELLANEOUS PROVISIONS

8.1          Amendment. To the extent permitted by Legal Requirement and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent and the Company; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Legal Requirement would require further approval by the holders of shares of Company Common Stock without such approval having first been obtained.

8.2          Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Notwithstanding anything to the contrary contained herein, at any time and from time to time prior to the Effective Time, any Party or Parties (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Legal Requirements and except as otherwise expressly set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein; provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver which by applicable Legal Requirements would require further approval by the holders of shares of Company Stock without such approval having first been obtained. Any agreement on the part of a Party or Parties to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties to be bound thereby.

8.3          No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time.

8.4          Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein (including the Voting Agreements, the Confidentiality Agreement and the CVR Agreement) and the exhibits, annexes and schedules referred to herein and therein (including the Company Disclosure Schedule) constitute the entire agreement among the Parties and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedule and the Exhibits hereto are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. The Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, however, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in one or more counterparts, including by DocuSign, facsimile or by email with .pdf attachments, each of which shall be deemed to be an original and all of which taken together shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

8.5          Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a)            This Agreement, the Transactions and all disputes, actions or proceedings (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any action or proceeding arising out of or relating to this Agreement or any of the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware or, if (but only if) such court lacks subject matter jurisdiction, any state or federal court within the State of Delaware (collectively, the “Delaware Courts”). The Parties (i) irrevocably and unconditionally consent and submit to the exclusive jurisdiction and venue of such Delaware Courts in any such action or proceeding and (ii) irrevocably consent to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8; provided, however, that nothing in this Section 8.5(a) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Legal Requirements. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum or lack of jurisdiction to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)           The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 7.3: (x) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement; and (y) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)            EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5(c).

8.6            Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties and any purported assignment without such consent shall be null and void; provided, however, that Merger Sub or Parent may assign, in its sole discretion and without consent of the other Parties, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub or Parent, as applicable, of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.7            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a)  if the Effective Time occurs, (i)  the right of the Company’s stockholders to receive the Merger Consideration, Series  D Liquidation Preference or Series  E Liquidation Preference, as applicable, pursuant to Section  1 following the Effective Time in accordance with the terms of this Agreement, and (ii)  the right of the holders of Company Options to receive the consideration pursuant to Section  1.8 following the Effective Time in accordance with the terms of this Agreement; (b)  if the Effective Time occurs, the rights of the Indemnified Persons (and each Indemnified Person’s heirs and Representatives) set forth in Section  5.5; and (c)  the limitations on liability of the Company Related Parties set forth in Section  7.3(c).

8.8            Notices. Any notices, requests or other communications required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed delivered, given and received (a)  upon receipt, when delivered by hand, (b)  two (2)  business days after being sent by registered mail or by courier or express delivery service, (c)  if sent by email prior to 6:00 p.m.  recipient’s local time, upon transmission (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), or (d)  if sent by email after 6:00 p.m.  recipient’s local time, the next business day following the date of transmission (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto); provided, that, in each case, the notice, request or other communication is sent to the receiving Party at the following applicable physical address or email address:

If to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Zimmer Biomet Holdings,  Inc.
345 East Main Street
Warsaw,  Indiana 46580
Attn:         General Counsel
Email:      legal.americas@zimmerbiomet.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attention: Joseph Gilligan

                     Jessica Bisignano

Email:        joseph.gilligan@hoganlovells.com

                     jessica.bisignano@hoganlovells.com

if to the Company (prior to the Effective Time):

Monogram Technologies Inc.
3913 Todd Lane, Suite  307
Austin, TX 78744
Attn:         Benjamin Sexson
Email:      Ben@mgrmtech.ai

with a copy (which shall not constitute notice) to:

Duane Morris LLP
200 Campus Drive, Suite  300
Florham Park, NJ 07932-1007
Attn:         Dean Colucci
Email:      dmcolucci@duanemorris.com

and

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196
Attn:         Darrick Mix
Email:      dmix@duanemorris.com

or such other physical address or email address as such Party may hereafter specify by like notice to the other Parties.

8.9            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10          Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Legal Requirements, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

8.11          Company Disclosure Schedule. Each exception and disclosure set forth in any particular section or subsection of the Company Disclosure Schedule will be deemed to be an exception to or, as applicable, a disclosure for purposes of (a)  the representations and warranties or covenants of the Company that are set forth in the corresponding section or subsection of this Agreement; and (b)  any other representations and warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b)  only to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is relevant to qualify such section or subsection. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

8.12          Construction.

  (a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

  (b)         The Parties agree that any rule  of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

  (c)          As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or”.

  (d)         Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

  (e)          All references to days shall be deemed references to calendar days unless otherwise specified herein.

  (f)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

 (g)          References in this Agreement to “ordinary course of business” means the ordinary course of operations of the Company.

 (h)          The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

 (i)           The term “dollars” and character “$” shall mean United States dollars.

 (j)           The phrases “made available,” “provided” and “delivered,” when used in reference to any documents or information made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i)  except as set forth on Section  8.12(j)  of the Company Disclosure Schedule, uploaded to, and accessible to Parent, Merger Sub or any of their respective Representatives in, the online data room hosted on behalf of the Company by Datasite under the name “Honey Badger” in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement, (ii)  provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement or (iii)  publicly made available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least 24 hours prior to the execution and delivery of this Agreement.

 (k)          Any reference to (i)  any Governmental Body includes any successor to that Governmental Body; and (ii)  any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule  and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule  or regulation promulgated thereunder, in each case, as of such date).

[Signature pages  follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

MONOGRAM TECHNOLOGIES INC.

By:	/s/ Benjamin Sexson
Name: Benjamin Sexson
Title: Chief Executive Officer

[Signature Page  to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HONEY BADGER MERGER SUB, INC.

By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: Senior Vice President and Secretary

[Signature Page  to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name: Chad F. Phipps
Title: Senior Vice President, General Counsel and Secretary

[Signature Page  to Agreement and Plan of Merger]

EXHIBIT  A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit  A):

“Acceptable Confidentiality Agreement” is defined in Section  4.3(a)  of the Agreement.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section  13(d)  of the Exchange Act, including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any direct or indirect (a)  acquisition, transfer, disposition or license of assets of the Company equal to 20% or more of the Company’s consolidated assets (based on the fair market value thereof, as determined in good faith by the Board of Directors or any duly authorized committee thereof), (b)  issuance or acquisition of securities that would, in the aggregate, represent 20% or more of the voting power of the Company Common Stock or 20% or more of any class of equity securities of the Company, (c)  recapitalization, tender offer or exchange offer that if consummated would result in such Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock or 20% or more of any class of equity securities of the Company, or (d)  merger, consolidation, amalgamation, share exchange, business combination, recapitalization or similar transaction involving the Company that if consummated would result in such Person or group beneficially owning securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or 20% or more of any class of equity securities of the Company, in each case of clauses (a)  through (d), other than the Transactions.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“AI System” shall mean any Software or other Intellectual Property (including any online service) that is used for, uses, or employs deep learning, machine learning, automated decision-making, or artificial intelligence, including any Software making use of or employing any neural network, statistical learning algorithm (e.g., linear or logistic regressions, support vector machines, random forests, k-means clustering), transformer, or reinforcement learning, and any model (including any large language model) trained with or for any of the foregoing.

“Agreement” is defined in the preamble to the Agreement.

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign anti-trust laws and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Applicable Date” is defined in Section  2.7(b)  of the Agreement.

“Board of Directors” is defined in the recitals to the Agreement.

“Book-Entry Shares” shall mean non-certificated Company Stock represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

“Capitalization Date” is defined in Section  2.3(a)  of the Agreement.

“Cash Amount” is defined in the recitals to the Agreement.

“Certificated Shares” is defined in Section  1.6(b)  of the Agreement.

“Certificate of Merger” is defined in Section  1.3(b)  of the Agreement.

“Certificates” is defined in Section  1.6(b)  of the Agreement.

“Change in Circumstance” shall mean any material event, development, occurrence, circumstance, change or effect occurring after the date of this Agreement: (a)  that was not known to, or reasonably foreseeable by, the Board of Directors prior to the date of this Agreement (or if known to, or reasonably foreseeable by, the Board of Directors as of the date of this Agreement, the magnitude or material consequences of which were not known to or reasonably foreseeable to the Board of Directors as of the date of this Agreement) and (b)  that does not relate to any Acquisition Proposal; provided, however, that any event, development, occurrence, circumstance, change or effect resulting from any of the following shall not be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Change in Circumstance: (i)  any breach of this Agreement by the Company; (ii)  the announcement or pendency of this Agreement or the Transactions; (iii)  any change in the trading price or trading volume of the Company Stock or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii)  relating to or causing such change may be considered, along with the effects or consequences thereof, in determining whether there has been a Change in Circumstance); or (iv)  the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such improvements may be considered, along with the effects or consequences thereof, in determining whether there has been a Change in Circumstance).

“Change of Control Payment” is defined in Section  2.9(a)(vii)  of the Agreement.

“Clinical Trials” is defined in Section  2.12(e)  of the Agreement.

“Closing” is defined in Section  1.3(a)  of the Agreement.

“Closing Date” is defined in Section  1.3(a)  of the Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Collaboration Partner” is defined in Section  2.12(a)  of the Agreement.

“Collective Bargaining Agreement” shall mean each collective bargaining, employee representation agreement, works council or other labor union Contract covering any employee of the Company with respect to such employee’s employment with the Company.

“Company” is defined in the preamble to the Agreement.

“Company 401(k)  Plan” is defined in Section  5.4(e)  of the Agreement.

“Company Adverse Change Recommendation” is defined in Section  5.1(a)  of the Agreement.

“Company Associate” shall mean each current or former officer or other employee, or each current or former Individual Independent Contractor (including any non-employee director), of or to the Company; provided, that references to “current Company Associate” herein shall not include former officers, employees or Individual Independent Contractors.

“Company Board Recommendation” is defined in the recitals to the Agreement.

“Company Common Stock” is defined in the recitals to the Agreement.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Equity Plan” shall mean the Amended and Restated 2019 Stock Option and Grant Plan, as amended from time to time.

“Company Financial Advisors” is defined in Section  2.25 of the Agreement.

“Company IP” shall mean any and all (a)  Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company, (b)  Intellectual Property and Intellectual Property Rights incorporated or embodied in each Company Product, and (c)  third-party Intellectual Property and Intellectual Property Rights exclusively licensed to the Company.

“Company IT Assets” shall mean computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned by the Company, and all associated documentation or licensed or leased and operationally controlled by the Company (excluding any public networks).

“Company Options” shall mean all options to purchase Company Stock (whether granted pursuant to the Company Equity Plans or otherwise issued or granted).

“Company Preferred Stock” is defined in the recitals to the Agreement.

“Company Product” shall mean: (a)  each version, release, line, package, platform, component, or model of any product or service, including Software or hardware, that has been or is currently being designed, developed, distributed, made available, provided, performed, marketed, licensed or sold by or on behalf of the Company in any manner, and (b)  each implant, combination product, device or product candidate being developed, tested, labeled, manufactured, stored or marketed by the Company, in each case of (a)  and (b), if the same: (x)  has 510(k)  clearance or has been submitted for 510(k)  clearance, (y)  is utilized in, or expected to be utilized in, the Company’s clinical trials to be conducted in the next 12 months or (z)  is under design controls.

“Company Related Parties” and “Company Related Party” shall mean, collectively or individually, the Company and its former, current or future officers, directors, partners, stockholders (or other equityholders), managers, members or Affiliates.

“Company SEC Documents” is defined in Section  2.4(a)  of the Agreement.

“Company Software” is defined in Section  2.8(o)  of the Agreement.

“Company Stock” is defined in the recitals to the Agreement.

“Company Stockholder Approval” is defined in Section  2.21(a)  of the Agreement.

“Company Stockholders Meeting” is defined in Section  4.4(b)  of the Agreement.

“Confidentiality Agreement” is defined in Section  4.1(a)  of the Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

“Continuing Employee” is defined in Section  5.4(a)  of the Agreement.

“Contract” shall mean any agreement, contract, subcontract, lease, sublease, understanding, instrument, loan, credit agreement, bond, debenture, note, option, warrant, purchase order, license, sublicense, insurance policy or other legally binding commitment or undertaking.

“Controlled Group Liability” shall mean any and all liabilities (a)  under Title IV of ERISA, (b)  under Section  302 or 4068(a)  of ERISA, (c)  under Section  430(k)  or 4971 of the Code and (d)  for violation of the continuation coverage requirements of Sections 601 et seq.  of ERISA and Section  4980B of the Code or the group health requirements of Sections 701 et seq.  of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing  clauses (a)  through  (d), with respect to the Company or any ERISA Affiliate.

“Copyrights” is defined in the definition of Intellectual Property Rights.

“CRO” shall mean a Person (including a commercial, academic, or other organization) contracted by a sponsor to perform one or more of a sponsor’s Clinical Trial-related duties and functions, including those defined in (a)  21 C.F.R. Part  312.3(b); (b)  ICH GCP E6; and (c)  foreign equivalents of the foregoing.

“Cut-off Time” is defined in Section  4.3(c)  of the Agreement.

“CVR” is defined in the recitals to the Agreement.

“CVR Agreement” shall mean the Contingent Value Right Agreement in the form attached hereto as Exhibit  B to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto requested by such Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to receipt of a CVR in the Transactions.

“Data Privacy Laws” shall mean all applicable Legal Requirements governing the Processing of Personal Information and all regulations promulgated thereunder.

“Delaware Courts” is defined in Section  8.5(a)  of the Agreement.

“Determination Notice” is defined in Section  5.1(b)(i)  of the Agreement.

“DGCL” is defined in the recitals to the Agreement.

“Dissenting Shares” is defined in Section  1.7 of the Agreement.

“DOJ” shall mean the U.S. Department of Justice.

“Domain Names” is defined in the definition of Intellectual Property Rights.

“DTC” is defined in Section  1.6(d)  of the Agreement.

“Effective Time” is defined in Section  1.3(b)  of the Agreement.

“EMA” shall mean the European Medicines Agency.

“Employee Plan” shall mean each (a)  employee benefit plan (as defined in Section  3(3)  of ERISA, whether or not subject to ERISA), (b)  compensation, deferred compensation bonus, commission, cash incentive, stock purchase, stock option, other equity or equity-based incentive, severance, termination, retention, change in control, transaction, profit-sharing, pension, retirement, supplemental retirement, health, welfare, medical, dental, vision, life, death, accident, disability, hospitalization, fringe benefits, vacation, leave, paid time off, sabbatical, supplemental unemployment benefits, perquisite, tax gross-up, employee loan, or reimbursement plan, policy, program, practice, agreement, or arrangement, (c)  employment, offer letter, individual consulting, or similar agreement or arrangement, and (d)  each other employee benefit plan, policy program, practice, agreement, or arrangement, in each case, whether written or oral, active or terminated, in each case (clauses (a)  – (d)), that is (i)  sponsored, maintained, contributed to or required to be contributed to by the Company, (ii)  with respect to which the Company has any current or contingent liability (including as a result of an ERISA Affiliate) or (iii)  to which the Company is a party.

“Employment Laws” is defined in Section  2.16(d)  of the Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, infringement, option, right of first refusal or first offer, preemptive right, title retention, community property interest, or similar restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the use of, or receipt of any income derived from, any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” is defined in Section  7.1(b)  of the Agreement.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any Legal Requirement relating to human health and safety (as related to exposure to Hazardous Materials), pollution or protection of the environment (including ambient air, surface water, ground water, sediment, land surface, subsurface strata, soil vapor, and wildlife), or to the generation, Release, cleanup, remediation, manufacture, processing, distribution, use, treatment, storage, labeling, disposal, recycling, transport or handling of Hazardous Materials.

“Environmental Permit” is defined in Section  2.18(a)  of the Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person that, together with the Company, at any relevant time would be treated as a single employer under Section  414 of the Code or Section  4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules  and regulations promulgated thereunder.

“Excluded Shares” is defined in Section  1.5(a)(ii)  of the Agreement.

“FDA” shall mean the United States Food and Drug Administration.

“FDCA” shall mean the United States Federal Food, Drug and Cosmetic Act, and all related rules, regulations and guidelines.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section  2.4(b)  of the Agreement.

“Global Trade Laws” shall mean all applicable Legal Requirements governing the export, reexport, transfer or import of items (including commodities, software, technical data and technology) and services in the jurisdictions in which the Company operates, including (a)  the applicable Legal Requirements of the United States governing embargoes, sanctions, and boycotts, under the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), Trading with the Enemy Act (50 U.S.C. App. §§ 1—44), and all rules, regulations and executive orders relating to any of the foregoing, including regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury at 15 C.F.R. Parts 500-599 and by the U.S. Department of State; (b)  Legal Requirements governing the export, re-export, or transfer of goods, software, technology, or technical data, including the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018 (Pub. L. 115-232), the Export Administration Regulations (15 C.F.R. Parts 730 -774), the Arms Export Control Act (22 U.S.C. § 2778), and the International Traffic in Arms Regulations (22 C.F.R. § 120.1 et seq.); (c)  the Foreign Trade Regulations (15 C.F.R. Part  30) administered by the Census Bureau; (d)  Legal Requirements governing the importation of products, technology, technical data, and services, including those administered by United States Customs and Border Protection (19 C.F.R. Parts 1-199); (e)  the antiboycott laws set forth in section 999 of the Internal Revenue Code, the Department of Treasury Guidelines concerning international boycotts promulgated thereunder, and Part  760 of the EAR; and (f)  any other Legal Requirements relating to the export, reexport and import activities of the Company.

“Good Clinical Practices” shall mean, as applicable, the standards for design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in 21 C.F.R. Parts 11, 50, 54, 56, 312 and 812 and any foreign equivalents of the foregoing applicable to the Company.

“Good Manufacturing Practices” shall mean, as applicable, those current good manufacturing practices related to the manufacture of medical devices and any precursors thereto set forth in Legal Requirements, including (a)  the FDCA and 21 C.F.R. Part  820, (b)  guidelines and regulations of standard compilations in Directive (EU) 2017/1572 of 15 September  2017 supplementing Directive 2001/83/EC of the European Parliament and of the Council as regards the principles and guidelines of good manufacturing practice for medicinal products for human use; and (c)  other foreign equivalents of the foregoing.

“Government Contract” shall mean any Contract, including any subsequent modification of such Contract, between the Company and (a)  a Governmental Body, (b)  any prime contractor to a Governmental Body where the Contract is in furtherance of a prime contract between that contractor and a Governmental Body or where the Company otherwise has knowledge that the prime contractor is acting in its capacity as such, or (c)  any subcontractor (of any tier) in connection with or with respect to any Contract described in clause (a)  or (b)  where the Contract is in furtherance of a higher tier contract that is in furtherance of a Contract with a Governmental Body (either as a prime contract or subcontract) or where the Company otherwise has knowledge that the subcontractor is in furtherance of a higher tier contract that is in furtherance of a Contract with a Governmental Body (either as a prime contract or subcontract).

“Governmental Authorization” shall mean any permit, license, certificate, franchise, grant, permission, variance, clearance, registration, consent, approval, qualification, listing or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including all Regulatory Permits, each as amended or supplemented from time to time.

“Governmental Body” shall mean any: (a)  nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b)  supranational, international, multinational, transnational, national, federal, state, provincial, local, municipal, territorial, foreign or other government; or (c)  governmental or quasi-governmental authority of any nature, including (i)  any governmental division, department, agency, commission, board, branch, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, (ii)  any court, arbitrator or other tribunal or (iii)  any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature. For clarity, Governmental Bodies include any supranational, international, multination, national or other governmental authority, including the FDA, the EMA and the United Kingdom Medicines and Healthcare Products Regulatory, with jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, sale, commercialization, or distribution of medicinal products.

“GxP” shall mean, collectively, Good Clinical Practices, Good Manufacturing Practices and other applicable, generally accepted industry best practice standards for the pharmaceutical or biotech industry.

“Hazardous Materials” shall mean any waste, material, or substance (regardless of physical form or concentration) that is listed, regulated or defined, or that forms the basis of liability, under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos or asbestos-containing materials, toxic mold, radioactive material, polychlorinated biphenyls, petroleum (or any fraction thereof) or petroleum-derived substance or waste, per- and polyfluoroalkyl substances, organofluorines, 1,4-dioxane, medical wastes, and infectious substances.

“Health Care Laws” shall mean all Legal Requirements that regulate medical devices, including those related to the development, manufacturing, sale, distribution and promotional activities, product quality, the conduct of Clinical Trials, reporting of safety events, conflicts of interest, debarment, exclusion or disqualification, and interactions with and licensure and accreditation of health care professionals, including the following: (a)  the FDCA; (b)  Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (c)  the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the regulations promulgated under any of the foregoing, and any similar or equivalent state Legal Requirements; (d)  the Patient Protection and Affordable Care Act (Public Law No.  111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law No.  111-152); (e)  45 C.F.R. Parts 46 and 21 C.F.R. Parts 812, 50, 54 and 56 and state research regulations; (f)  the FDA software validation principles; (g)  the regulations set forth at 21 C.F.R. Part  11; (h)  the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder; (i)  EU Directive 2001/83/EC (the Community code relating to medicinal products for human use), Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006, Regulation (EC) No 1394/2007, Directive 2005/28/EC, Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556 and EU Directive 2001/20/EC to the extent still applicable to any ongoing Clinical Trials; (j)  GxP; and (k)  similar or equivalent Legal Requirements of all applicable jurisdictions.

“Health Care Permits” shall mean all licenses, approvals, authorizations, permissions, certificates, registrations, or clearances required by any Governmental Body or issued pursuant to any laws that are required to carry on the Company and its Subsidiaries’ business in order to study, design, develop, test, manufacture, process, label, supply, sell, advertise, promote, label, package, market, commercialize, distribute, import, export, store, service, handle, provide or pay for any of the Company or its Subsidiaries’ medical devices, biologics, combination products, or products involving the Company or its Subsidiaries, or any products or services in which the Company Products are components, parts, or materials including manufacturing materials. Health Care Permits shall include Pre-Market Approvals, Pre-Market Notifications, De Novos,  Investigational Device Exemptions,  IRB Approvals, Humanitarian Device Exemptions, Biologics License Applications, CE marks, establishment registration and listing with FDA, U.S. state manufacturing, distribution, or wholesale licenses, permits, or registrations, and any supplements or amendments to any Health Care Permits.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Communications” is defined in Section  5.2(d)  of the Agreement.

“In-bound License” is defined in Section  2.8(f)  of the Agreement.

“Indebtedness” shall mean, without duplication, (i)  any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including that portion of obligations with respect to any capital leases that is classified as a liability on a balance sheet in conformity with GAAP, (ii)  any obligations evidenced by notes, bonds, debentures or similar Contracts for indebtedness for borrowed money owing to any Person (other than the Company), (iii)  any reimbursement or other payment obligations in respect of letters of credit and bankers’ acceptances (other than obligations in respect of letters of credit and bankers’ acceptances used as security for leases), bank guarantees, surety bonds and similar instruments, regardless of whether drawn upon, including the principal, interest and fees owing thereon, (iv)  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (v)  any net obligations under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination), (vi)  all obligations representing the deferred and unpaid purchase price of property or services, and (vii)  any guaranty (or any other arrangement having the economic effect of a guaranty) of any such obligations described in clauses (i)  through (vi)  of any Person other than the Company (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice that are not past due).

“Indemnified Persons” is defined in Section  5.5(a)  of the Agreement.

“Individual Independent Contractor” shall mean each individual natural Person or each Entity that provides services through an individual natural Person.

“Initial End Date” is defined in Section  7.1(b).

“Initial Press Release” is defined in Section  5.7 of the Agreement.

“Intellectual Property” shall mean any or all of the following: (a)  inventions (whether patentable or not), invention disclosures, improvements, Trade Secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b)  business, technical and know-how information, non-public information, confidential information, databases and data collections; (c)  works of authorship (including Software (whether in source code, object code, firmware or other form)), audio, video, text, and other content, interfaces, APIs, architectures, bills of materials, designs, diagrams, documentation, files, layouts, records, schematics, specifications, integrated circuits, and hardware and Software development, maintenance, and testing tools; (d)  URLs and websites; (e)  logos and marks (including brand names, product names, and slogans); and (f)  any other form of Technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” shall mean any and all intellectual property rights and industrial property rights of every kind and description associated with any of the following, including whether protected, created, or arising under the laws of any jurisdiction throughout the world: (a)  patents, patent applications, invention disclosures, designs, utility models, and all related amendments, corrections, counterparts, provisionals, adjustments, renewals, restorations, revisions, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b)  trademarks, service marks, names, corporate names, trade names,  Internet domain names, logos, slogans, trade dress, design rights, brand names, corporate names, symbols, and other similar designations or indicia of source or origin (whether registered, common law, statutory or otherwise), together with the goodwill symbolized by any of the foregoing and any applications and registrations for the foregoing (“Trademarks”), (c)  published and unpublished works of authorship whether or not copyrightable and any copyrights and copyrightable subject matter, mask works, and moral rights, whether or not registered, and any and all applications and registrations for the foregoing (“Copyrights”), (d)  trade secrets and confidential ideas, know-how, inventions (whether or not patentable), proprietary processes, protocols, formulae, models, diagrams, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, data layers, devices, assays, specifications, schematics, physical, chemical and biological materials and compounds, chemistry and chemical compositions, compound libraries, methodologies, and other forms of Technology and the like, in written, electronic, oral or other tangible or intangible form, whether or not patentable (“Trade Secrets”), (e)  Internet domain names and social media accounts (“Domain Names”), and (f)  all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“In the Money Option” is defined in Section  1.8(a)  of the Agreement.

“IRB” shall mean any independent body (a review board or a committee, institutional, regional, national, or supranational), constituted of medical professionals and non-medical members, whose responsibility it is to ensure the protection of the rights, safety and well-being of human subjects involved in a trial and to provide public assurance of that protection, by, among other things, reviewing and approving / providing favorable opinion on a trial protocol, the suitability of investigator(s), facilities, and the methods and material to be used in obtaining and documenting informed consent of the trial subjects; and includes any such entity as described in 21 C.F.R. Part  56 or foreign equivalent of the foregoing.

“IRS” shall mean the U.S. Internal Revenue Service.

“Key Employee” shall mean each individual whose name is set forth on Section  X of the Company Disclosure Schedule.

“knowledge” with respect to (i)  the Company, shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry, of Douglas Unis, Benjamin Sexson, Kamran Shamaei, Noel Knape and Muhammad Afnan and (ii)  with respect to any other Entity shall mean with respect to any matter in question the actual knowledge, after reasonable inquiry, of such Entity’s executive officers.

“Leased Real Property” is defined in Section  2.7(b)  of the Agreement.

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, citation, summons, claim, demand, qui tam action, subpoena, civil investigative demand, or investigation commenced, brought, conducted or heard (whether formally or informally, and whether publicly or privately) by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any law, statute, constitution, principle of common law, treaty, convention, ordinance, code, policy, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq or another stock exchange), including any interpretation thereof by any court or other Governmental Body.

“Material Adverse Effect” shall mean any event, development, occurrence, circumstance, change or effect (any such item, an “Effect”) which, individually or when taken together with all other Effects which have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a)  the ability of the Company to (x)  perform any of its material obligations under this Agreement required to consummate the Transactions on or before the End Date, or (y)  to consummate the Transactions on or before the End Date, or (b)  the business, assets, financial condition or results of operations of the Company; provided, however, that, for purposes of clause (b)  above only, none of the Effects to the extent resulting from or arising out of any of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i)  any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided, that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii)  the negotiation, execution, delivery, announcement, pendency, performance or anticipated consummation of this Agreement or any of the Transactions, including the identity of Parent and changes in the Company’s relationships with or loss of customers, suppliers or other business partners or employees resulting from the foregoing; provided, that this clause (ii)  shall not apply to any representations or warranties contained in Section  2.17(i), Section  2.21 or Section  2.23 and the condition set forth in Section  6.2(a)  solely as such condition relates to Section  2.17(i), Section  2.21 or Section  2.23; (iii)  any change generally affecting the industries in which the Company operates or any change in the economy generally or other general business, financial, securities, credit or market conditions; (iv)  fluctuations in the value of any currency or interest rates; provided that the underlying causes of such Effect may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (v)  any act of terrorism (including cyberterrorism), war (whether or not declared), national or international calamity, natural disaster, acts of god, epidemic, pandemic, tariff, trade war, cyberattacks, data breaches or any other similar event, including any worsening of such conditions threatened or existing on the date of this Agreement; (vi)  the failure of the Company to meet internal or analysts’ expectations, projections, guidance, budgets, forecasts or estimates; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii)  any change in, or any compliance with or action required to be taken to comply with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP) after the date of this Agreement; (viii)  any actions taken or omitted to be taken by the Company, to which Parent has consented in writing, or which Parent has requested or approved in writing, or the taking of any action by the Company required by this Agreement or the Company’s failure to take any action expressly prohibited by this Agreement; (ix)  any actions or claims made or brought by any stockholders of the Company (on their behalf or on behalf of the Company), in each case relating to the evaluation, negotiation or entry into or terms of this Agreement, recommendation of the Transactions to the Company’s stockholders or consummation of the Transactions including, for the avoidance of doubt, any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; and (x)  any breach by Parent or Merger Sub of this Agreement; provided, that the incremental disproportionate impact of the Effects referred to in the foregoing clauses (iii), (iv), (v)  and (vii)  may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such Effects disproportionately affects the Company relative to other similarly situated participants in the industries in which the Company operates.

“Material Contract” is defined in Section  2.9(a)  of the Agreement.

“Material Contract Counterparty” shall mean each counterparty under a Material Contract corresponding to Sections 2.9(a)(iii), 2.9(a)(v), 2.9(a)(vi), 2.9(a)(x), 2.9(a)(xi), 2.9(a)(xii), 2.9(a)(xiii), 2.9(a)(xiv)  and 2.9(a)(xix).

“Maximum Amount” is defined in Section  5.5(b)  of the Agreement.

“Maximum Merger Consideration” is defined in Section  1.8(a)  of the Agreement.

“Merger” is defined in the recitals to the Agreement.

“Merger Consideration” is defined in the recitals to the Agreement.

“Merger Sub” is defined in the preamble to the Agreement.

“Merger Sub Sole Stockholder Approval” is defined in Section  3.3 of the Agreement.

“Misconduct Allegation” is defined in Section  2.16(h)  of the Agreement.

“Nasdaq” shall mean The Nasdaq Global Select Market.

“Negotiation Period” shall mean the period (a)  beginning on the date that Parent and/or Merger Sub receives a Determination Notice with respect to a Superior Offer in accordance with Section  5.1(b)(i)  or a Change in Circumstance in accordance with Section  5.1(b)(ii)  and (b)  ending at 11:59 p.m.  Eastern Time on the fourth (4th) business day after such date; provided, that with respect to any Determination Notice given in respect of a material amendment to a Superior Offer or a material change to a Change in Circumstance for which, in either case, a Determination Notice was previously given, the Negotiation Period shall end on the later of (x)  the date and time on which the Negotiation Period was initially scheduled to end in respect of the initial Determination Notice with respect to such Superior Offer or Change in Circumstance and (y)  11:59 p.m.  Eastern Time on the third (3rd) business day after the date that Parent and/or Merger Sub received the Determination Notice with respect to the material amendment to such Superior Offer or the material change to the facts and circumstances relating to a Change in Circumstance.

“Offer” is defined in Section  5.4(a)  of the Agreement.

“Open Source Software” shall mean any computer Software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“Other Filings” is defined in Section  4.1(c)  of the Agreement.

“Out-bound License” is defined in Section  2.8(f)  of the Agreement.

“Parent” is defined in the preamble to the Agreement.

“Parent Material Adverse Effect” shall mean any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to: (x)  perform any of its material obligations under this Agreement, or (y)   consummate the Transactions on or before the End Date.

“Parent Plans” is defined in Section  5.4(c)  of the Agreement.

“Parties” shall mean Parent, Merger Sub, and the Company and “Party” shall mean any one of the foregoing.

“Paying Agent” is defined in Section  1.6(a)  of the Agreement.

“Paying Agent Agreement” is defined in Section  1.6(a)  of the Agreement.

“Payment Fund” is defined in Section  1.6(a)  of the Agreement.

“Permitted Encumbrance” shall mean (a)  any statutory liens for Taxes (i)  that are not due and payable or (ii)  the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b)  mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted, or which arise, in the ordinary course of business as to which there is no default, (c)  with respect to leased property, any interest in title of the lessor under the applicable lease (other than a capital lease) entered into by the Company in the ordinary course of business and under which there is no default by the Company, (d)  non-exclusive licenses of Intellectual Property Rights granted to service providers to enable them to perform services for the Company entered in the ordinary course of business consistent with past practice, (e)  Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Legal Requirements and (f)  in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice which, individually or in the aggregate, do not materially limit the Company’s current use (or currently contemplated use), utility to the Company or value of the applicable real property to the Company or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean any information that (a)  identifies or could reasonably be used, alone or in combination with other information held by the Company or any of its Subsidiaries, to identify an individual, or (b)  is subject to any Legal Requirement relating to privacy, or (c)  “personally identifiable information,” “personal data,” or similarly defined personal information under Data Privacy Laws, or (d)  as defined in any legally binding internal or publicly available privacy policies or notices of the Company.

“Pre-Closing Period” is defined in Section  4.1(a)  of the Agreement.

“Privacy and Security Requirements” is defined in Section  2.8(s).

“Processing” shall mean with respect to Personal Information, the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, disposal, destruction, or anonymization of such Personal Information, or any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Privacy and Security Requirements.

“Proxy Statement” is defined in Section  4.4(a)  of the Agreement.

“Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing, and all Domain Name registrations.

“Regulatory Filings” is defined in Section  5.2(b)  of the Agreement.

“Regulatory Permit” shall mean any Governmental Authorization required for the development, manufacturing or marketing of a Company Product under applicable Health Care Laws, including all investigational device exemptions and other authorizations to conduct Clinical Trials,  IRB approvals, medical device marketing applications, as defined in 21 C.F.R. Parts 807, 814, and 860, establishment registration and product listing as defined in 21 C.F.R. Part  807, all supplements or amendments thereto, and all comparable Governmental Authorizations.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, release, or threatened release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment, including the air, soil, soil vapor, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Sanctioned Person” shall mean any Person, aircraft, or vessel that is the subject or target of sanctions or restrictions under the Global Trade Laws, including, any Person: (a)  listed on any list of sanctioned persons maintained by the United States, United Nations Security Council, including (i)  the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders List maintained by the U.S. Office of Foreign Assets Control or (ii)  the Entity List, Denied Persons List or Military End User List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; (b)  located in, resident in, or incorporated in, a Sanctioned Territory; and (c)  any Person which is 50% or more owned, directly or indirectly, individually or in the aggregate, or otherwise controlled, by any such Person or Persons described in subclauses (a)(i)  or (b)  of this definition.

“Sanctioned Territory” shall mean any country or territory which is itself the subject or target of any country-wide or territory-wide comprehensive economic sanctions imposed by the United States at any point over the previous five years, including Cuba,  Iran, North Korea, Syria, or the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine.

“Sarbanes-Oxley Act” is defined in Section  2.4(a)  of the Agreement.

“Scraped Data” shall mean any data or dataset that is or has been collected or generated using robots, spiders, web scraping, web crawling, or web harvesting Software or any other Software, service, tool or Intellectual Property that turns unstructured data found on the web into machine readable, structured data that is substantially ready for analysis or processing.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Clearance Date” shall mean the date on which the SEC confirms that it has no further comments on the Proxy Statement;  provided, that if the SEC has failed to affirmatively notify the Company within eleven days after the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then the eleventh (11th) day after the initial filing shall be the “SEC Clearance Date”.

“Secretary of State” is defined in Section  1.3(b)  of the Agreement.

“Securities Act” shall mean the Securities Act of 1933.

“Section  409A” is defined in Section  1.8(c)  of the Agreement.

“Series  D Liquidation Preference” is defined in the recitals to the Agreement.

“Series  D Preferred Stock” is defined in the recitals to the Agreement.

“Series  E Liquidation Preference” is defined in the recitals to the Agreement.

“Series  E Preferred Stock” is defined in the recitals to the Agreement.

“Sexson” is defined in the recitals to the Agreement.

“Software” shall mean all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Specified Agreement” is defined in Section  7.1(e)  of the Agreement.

“Specified Antitrust Authority” is defined in Section  5.2(c)  of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a)  an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b)  at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section  5.1(b)); provided, that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Corporation” is defined in the recitals to the Agreement.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section  203 of the DGCL).

“Tax” shall mean any and all federal, state, local, or non-U.S. or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, escheat or unclaimed property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever in the nature of tax, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties or additions to tax imposed thereon.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, disclosures, schedule, claims for refund, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any schedules or attachments thereto or amendments thereof.

“Technology” shall mean any and all of the following: (a)  works of authorship, including documentation, designs, files, records, and Software code; (b)  inventions (whether or not patentable), discoveries, and improvements, and technology; (c)  proprietary and confidential information, including technical data, Trade Secrets, know-how, algorithms, architecture, and techniques; (d)  data compilations and collections; (e)  tools, materials, designs, circuits, system integration schemes, methods, processes, devices, prototypes, schematics, net lists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware and Software development tools, and other forms of technology; and (f)  all embodiments of the foregoing in any form and embodied in any media.

“Termination Fee” is defined in Section  7.3(b)(iii)  of the Agreement.

“Trade Secrets” is defined in the definition of Intellectual Property Rights.

“Trademarks” is defined in the definition of Intellectual Property Rights.

“Training Data” shall mean any data or dataset, including any Scraped Data, processed or otherwise used to train, validate, test, or otherwise improve or enhance any AI System.

“Transactions” shall mean (a)  the execution and delivery of the Agreement, (b)  the execution and delivery of the CVR Agreement and (c)  all of the transactions contemplated by the Agreement and the CVR Agreement, including the Merger.

“Voting Agreements” is defined in the recitals to the Agreement.

“WARN” is defined in Section  2.16(f)  of the Agreement.

“Willful Breach” shall mean a material breach of this Agreement prior to or in connection with the termination of this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.

EXHIBIT  B

FORM  OF CVR AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT1a

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2025 (this “Agreement”), is entered into by and between Zimmer Biomet Holdings,  Inc., a Delaware corporation (“Parent”), and [●], a [●], as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Honey Badger Merger Sub,  Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Monogram Technologies Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of July  11, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to (a)  the holders of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) (other than holders of Common Stock to be canceled in accordance with 1.5(a)(i)  and 1.5(a)(ii)  of the Merger Agreement and Dissenting Shares) that are outstanding as of immediately prior to the Effective Time and (b)  the holders of vested Company Options that are (i)  in-the-money as of immediately prior to the Effective Time or (ii)  out-of-the-money as of immediately prior to the Effective Time but in-the-money when taking into account the sum of the Cash Amount and the maximum Milestone Payments, in each case, that are unexercised and outstanding as of immediately prior to the Effective Time (such applicable Company Options, the “Covered Equity Awards”), in the case of each of clauses (a)  and (b), the right to receive a contingent cash payment as hereinafter described.

1 Note to Draft: Subject to review by Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

DEFINITIONS

Milestones.

“First Milestone,” “Second Milestone,” “Third Milestone,” “Fourth Milestone,” and “Fifth Milestone,” have the meanings set forth below:

Milestone	Milestone Trigger	Milestone Payment	Milestone Expiration
First Milestone	Completion of a proof-of-concept demonstration of its robotic system for unicompartmental (partial) knee arthroplasty, which shall be made available to Parent’s designated executives; provided, however, that such demonstration shall be made available during the period beginning on January 1, 2026 and ending on the later of (a) January 31, 2026 or (b) 30 days after the Closing Date.	$1.04 per CVR	Later of (a) January 31, 2026 and (b) 30 days after the Closing Date
Second Milestone	The grant by the FDA of 510(k) clearance of the Company’s fully autonomous robotic system for use with Parent Implants, as evidenced by receipt of a formal clearance letter from FDA indicating that the system has been found to be “substantially equivalent” to a predicate device and that the Company may proceed with marketing of the system in the U.S.	$1.08 per CVR	December 31, 2027
Third Milestone	The achievement of Gross Revenue between January 1, 2028 and December 31, 2028 that is at least equal to $156,000,000.	$3.41 per CVR*	December 31, 2028
Fourth Milestone	The achievement of Gross Revenue between January 1, 2029 and December 31, 2029 that is at least equal to $381,000,000.	$3.41 per CVR*	December 31, 2029
Fifth Milestone	The achievement of Gross Revenue between January 1, 2030 and December 31, 2030 that is at least equal to $609,000,000.	$3.43 per CVR*	December 31, 2030

*Each such Revenue Milestone and corresponding Milestone Payment is subject to pro ration as described Section  4.5(a)  and Schedule A attached hereto.

Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Methodology” means the accounting methods, practices, policies and procedures used to prepare the consolidated financial statements (including, in each case, any notes thereto) contained in the most recent periodic report filed by Parent with the SEC as of the applicable Milestone Expiration Date.

“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Carve-Out Transaction” means any transaction (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or a substantial portion of the rights to the Company Systems are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries. For clarification, any Change of Control shall not constitute a Carve-Out Transaction.

“Change of Control” means, with respect to a party, (a)   a merger or consolidation involving such party in which such party is not the surviving entity, or (b)  any other transaction involving such party in which such party is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction, other than any bona fide equity financing transaction solely related to the continued financing of the operations of such party and its subsidiaries.

“Company Systems” means the Company’s advanced surgical planning and robotics systems for total knee arthroscopy known as the mBȏs TKA System and/or the Monogram TKA System, including any additional systems or applications derived from, or iterative of, either of the mBȏs TKA System or the Monogram TKA System.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Milestone Payments” has the meaning set forth in Section  2.4(f).

“CVR Register” has the meaning set forth in Section  2.3(b).

“CVRs” means the contractual rights of Holders to receive Milestone Payments (if achieved) pursuant to the Merger Agreement and this Agreement.

“Disposables” means sterile packed procedure components which include all disposables (i.e. robot cart drape, tracking markers, lenses, and spheres, bone pins, checkpoints, and saw blades) developed specifically to perform a procedure utilizing Parent Implants with Company Systems.

“DTC” means The Depository Trust Company or any successor thereto.

“Event of Default” has the meaning set forth in Section  6.1.

“Fifth Milestone Expiration Date” means the date set forth under the header “Milestone Expiration Date” that corresponds to the Fifth Milestone in the chart set forth in Section  1.1.

“Fifth Milestone Payment” means the amount set forth under the header “Milestone Payment” that corresponds to the Fifth Milestone in the chart set forth in Section  1.1.

“First Milestone Expiration Date” means the date set forth under the header “Milestone Expiration Date” that corresponds to the First Milestone in the chart set forth in Section  1.1.

“First Milestone Payment” means the amount set forth under the header “Milestone Payment” that corresponds to the First Milestone in the chart set forth in Section  1.1.

“Fourth Milestone Expiration Date” means the date set forth under the header “Milestone Expiration Date” that corresponds to the Fourth Milestone in the chart set forth in Section  1.1.

“Fourth Milestone Payment” means the amount set forth under the header “Milestone Payment” that corresponds to the Fourth Milestone in the chart set forth in Section  1.1.

“Gross Revenue” means, for any applicable calendar year, as determined in accordance with the Accounting Methodology, the sum of (a)  the gross amount billed or invoiced by or on behalf Parent or any of its Affiliates with respect to Parent Implants (and related Disposables) using the Company Systems to third party purchasers in arm’s-length transactions; provided, that any amount billed or invoiced between or among any of Parent or its Affiliates with respect to Parent Implants (and related Disposables) using the Company Systems will not be considered a sale.

“Gross Revenue Percentage” means with respect to the Revenue Milestones, the actual Gross Revenues achieved for any given period divided by the Gross Revenue Milestone Payment trigger.

“Gross Revenue Statement” means a written statement of Parent, certified by an authorized officer of Parent, setting forth in reasonable detail the calculation of Gross Revenue as of the applicable Milestone Expiration Date for each of the Revenue Milestones, which shall include (a)  an itemized calculation of Gross Revenue as of the applicable Milestone Expiration Date and (b)  to the extent that sales for Company Systems are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Milestone(s)” means any of the First Milestone, the Second Milestone, the Third Milestone, the Fourth Milestone or the Fifth Milestone, or collectively the First Milestone, the Second Milestone, the Third Milestone, the Fourth Milestone and the Fifth Milestone, as applicable.

“Milestone Expiration Date” means each of the First Milestone Expiration Date, Second Milestone Expiration Date, Third Milestone Expiration Date, Fourth Milestone Expiration Date, Fifth Milestone Expiration Date.

“Milestone Notice” has the meaning set forth in Section  2.4(a).

“Milestone Notice Date” means, (a)  with respect the Qualitative Milestones, the date that is ten (10)  business days following the achievement of the applicable Milestone or (b)  with respect to the Revenue Milestones, the date that is ninety (90)  days following the applicable Milestone Expiration Date.

“Milestone Payment” means each of the First Milestone Payment, the Second Milestone Payment, the Third Milestone Payment, the Fourth Milestone Payment and the Fifth Milestone Payment.

“Milestone Payment Amount” means, for a given Holder, the product of (a)  the applicable Milestone Payment and (b)  the number of CVRs with respect to such applicable Milestone held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice. With respect to a Covered Equity Award, each applicable Milestone Payment Amount shall first be reduced (including to $0) by the amount, if any and without duplication, by which the exercise price per share of such Covered Equity Award exceeded the Cash Amount.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer, the secretary or other authorized officer, in each case, of Parent, in such individual’s capacity as such an officer, and delivered to the Rights Agent.

“Parent Implant” means any implant developed or produced by Parent or its Affiliates (excluding, for the avoidance of doubt, any implants developed or produced by the Company prior to the Closing) cleared for use with Company Systems by the FDA which are used in conjunction with Disposables to perform a procedure utilizing Company Systems.

“Partial Achievement Milestone Payment” means, with respect to any of the Revenue Milestones, if Gross Revenue for the applicable Milestone equals at least 50% of the Gross Revenue required to trigger the Milestone Payment then the milestone payment will be calculated pursuant to the table forth in Schedule A hereto.

“Permitted Transfer” means a transfer of CVRs (a)  upon death of a Holder by will or intestacy; (b)  pursuant to a court order (including through a divorce decree); (c)  by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d)  in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e)  if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (f)  as provided in Section  2.6; or (g)  any other transfer approved in writing by the Rights Agent and Parent; provided that, in each case, the transfer complies with applicable securities laws and the transferee agrees in writing, if required, to be bound by the terms of this Agreement and to execute any necessary documentation required by Parent or the Rights Agent to effect such transfer.

“Qualitative Milestones” means the First Milestone and the Second Milestone.

“Revenue Milestones” means the Third Milestone, the Fourth Milestone and the Fifth Milestone.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Second Milestone Expiration Date” means the date set forth under the header “Milestone Expiration Date” that corresponds to the Second Milestone in the chart set forth in Section  1.1.

“Second Milestone Payment” means the amount set forth under the header “Milestone Payment” that corresponds to the Second Milestone in the chart set forth in Section  1.1.

“Target Revenue” means, with respect to the Revenue Milestones, the amount of revenues required for full attainment of each respective milestone, as set for the in the CVR table in Schedule A: $156,000,000, $381,000,000, and $609,000,000 for the calendar years ending 2028, 2029 and 2030, respectively.

“Target Revenue Excess Amount” means such amount of Gross Revenues for the calendar year 2030 that is in excess of the Target Revenue for the Fifth Milestone.

“Third Milestone Expiration Date” means the date set forth under the header “Milestone Expiration Date” that corresponds to the Third Milestone in the chart set forth in Section  1.1.

“Third Milestone Payment” means the amount set forth under the header “Milestone Payment” that corresponds to the Third Milestone in the chart set forth in Section  1.1.

Rules  of Construction. For purposes of this Agreement, the parties hereto agree that: (a)  whenever the context requires, the singular number shall include the plural, and vice versa; (b)  the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (c)  the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (d)  the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (e)  where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f)  a reference to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto; (g)  references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (h)  they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Legal Requirement, holding or rule  of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (i)  the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive and (j)  the measure of a period of one (1)  month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August  18 is September  18 and one month following August  31 is October  1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

CONTINGENT VALUE RIGHTS

CVRs. The CVRs represent the contractual rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section  4.1 hereof.

Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void and of no effect.

No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs shall not be evidenced by a certificate or other instrument; Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.

(b)            The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers of CVRs as herein provided. The CVRs shall initially, in the case of the holders of shares of Common Stock immediately prior to the Effective Time (other than Dissenting Shares), be registered in the names and addresses of the respective holders as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Common Stock converted into the right to receive the Merger Consideration. The CVR Register will initially show one position for Cede  & Co. representing all of the CVRs that are issued to the holders of shares of Common Stock held by DTC on behalf of the street holders of shares of Common Stock. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section  2.4, the Rights Agent will accomplish the payment to any former street name holders of shares of Common Stock by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger.

(c)            Subject to the restrictions on transferability set forth in Section  2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section  2.2), register the transfer of the CVRs in the CVR Register and notify the Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other transfer Tax or similar charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement. The CVR Register is intended to comply with the requirements for “registered form” under Treasury Regulations Section  5f.103-1(c).

(d)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

Payment Procedures.

(e)            In the event that a Milestone is attained (or a Partial Achievement Milestone Payment is due), then, on or prior to the applicable Milestone Notice Date, Parent shall deliver or cause to be delivered to the Rights Agent (i)  a notice (the “Milestone Notice”) indicating which Milestone was attained and an Officer’s Certificate certifying the same and (ii)  cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards) pursuant to Section  4.2, along with any letter of instruction reasonably required by the Rights Agent, solely to the extent such requirement has been communicated to Parent by the Rights Agent.

(f)            The Rights Agent shall promptly, and in any event within ten (10)  business days of receipt of the items set forth in Section  2.4(a), send each Holder at its registered address a copy of such Milestone Notice. If a Milestone Payment is payable to the Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards), then at the time the Rights Agent sends a copy of the Milestone Notice to such Holders, the Rights Agent shall also pay the applicable Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (i)  by check mailed to the address of such Holder reflected in the CVR Register as of 5:00  p.m.  Eastern Time on the date of the applicable Milestone Notice or (ii)  with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the applicable Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions. With respect to any Covered Milestone Payment that is payable to Holders of Covered Equity Awards, Parent shall cause to be paid, as soon as reasonably practicable following the date on which the applicable Milestone Notice has been delivered to the Rights Agent (but in no event later than March  15th of the calendar year following the calendar year in which the applicable Milestone was attained), the applicable Covered Milestone Payment applicable to such Holder  through an applicable payroll system or third party payroll agent or by the Paying Agent (such method of payment to be determined in Parent’s sole discretion). If any such payment in accordance with this  Section  2.4(b)  cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Parent shall cause to be issued a check for such payment to such Holder of Covered Equity Awards (less applicable withholding Taxes and other required deductions, if any), as soon as reasonably practicable following the delivery of the applicable Milestone Notice (but in no event later than March  15th of the calendar year following the calendar year in which the applicable Milestone was attained) at the address for such Holder set forth in the CVR Register or, if such person is then employed by Parent or a Subsidiary of Parent, at the most recent address on the Parent’s or such Subsidiary’s personnel records for such Holder. Each Covered Milestone Payment is intended to be a separate “payment” for purposes of Section  409A and, to the greatest extent possible, to constitute payments within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section  409A) or to otherwise be paid in compliance with or under an alternative exemption from Section  409A. To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section  409A, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-Closing payment limitation therein, and shall incorporate by reference all required definitions and payment terms. Notwithstanding the foregoing, none of the parties hereto nor any of their employees, directors or representatives make any representation or warranty and will have no liability to a Holder or transferee or other Person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section  409A of the Code (or any similar U.S. state tax law) that are subject to certain additional federal, state or other taxes.

(g)            Parent (or its applicable Affiliate) shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Legal Requirement. Any such withholding with respect to Holders who received CVRs in consideration of the Covered Equity Awards shall be made, or caused to be made, through making payments through an applicable payroll system or third party payroll agent or by the Paying Agent (such method of payment to be determined in Parent’s sole discretion). Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting on the Covered Milestone Payments), the Rights Agent shall use commercially reasonable efforts to solicit from such Holder an IRS Form  W-9,  IRS Form  W-8 or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid. To the extent such amounts are so deducted or withheld from the Covered Milestone Payments, the Rights Agent shall, as soon as reasonably practicable, deliver such amounts to Parent (or Parent’s designee) for the purposes of remitting such amounts to the IRS. In no event shall the Rights Agent have any duty, obligation or responsibility for wage or Form  W-2 reporting with respect to Milestone Payments (including Covered Milestone Payments) made to the Holders.

(h)            If any funds delivered to the Rights Agent for payment to the Holders as Milestone Payment Amounts remain undistributed to the Holders on the date that is six (6)  months after the date of the applicable Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment Amounts and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent or any successor in interest of Parent (subject to abandoned property, escheat and other similar Legal Requirements) only as general unsecured creditors thereof with respect to the applicable Milestone Payment Amounts that may be payable, without interest.

(i)             Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Person (including any Holder) for any Milestone Payment Amounts delivered to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become property of any Governmental Body, such Milestone Payment Amount shall become, to the extent permitted by applicable Legal Requirements, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(j)             Except as otherwise required by applicable Legal Requirements, including to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Legal Requirement (including Section  483 of the Code), the parties hereto intend to treat, for all U.S. federal and applicable state and local income Tax purposes, (i)  any Milestone Payment Amounts (other than such amounts paid with respect to a CVR received solely with respect to a Covered Equity Award) received with respect to shares of Common Stock pursuant to the Merger Agreement as additional consideration for or in respect of such shares of Common Stock and (ii)  Milestone Payment Amounts paid in respect of each CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, as wages in the year in which the applicable Milestone Payment Amount is made. The Rights Agent shall be responsible for information reporting required under applicable Legal Requirements with respect to the CVRs, including reporting any Milestone Payments (other than Milestone Payments paid with respect to a CVR received with respect to a Covered Equity Award) hereunder on Internal Revenue Service Form  1099-B or other applicable form. Parent shall cooperate with the Rights Agent to provide any information reasonably available to Parent that is necessary for the Rights Agent to carry out its obligations in this Section  2.4(f)  . To the extent required by applicable Legal Requirements, the Rights Agent shall report imputed interest on the Milestone Payment Amounts in respect of CVRs received with respect to shares of Common Stock pursuant to the Merger Agreement pursuant to Section  483 of the Code.

No Voting, Dividends or Interest; No Equity or Ownership Interest.

(k)            The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(l)            The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article  5 and Article  6. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section  2.6.

THE RIGHTS AGENT

Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. Prior to the occurrence of an Event of Default, and after the curing or waiving of all such Events of Default which may have occurred, the Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach). If an Event of Default has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(m)           the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(n)            whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;

(o)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon after good faith consultation with Parent;

(p)            in the absence of a duty specifically set forth in this Agreement, the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(q)            the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(r)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(s)            the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement, except for any such breach by Parent resulting from any gross negligence, bad faith, willful or intentional misconduct or fraud of the Rights Agent;

(t)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss, liability, claim, demands, suits or expense was a result of the Rights Agent’s fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach);

(u)            the Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder unless such consequential damages were a result of the Right Agent’s fraud gross negligence, bad faith or willful or intentional misconduct (including willful breach);

(v)            Parent agrees (i)  to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii)  to reimburse the Rights Agent for all Taxes and governmental charges and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than withholding Taxes owed by Holders and Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(w)           notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Legal Proceeding commenced by the Rights Agent against Parent; and

(x)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Resignation and Removal; Appointment of Successor.

(y)            The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section  3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section  3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(z)            If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section  3.3(a)  or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal pursuant to Section  3.3(a)  or after Parent has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section  3.4, become the successor Rights Agent.

(aa)          Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within thirty (30) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section  3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(bb)         The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register to the successor Rights Agent.

Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the predecessor Rights Agent.

COVENANTS

List of Holders. Parent or the Surviving Corporation shall furnish or cause to be furnished to the Rights Agent, in the form as Parent receives from the Surviving Corporation’s transfer agent (or other agent performing similar services for the Surviving Corporation)(or, in the case of Holders who held Covered Equity Awards, the Company), the names and addresses of the Holders as promptly as practicable upon the Effective Time, and in no event later than thirty (30) days after the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.

Payment of Milestone Payments. If a Milestone has been achieved in accordance with this Agreement, then no later than the applicable Milestone Notice Date, Parent shall (i)  deliver to the Rights Agent a written notice indicating that such Milestone has been achieved, and (ii)  deposit or cause to be deposited with the Rights Agent, for payment to the Holders when payable in accordance with Section  2.4, the aggregate amount necessary to pay the applicable Milestone Payment Amounts to all Holders with respect to the applicable Milestone (other than Holders with respect to CVRs received in consideration of the Covered Equity Awards).

Books and Records. Parent shall, and shall cause its Subsidiaries to, keep records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder (including books and records in sufficient detail to enable the calculation of Gross Revenue as of the applicable Milestone Expiration Date).

Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Revenue Milestone Audit Rights.

(cc)         If a Milestone is not attained, Parent shall deliver to the Rights Agent, (A)  with respect to the Revenue Milestones, on or before the applicable Milestone Notice Date and (B)  with respect to the Qualitative Milestones, no more than thirty (30) days after the applicable Milestone Expiration Date, (i)  a written notice (the “Expiry Notice”) indicating that the applicable Milestone was not attained prior to the applicable Milestone Expiration Date and (ii)  an Officer’s Certificate certifying the applicable Milestone was not attained prior to the applicable Milestone Expiration Date and that the applicable Milestone Payment is not payable to the Holders of such CVR; provided, however, in the event that at least 50% of the Gross Revenue required to trigger a Revenue Milestone has been attained prior to the applicable Milestone Expiration Date, then such Revenue Milestone will be deemed to be partially achieved and each Holder shall be entitled to the Partial Achievement Milestone Payment for such Revenue Milestone in accordance with Schedule A hereto and paid in accordance with Section  2.4.

(dd)         With respect to the Revenue Milestones only, during the forty-five (45)-day period following the Expiry Notice (the “End Date”), upon the reasonable written request from the Acting Holders, Parent shall provide the Acting Holders with reasonable documentation to support Parent’s calculation of Gross Revenue and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations; provided that (x)  such Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Subsidiaries to be furnished pursuant to this Section  4.5, (y)  such access does not unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries and (z)  such confidential information or access shall not be required to be provided to the extent that such confidential information or access would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Legal Requirement. If the Acting Holders do not agree with Parent’s calculations, the Acting Holders may, no later than twenty (20) Business Days after the Acting Holders request documentation supporting Parent’s calculation, submit a written dispute notice to Parent setting forth the specific disputed items in the Gross Revenue Statement and a reasonably detailed explanation thereof (such notice, a “Dispute Notice”). If the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders deliver the Dispute Notice to Parent (such period, the “Review Request Period”), Parent shall permit, and shall use commercially reasonable efforts to cause its Affiliates to permit, an independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access, with reasonable advance notice and at reasonable times during normal business hours to the books and records of Parent and its Subsidiaries as may be reasonably necessary to evaluate and verify Parent’s calculation of Gross Revenue as of the applicable Milestone Expiration Date as set forth in the applicable Gross Revenue Statement; provided that (x)   the Independent Accountant enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Subsidiaries to be furnished pursuant to this Section  4.5 and (y)  such access does not unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries. The fees charged by the Independent Accountant shall be borne by the Acting Holders unless the Independent Accountant determines that the applicable Revenue Milestone was actually achieved, in which case such fees shall be borne by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosure. The Independent Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination solely with respect to those specific items in such applicable Gross Revenue Statement that the parties disagree on and submit to it for resolution. All other items in the applicable Gross Revenue Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent fraud or manifest error. If, in accordance with the procedures set forth in this Section  4.5, the Independent Accountant concludes that the applicable Milestone Payment should have been paid but was not paid when due, or the applicable Milestone Payment Amount paid should have been greater than the amount paid based on the amounts set forth in the Gross Revenue Statement, Parent shall cause the applicable Milestone Payment Amount, to be paid less any amounts deposited with the Rights Agent prior to such date pursuant to Section  4.2 (without interest) promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report, with such payment made in accordance with the procedures set forth in Section  2.4.

(ee)          If, as of the applicable End Date, the Acting Holders have not requested a review of the applicable Gross Revenue Statement, or if the Acting Holders have not delivered a timely Dispute Notice, in each case in accordance with this Section  4.5, the calculations set forth in the applicable Gross Revenue Statement shall be and conclusive upon the Holders.

Target Revenue Excess Amount.

(ff)           If the Target Revenue for either of the Third Milestone or the Fourth Milestone is not achieved by the applicable Milestone Expiration Date, then Parent shall conduct a one-time lookback no later than ninety (90) days after December  31, 2030 to determine if any Target Revenue Excess Amount exists. To the extent that there is any Target Revenue Excess Amount, the Target Revenue Excess Amount shall be added retroactively to the Gross Revenues calculated for the calendar year 2029. If after adding any Target Revenue Excess Amount to the previously calculated Gross Revenue for the calendar year 2029 the adjusted Gross Revenue entitles the Holders to an incremental Milestone Payment Amount in accordance with Schedule A, then such incremental Milestone Payment Amount shall be paid concurrently with the Fifth Milestone Payment.

(gg)          Immediately following the adjustment in clause (a)  (if any), if there remains any Target Revenue Excess Amount, then such remaining amounts shall be added retroactively to the Gross Revenues calculated for the calendar year 2028. If after adding any Target Revenue Excess Amount to the previously calculated Gross Revenue for the calendar year 2028, the adjusted Gross Revenue entitles the Holders to an incremental Milestone Payment Amount in accordance with Schedule A, then such incremental Milestone Payment Amount shall be paid concurrently with the Fifth Milestone Payment.

Gross Revenue Statement. Prior to the applicable Milestone Notice Date, Parent shall have compiled a Gross Revenue Statement. Parent shall keep such Gross Revenue Statement in its books and records.

Change of Control; Carve-Out Transactions. In the event that Parent desires to consummate a Change of Control prior to the earlier of the last Milestone Expiration Date and the payment of all Milestone Payment Amounts (to the extent actually achieved) in accordance with this Agreement, whichever occurs earlier, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement to the extent not effected by operation of law. In the event that Parent or any of its Subsidiaries desires to consummate a Carve-Out Transaction prior to the earlier of the last Milestone Expiration Date and the payment of all Milestone Payment Amounts (to the extent actually achieved) in accordance with this Agreement, whichever occurs earlier, Parent will cause the Person acquiring the rights to the Company Systems to either (a) assume Parent’s obligations, duties and covenants under this Agreement pursuant to a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent or (b) provide the information to Parent necessary for Parent to comply with its obligations under this Agreement. If any Carve-Out Transaction is consummated with a Person and such Person does not assume all of Parent’s obligations, duties and covenants hereunder, Parent shall retain all such obligations, duties and covenants hereunder; provided, for the avoidance of doubt, any Gross Revenue of such Person who acquired the Company Systems prior to the applicable Milestone Expiration Date shall be included the Gross Revenue calculation for as of the applicable Milestone Expiration Date pursuant to this Agreement. No later than thirty (30) days following the consummation of any Change of Control or Carve-Out Transaction, as applicable, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with this Section 4.8 and that all conditions precedent herein relating to such transaction have been satisfied. Upon consummation of a Change of Control or Carve-Out Transaction in accordance with this Section 4.8, neither Parent, nor any of its Affiliates (including the Surviving Corporation), shall have any further liability or obligation with respect to any Milestone Payments, and Parent and its Affiliates (including the Surviving Corporation) shall be fully relieved from any such obligations.

Operational Matters. From the Merger Closing Date, neither Parent nor any of its Affiliates shall act in bad faith with the specific intent of avoiding achievement of the Milestones or the incurrence of any Milestone Payment obligation. Except as expressly set forth in this Section 4.9, neither Parent nor any of its Affiliates shall have any obligation to make any particular level of efforts or engage in any particular activities in connection with the ownership of the Surviving Corporation or any other Person relevant to the Milestone Payments, the Company Systems or otherwise in connection with achieving the Milestones. Nothing in this Agreement shall be construed as Parent providing, and the Rights Agent disclaims, on behalf of itself and each Holder, any covenants, obligations, representations or undertakings that are not set forth in this Agreement with respect to the Milestones or the Milestone Payment obligations and it is understood that the sole obligations of Parent with respect to the Company Systems shall be as set forth in this Section 4.9.

AMENDMENTS

Amendments without Consent of Holders.

(hh)      Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)              to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)             to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iii)            to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(v)            to evidence the assignment of this Agreement by Parent as provided in Section 7.3;

(vi)           as may be necessary or appropriate to comply with Section 409A; or

(vii)           any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

(ii)        Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

(jj)        Promptly after the execution by Parent and/or the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall transmit (or cause the Rights Agent to transmit) a notice through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Amendments with Consent of Holders.

(kk)      Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(ll)        Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.

Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

REMEDIES OF THE HOLDERS

Event of Default. An “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Legal Requirement or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Body):

(mm)    default in the payment by Parent pursuant to the terms of this Agreement of all or any part of any Milestone Payment Amount after a period of thirty (30) days after the applicable Milestone Payment Amount shall become due and payable; or

(nn)      material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is expressly addressed elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of sixty (60) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, (i) the Rights Agent by notice in writing to Parent or (ii) the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), may, in their discretion and at their own expense, commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits).

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such legal proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, shall waive all defaults that are the subject of such legal proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding in accordance with Section 7.6.

Limitations on Suits by Holders. Subject to the last sentence of this Section 6.3, no Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, including in the case of an Event of Default, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights, such rights may only be exercised by the Acting Holders subject to Section 6.4 and satisfaction of the following conditions: (i) the Acting Holders previously shall have given to the Rights Agent written notice of default, (ii) the Acting Holders shall have made written request upon the Rights Agent to commence such proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.4. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date shall not be impaired or affected without the consent of such Holder.

Control by Acting Holders. Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall be in accordance with Legal Requirement and the provisions of this Agreement; provided, further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by its own counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

OTHER PROVISIONS OF GENERAL APPLICATION

Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (d) if sent by email transmission after 5:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that no bounceback or similar “undeliverable” message is received by such sender); provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[●]

With a copy to (which shall not constitute notice):

[●]

If to Parent, to it at:

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attn: General Counsel

Email: legal.americas@zimmerbiomet.com

with a copy to (which shall not constitute notice):
Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Telephone No.: (202) 637-5600

Attention: Joseph Gilligan, Jessica Bisignano

Email: joseph.gilligan@hoganlovells.com,

jessica.bisignano@hoganlovells.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Parent Successors and Assigns. The Parent may not assign this Agreement without the prior written consent of the majority of the Acting Holders; provided that Parent may, without such consent, assign this Agreement (a) in connection with a (i) Change of Control of Parent, (ii) a Carve-Out Transaction, in each case in accordance with Section 4.8, or (b) to one or more direct or indirect controlled Affiliates of Parent; provided that in the case of (b) Parent remains jointly and severally liable. Any assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 7.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and permitted assignees. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than Parent and the Rights Agent) any right, benefit, legal or equitable right, claim or remedy of any nature whatsoever under or by reason of this Agreement, except for Parent’s successors and permitted assignees, each of whom is intended to be, and is, a third party beneficiary hereunder; provided that the Holders shall be considered third party beneficiaries solely to the extent set forth in Article 6. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. The Holders shall have no rights except the contractual rights as are expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Jurisdiction; WAIVER OF JURY TRIAL. In any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby each of Parent, the Rights Agent and the Holders irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if (but only if) such court lacks subject matter jurisdiction, any state or federal court within the State of Delaware (collectively, the “Delaware Courts”). Each of Parent, the Rights Agent and the Holders (i) irrevocably and unconditionally consent and submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and (ii) irrevocably consent to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.1 or Section 7.2, as applicable; provided, however, that nothing in this Section 7.6 shall affect the right of any party to serve legal process in any other manner permitted by applicable Legal Requirements. Each of Parent, the Rights Agent and the Holders irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum or lack of jurisdiction to the maintenance of such action or proceeding in the Delaware Courts. Each of Parent, the Rights Agent and the Holders agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Obligation of Parent. Parent shall cause Merger Sub and the Surviving Corporation to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Merger Sub herein apply to the Surviving Corporation from and after the Effective Time.

Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (i) this Agreement shall govern and be controlling with respect to CVR matters only, and (ii) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by email shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Termination. This Agreement will be terminated and of no force or effect and the parties hereto will have no liability or obligation to make any payments hereunder (other than with respect to monies due and owing by Parent to the Rights Agent), upon the earliest to occur of (a) the payment by the Rights Agent to each Holder of all of the Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders and (c) the last applicable Milestone Expiration Date. For the avoidance of doubt, the termination of this Agreement will not affect or limit the right to receive the Milestone Payment Amounts under Section 2.4 to the extent earned prior to termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZIMMER BIOMET HOLDINGS, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

Schedule A

Revenue Achievement	Threshold Amount
50%	5% of applicable Milestone Payment
75%	10% of applicable Milestone Payment
80%	With respect to (i) the Third Milestone 12% of Third Milestone Payment, (ii) the Fourth Milestone, 12% of the Fourth Milestone Payment and (iii) the Fifth Milestone, 10% of the Fifth Milestone
85%	With respect to (i) the Third Milestone 14% of Third Milestone Payment, (ii) the Fourth Milestone, 14% of the Fourth Milestone Payment and (iii) the Fifth Milestone, 10% of the Fifth Milestone
90%	20% of applicable Milestone Payment
95%	50% of applicable Milestone Payment
96%	60% of applicable Milestone Payment
97%	70% of applicable Milestone Payment
98%	80% of applicable Milestone Payment
99%	90% of applicable Milestone Payment
100%	100% of applicable Milestone Payment

ANNEX I

FORM OF CERTIFICATE OF INCORPORATION OF
THE SURVIVING CORPORATION

ANNEX I

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MONOGRAM TECHNOLOGIES INC.

ARTICLE I: NAME.

The name of this corporation is Monogram Technologies Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III: DEFINITIONS.

As used in this Restated Certificate (the “Restated Certificate”), the following terms have the meanings set forth below:

“Board” means the Board of Directors of the Corporation.

“Family Member” means, with respect to any individual, such individual’s parents, spouse, and descendants (whether natural or adopted) and any trust or other vehicle formed for the benefit of, and controlled by, such individual and/or any one or more of them.

“Personal Friend” means, with respect to any individual, an individual with whom such individual has a pre-existing relationship extending beyond a relationship related to that individual’s business or professional activities.

“Control” (including with correlative meaning, “Controlled by”) means (i) with respect to a Person that is a company or corporation, the ownership, directly or indirectly through one or more intermediaries, of more than 50% of the voting rights attributable to the shares of capital stock of that company or corporation and more than 50% of all capital stock of that company or corporation; (ii) with respect to a Person that is not a company or corporation, the ownership, directly or indirectly through one or more intermediaries, of more than 50% of the equity capital of that Person and the power to direct or cause the direction of its management and policies.

“Person” means any individual, corporation, partnership, limited liability company, trust or other entity.

ARTICLE IV: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

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ARTICLE V: AUTHORIZED SHARES.

The total number of shares of all classes of stock that the Corporation has authority to issue is 150,000,000, consisting of (a) 90,000,000 shares of Common Stock, par value of $0.001 per share and (b) 60,000,000 shares of undesignated Preferred Stock, par value of $0.001 per share.

A.            COMMON STOCK.

The following rights, powers and privileges and restrictions, qualifications, and limitations apply to the Common Stock.

1.            General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock that may exist.

2.            Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.            Dividends. Subject to and without limiting the rights of the holders of Preferred Stock to receive concurrent dividends that may exist (other than dividends on shares of Common Stock payable in shares of Common Stock), the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Such dividends shall not be cumulative.

B.            PREFERRED STOCK.

1.            General. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the undesignated shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of shares of Preferred Stock may provide that such shares may be exchanged for shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and may also provide for the redemption or purchase of such shares by the Corporation. The Corporation has designated one such series, 8.00% Series D Convertible Cumulative Voting Preferred Stock, comprising 6,000,000 authorized shares, par value $0.001 per share, having the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions as set forth on the Certificate of Designation of Preference, Rights and Limitations attached hereto as Exhibit A.

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ARTICLE VI: PREEMPTIVE RIGHTS.

No stockholder of the Corporation has a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and the stockholder.

ARTICLE VII: THE BOARD OF DIRECTORS

A.            ANNUAL MEETING. The annual meeting of the stockholders for the election of directors to serve on the Board and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined solely by the resolution of the Board in its sole and absolute discretion.

B.            CLASSES AND TERM OF DIRECTORS.

1.            Classes of Directors. The Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

2.            Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

3.            Vacancies. Vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of directors shall be solely filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. A director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

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ARTICLE VIII: BYLAW PROVISIONS.

A.            AMENDMENT OF BYLAWS. Subject to any additional vote required by this Restated Certificate or bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

B.            NUMBER OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the number of directors of the Corporation will be determined in the manner set forth in the Bylaws.

C.            REMOVAL OF DIRECTORS. Subject to any additional vote required by this Restated Certificate, the process for removal of directors of the Corporation will be determined in the manner set forth in the Bylaws.

D.            BALLOT. Elections of directors need not be by written ballot unless the Bylaws so provide.

E.            MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE IX: DIRECTOR LIABILITY.

A.            LIMITATION. To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law or any other law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any amendment, repeal or modification of the foregoing provisions of this Article IX.A by the stockholders will not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

B.            INDEMNIFICATION. The following indemnification provisions shall apply to the Persons enumerated below.

1.            Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Person, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article IX.B, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

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2.            Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article IX.B or otherwise.

3.            Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article IX.B is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.            Indemnification of Employees and Agents. Without limiting the mandatory provisions of Section 1 of this Article IX.B, the Corporation may indemnify and advance expenses to any Person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of any employee or agent (other than any director or officer of the Corporation) shall be made in such manner as is determined by the Board in its sole discretion. In no event shall the Corporation be required to indemnify a Person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

5.            Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.            Non-Exclusivity of Rights. The rights conferred on any person by this Article IX.B shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws, any agreement or pursuant to any vote of stockholders or disinterested directors or otherwise.

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7.            Other Indemnification. The Corporation’s obligation, if any, to indemnify any Person who was or is serving at its request as a director, officer or employee of another Person shall be reduced by any amount the indemnified Person may collect as indemnification from such other Person.

8.            Insurance. The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article IX.B; and (ii) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article IX.B.

9.            Amendment or Repeal. Any amendment, repeal or modification of the foregoing provisions of this Article IX.B shall not adversely affect any right or protection hereunder of any Person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such Indemnified Person’s heirs, executors and administrators.

ARTICLE X: CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. “Excluded Opportunity” means any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related Person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XI: EXCLUSIVE FORUM.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby. Notwithstanding the foregoing, the above forum selection clause will not apply to any action asserting claims under the Securities Act of 1933 or Securities Exchange Act of 1934.

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EXHIBIT A

MONOGRAM TECHNOLOGIES INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

8.00% SERIES D CONVERTIBLE CUMULATIVE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

MONOGRAM TECHNOLOGIES INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted the Board of Directors of the Corporation, which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of preferred Stock designated as the 8.00% Series D Convertible Cumulative Preferred Stock, par value $0.001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of 8.00% Series D Convertible Cumulative Voting Preferred Stock is hereby approved as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accruing Dividends” means, as of any date, with respect to any share of Series D Preferred Stock, all dividends that have accrued on such share, whether or not declared, but that have not, as of such date, been paid (or not yet accreted).

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933. For the avoidance of doubt, with respect to any Holder that is an investment fund or other investment vehicle, such Holder shall be deemed not to be an Affiliate of (i) any portfolio company of such Holder or its Affiliates or (ii) any limited partner of any such Holder or its Affiliates.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Date” means the date on which the Series D Preferred Stock is converted pursuant to Section 6.

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“Conversion Ratio” means one (1) shares of Common Stock for each share of Series D Preferred Stock, subject to adjustment as provided herein.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series D Preferred Stock.

“Issuance Date” means on or after July 12, 2024.

“Liquidation” shall have the meaning set forth in Section 4.

“Liquidation Preference” shall have the meaning set forth in Section 4.

“Original Per Share Price” means $2.25 per share.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means Holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single class.

“Series D Preferred Stock” shall have the meaning set forth in Section 2.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the applicable

“Signing Date” means the effective date of that certain Securities Purchase Agreement for the purchase and sale of the Series D Preferred Stock.

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“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“Trading Market” means whichever of the NASDAQ Capital Market, the NASDAQ Global Select Market, the NASDAQ Global Market, the New York Stock Exchange, the American Stock Exchange or a trading tier of OTC Markets Group, Inc. on which the Common Stock is listed or quoted for trading on the date in question.

Section 2. Designation, Amount and Par Value.

(a) This series of preferred stock shall be designated as the 8.00% Series D Convertible Cumulative Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”). The Series D Preferred Stock shall be perpetual, subject to the provisions of Sections 5 and 8 hereof, and the authorized number of shares of the Series D Preferred Stock shall be 6,000,000 shares. The number of shares of Series D Preferred Stock may be increased from time to time pursuant to the provisions of Section 10(c) hereof and any such additional shares of Series D Preferred Stock shall form a single series with the Series D Preferred Stock. Each share of Series D Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series D Preferred Stock.

(b) The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series D Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series D Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of the shares of Series D Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

(a) Dividends on all issued and outstanding shares of Series D Preferred Stock will be cumulative, and Holders of the Series D Preferred Stock will be entitled to receive such cumulative dividends in the amount of will be entitled to receive cumulative dividends in the amount of $0.045 per share each quarter or $0.18 per year, which is equivalent to the annual rate of eight percent (8.00%) of the $2.25 liquidation preference per share described in Section 4 hereof (the “Accruing Dividends”). Dividends on shares of the Corporation’s Series D Preferred Stock will continue to accrue even if any of the Corporation’s agreements prohibit the current payment of dividends, or the Corporation does not have earnings. Dividends may be paid in cash or in kind in the form of common stock of the Corporation, at the Corporation’s discretion. The number of shares of Common Stock of dividends being paid in kind shall be calculated based upon the closing price of Common Stock in the Trading Market at the close of regular way trading hours on the last Trading Day of the most recently ended fiscal quarter. Such Accruing Dividends are to be paid quarterly (including for any partial quarters) on the last day of each quarter beginning in the quarter of the Issuance Date according to the wiring instructions provided by the Holder.

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(b) Dividends on the Series D Preferred Stock shall accrue daily and be cumulative from, and including, the date of original issue and shall be payable quarterly on the 15th day of each January, April, July and October (each such payment date, a “Dividend Payment Date,” and each such quarterly period, a “Dividend Period”); provided that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. The first dividend on the Series D Preferred Stock is scheduled to be paid on October 15, 2024 in the amount of $0.47 per share of Series D Preferred Stock (which is based on the assumption of a first issue date of July 12, 2024) to the persons who are the holders of record of the Series D Preferred Stock at the close of business on the corresponding record date, which will be October 1, 2024. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series D Preferred Stock at the close of business on the applicable record date, which shall be the 1st day of each January, April, July and October, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).

(c) Unless full cumulative dividends on the Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of Common Stock or in shares of any series of preferred stock that the Corporation may issue ranking junior to the Series D Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of any Junior Stock (as defined in Section 9) or Parity Stock (as defined in Section 9) the Corporation may issue, nor shall any other dividend be declared or made upon such shares of Junior Stock or Parity Stock. In addition, no shares of any Junior Stock or Parity Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except as by conversion into or exchange for shares of Junior Stock the Corporation may issue).

(d) Holders of Series D Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series D Preferred Stock as described in this Section 3. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4. Liquidation.

The liquidation preference for each share of the Corporation’s Series D Preferred Stock is $2.25. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”) the Holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive the liquidation preference with respect to their shares plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Liquidation Preference”).

Section 5. [Reserved]

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Section 6. Conversion.

(a) Mandatory Conversion. Subject to the limitations set forth in Section 6(e), at any time after issuance upon the occurrence of any of the following events, the Corporation shall have a right to direct the mandatory conversion (the “Mandatory Conversion”) of the Series D Preferred Stock: (i) a change in control, (ii) if the closing price of the Common Stock closes at or above $2.8125 per share for ten (10) consecutive trading days ending and including the applicable Mandatory Conversion Notice Date (as defined below), or (iii) if the Corporation consummates a firm commitment public offering of Common Stock for gross proceeds of at least $15 million at an offering price per share equal to or greater than $3.375, with each of clauses (ii) and (iii) being subject to adjustment pursuant to Section 7. The Corporation may exercise its right to require a Mandatory Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the Holders of the Series D Preferred Stock (the “Mandatory Conversion Notice” and the date all of the Holders of Series D Preferred Stock received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall (x) state the date on which the Mandatory Conversion shall occur (the “Mandatory Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Mandatory Conversion Notice Date, and (y) state the aggregate number of shares of the Series D Preferred Stock which are being converted in such Mandatory Conversion from the Holder and all of the other Holders of the Series D Preferred Stock pursuant to this Section 6(a) on the Mandatory Conversion Date. If the Corporation has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 6(c)(ii) shall apply.

For purposes of this Section 6, a “Change of Control” is deemed to occur when, after the original issuance of the Series D Preferred Stock, the following have occurred:

•         the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or

•         the consummation of any transaction or series of related transactions (including, without limitation, any merger, arrangement, amalgamation or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of the Common Stock entitled to vote generally in the election of the Corporation’s directors, measured by voting power rather than number of shares of Common Stock; and provided, that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition

(b) Conversions at Option of Holder. At any time after the original issuance date, subject to the limitations set forth in Section 6(e), a Holder may convert all, or any portion of its Series D Preferred Stock, at the Conversion Ratio, subject to adjustment pursuant to Section 7.

(c) Mechanics of Conversion.

(i) Notice of Conversion. Holders shall effect conversions by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of the number of shares of Series D Preferred Stock to be converted, the number of shares of Series D Preferred Stock owned prior to the conversion at issue, and the number of shares of Common Stock to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal At Custodian system (a “DWAC Delivery”). The date on which such a conversion shall be deemed effective (an “Optional Conversion Date”, and together with the Mandatory Conversion Date, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

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(ii) Delivery of Electronic Issuance Upon Conversion. Not later than the earlier of (x) two (2) Trading Days and (y) the Standard Settlement Period, in each case after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system or (b) if the shares of Series D Preferred stock being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the Holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series D Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(iii) Obligation Absolute. Subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(c)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(c)(ii) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series D Preferred Stock equal to the number of shares of Series D Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series D Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series D Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(ii).

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(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Preferred Stock. Such reservation shall comply without regard to the provisions of Section 6(e). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series D Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Common Stock.

(vii) Transfer Taxes. The issuance of book entry notations for shares of the Common Stock upon conversion of the Series D Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Status as Stockholder. Upon each Conversion Date in which the Series D Preferred Stock converts into Common Stock: (i) the shares of Series D Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Preferred Stock.

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(e) Limitations on Conversion. Except as set forth in this Section 6(e), a Holder shall not have the right to convert any portion of the Series D Preferred Stock and such Series D Preferred Stock shall not be automatically converted, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates, any other Persons acting as a group together, and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of the Series D Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Annual Report on Form 10-K, Proxy Statement, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, where such request indicates that it is being made pursuant to this Section 6(e), the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Stock, by a Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Corporation, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and not to any other holder of Series D Preferred Stock. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert Series D Preferred Stock pursuant to this Section 6(e) shall have any effect on the applicability of the provisions of this Section 6(e) with respect to any subsequent determination of whether Series D Preferred Stock may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations set forth in this Section 6(e) shall not apply to any conversions of the Series D Preferred that occur prior to and expressly in connection with a Deemed Liquidation Event.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series D Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(c) Notice to the Holders.

(i) Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series D Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice; and provided further, that in each case, the Corporation will only be required to provide such information to the Holder if such information shall have be made known to the public prior to or in conjunction with such notice being provided to the Holder.

Section 8. Redemption.

(a) General. Unless prohibited by Delaware law governing distributions to stockholders, the Corporation may, at its option, upon not less than fifteen (15) days’ nor more than sixty (60) days’ written notice (each a “Redemption Notice”), redeem the Series D Preferred Stock, in whole or in part, by paying the applicable redemption price as set forth below (in each case, plus any Accruing Dividends, the “Redemption Price”):

(i) From the original issuance date until, and including the 180th day following the original issuance date, $4.50 per share of Series D Preferred Stock.

(ii) From and including the 181st day following the original issuance date to and including the date that is the third anniversary of the original issuance date, $3.9375 per share of Series D Preferred Stock.

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(iii) At any time thereafter, $3.375 per share of Series D Preferred Stock.

In addition to setting forth the applicable Redemption Price, the Redemption Notice shall specify the date fixed for redemption (such date, the “Redemption Date”). The Redemption Notice shall also state:

(i) the number of shares of Series D Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Price;

(iii) the date upon which the Holder’s right to convert such shares terminates (which shall be the date that is one Business Day immediately preceding the Redemption Date); and

(iv) for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series D Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the Redemption Date, each Holder of shares of Series D Preferred Stock to be redeemed on the Redemption Date, unless such Holder has exercised his, her or its right to convert such shares as provided in Section 6, shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series D Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series D Preferred Stock shall promptly be issued to such Holder.

(d) Interest. If any shares of Series D Preferred Stock are not redeemed for any reason on the Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to 10% (increased by one percent (1%) each month following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the Redemption Date to the extent permitted by law.

(e) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price (including any accrued and unpaid interest as provided in Section 8(d) above) payable upon redemption of the shares of Series D Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series D Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series D Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price (plus accrued and unpaid interest as provided in Section 8(d) above) upon surrender of any such certificate or certificates therefor.

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Section 9. Ranking. The Series D Preferred Stock will rank: (i) senior to all of the Corporation’s common stock, including the Common Stock, and any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank junior to the Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Junior Stock”); (ii) equal to any shares of equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with the Series D Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (“Parity Stock”); (iii) junior to all of the Corporation’s existing and future indebtedness.

Section 10. Voting Rights. The Series D Preferred Stock shall have no voting rights, except as set forth in this Section 10.

(a) Unless the Corporation has received the approval of a majority of the votes entitled to be cast by the holders of outstanding Series D Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, the Corporation will not:

•         authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon the Corporation’s voluntary or involuntary liquidation, dissolution or winding up, or reclassify any of the Corporation’s authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•         amend, alter or repeal the provisions of the Corporation’s charter, including the terms of the Series D Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect the powers, privileges or special rights of the Series D Preferred Stock, except that, with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the Series D Preferred Stock remains outstanding with the terms of the Series D Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, the Corporation may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such event will not be deemed to materially and adversely affect the powers, privileges or special rights of the Series D Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of the Series D Preferred Stock receive the greater of the full trading price of the Series D Preferred Stock on the date of an event described in the second bullet point immediately above or the $2.25 per share of the Series D Preferred Stock liquidation preference plus all accrued and unpaid dividends (either in cash or in kind) thereon pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock disproportionately relative to any other class or series of parity preferred stock, the affirmative vote of the holders of at least a majority of the outstanding shares of the Series D Preferred Stock, voting as a separate class, will also be required.

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(b) The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series D Preferred Stock:

•         any increase in the total number of authorized shares of all capital stock or the total number of authorized shares of common stock or preferred stock, any increase or decrease in the number of authorized shares of Series D Preferred Stock, the issuance of additional shares of Series D Preferred Stock or, the creation or issuance of any other class or series of capital stock or, any increase in the number of authorized shares of any other class or series of capital stock, provided, in each case, such class or series capital stock ranks on parity with or junior to the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up; or

•       the amendment, alteration or repeal or change of any provision of our certificate of incorporation, including the certificate of designation establishing the Series D Preferred Stock, as a result of a merger, consolidation, reorganization or other business combination, if the Series D Preferred Stock (or shares into which the Series D Preferred Stock have been converted in any successor entity to us) remain outstanding with the terms thereof materially unchanged.

(c) The Board reserves the right from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of Series D Preferred Stock then outstanding) the number of shares that constitute the Series D Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Sixth Amended Certificate of Incorporation.

Section 11. Miscellaneous.

(a) Preemptive Rights. No holder of Series D Preferred Stock will, as a holder of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for the Corporation’s Common Stock or any of its other securities.

(b) Sinking Fund. The Series D Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series D Preferred Stock granted hereunder may be waived as to all shares of Series D Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series D Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

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(e) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(g) Status of Converted Series D Preferred Stock. If any shares of Series D Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER
IN ORDER TO CONVERT SHARES OF SERIES D PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series D Preferred Stock indicated below, represented by stock certificate No(s). (the “Preferred Stock Certificates”), into shares of common stock, par value $0.001 per share (the “Common Stock”), of Monogram Technologies Inc. a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of 8.00% Series D Convertible Cumulative Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on July 9, 2024.

The undersigned Holder’s right to convert the shares of Series D Preferred Stock is subject to the Maximum Percentage described in Section 6(e) of the Certificate of Designation. Therefore, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with any Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock subject to this Notice of Conversion, but excluding (i) conversion of the remaining, unconverted portion of the Series D Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, is 19.99%.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series D Preferred Stock owned prior to Conversion:

Number of shares of Series D Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

Or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

HOLDER

By:

Name:

Title:

Date: